UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Fischer Imaging Corporation
(Name of Registrant as Specified In Its Charter)

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[Logo]

12300 North Grant Street

Denver, Colorado 80241

(303) 452-6800

July      , 2005

Dear Fischer Imaging Stockholder:

On behalf of the Board of Directors of Fischer Imaging Corporation, I urge you to consider carefully and to approve the Asset Purchase Agreement providing for the sale of substantially all of the intellectual property rights relating to our mammography business and products, including rights to our SenoScan digital mammography and MammoTest stereotactic breast biopsy systems, to Hologic, Inc. (“Hologic”), which is described in the attached proxy materials.

During 2004, we implemented an operating plan intended to return our company to sustainable positive cash flow from operations.  Key components of this plan included increasing revenues and improving our operating efficiencies and supply chain costs in order to reduce cost of sales, improve gross margins, and lower our overall operating costs as a percentage of revenues.  Further, our planned improvement to our revenues and profit margin was dependent on improving the performance and reliability of our SenoScan product through a redesign of this product.

Following our significant losses and negative cash flows from operations during 2004 and delays in the SenoScan redesign program, we sought to raise capital to finance our operations.  During the first quarter of 2005, we completed a financing for $7 million.  At that time we anticipated that the proceeds from this financing would be sufficient to fund our operations until the completion and launch of the redesigned SenoScan product.  Due to our difficulties in reducing costs, further delays in the SenoScan redesign program and the resulting revenue losses and other negative developments, however, we now face severe liquidity issues.

We believe that it is in the best interests of our stockholders to sell the intellectual property relating to our mammography business and products, which represents substantially all of our assets.  We anticipate using the proceeds from the asset sale to pay outstanding obligations, to satisfy our operational responsibilities in respect of other obligations, and to continue exploring strategic alternatives for both our radiology, electrophysiology and surgical business and our service business, with its associated warranty obligations.  We believe that the asset sale to Hologic provides the best opportunity for Fischer and it's stockholders.  If stockholders do not approve the asset sale, we will not have the funds to continue to operate our business.

Attached is a Notice of Special Meeting of Stockholders and a proxy statement containing a discussion of the background, reasons for, and terms of the asset sale.  A copy of the Asset Purchase Agreement is attached as an annex to the proxy statement.

We need the approval of the holders of a majority of our outstanding shares of common stock to approve the asset sale.  All stockholders are invited to attend the special meeting.  Whether or not you plan to attend the special meeting, please take a few moments to vote now.  To vote, please mark, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as promptly as possible.

On behalf of Fischer Imaging Corporation, thank you for your consideration of this proposal.

Regards,

Dr. Gail Schoettler
Chair of the Board of Directors

LOGO

12300 North Grant Street

Denver, Colorado 80241

(303) 452-6800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [        ], 2005

Notice is hereby given that the Special Meeting of Stockholders of Fischer Imaging Corporation, a Delaware corporation (“Fischer”), will be held at Fischer’s principal executive offices located at 12300 North Grant Street, Denver, Colorado 80241, on [         ], [          ], 2005 at [       ], for the following purposes (as more fully described in the proxy statement accompanying this notice):

(1)                                  To approve the Asset Purchase Agreement, dated as of June 22, 2005, between Fischer and Hologic, Inc. and the sale of substantially all of the intellectual property rights relating to Fischer’s mammography business and products, including the rights to Fischer’s SenoScan digital mammography and MammoTest stereotactic breast biopsy systems, which assets represent substantially all the assets of Fischer; and

(2)                                  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on [        ], 2005, will be entitled to notice of, or to vote at, the meeting or any adjournment or postponement thereof.  A list of stockholders entitled to vote at the meeting will be available for inspection at Fischer’s executive offices.

All stockholders are invited to attend the meeting in person.  Whether or not you expect to be present at the meeting, please complete, sign and date the enclosed proxy and return it promptly to ensure your representation at the meeting.  A return envelope has been enclosed for that purpose.  Even if you have given your proxy, you still have the power to revoke it at any time, and you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely,

David Kirwan Secretary

Denver, CO

        , 2005

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY; COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE; AND RETURN IT IN THE ENCLOSED ENVELOPE.

TABLE OF CONTENTS

SUMMARY
The Proposed Asset Sale
Recommendation of the Board of Directors
Votes Required
Fischer’s Reasons for the Asset Sale
Opinion of Fischer’s Financial Advisor
Secured Loan from Hologic
Use of Proceeds
Conditions to the Completion of the Asset Sale
Termination of the Purchase Agreement
Risk Factors
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
QUESTIONS AND ANSWERS
RISK FACTORS
Risks Related to the Asset Sale
Risks Related to Fischer’s Business
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING
Time and Place
Purpose of the Special Meeting
Record Date
Outstanding Shares Held of Record Date
Shares Entitled to Vote
Quorum Requirement
Votes Necessary to Approve the Purchase Agreement and Asset Sale
Voting Your Proxy
Revoking Your Proxy
Voting in Person
Broker Non-votes
Solicitation
Other Matters

THE PROPOSED ASSET SALE
General
Background of the Asset Sale
Fischer’s Reasons for the Asset Sale
Board Recommendation
Fairness Opinion of Fischer’s Financial Advisor
Use of Proceeds
Activities of Fischer Following the Asset Sale
Appraisal Rights
Material U.S. Federal Income Tax Consequences
Regulatory Approvals
THE ASSET PURCHASE AGREEMENT
Parties to the Asset Sale
Assets to be Sold Pursuant to the Purchase Agreement
Purchase Price
Retained Liabilities
Loan from Hologic to Fischer
Representations and Warranties
Covenants
License Back to Fischer
Conditions to the Completion of the Asset Sale
Closing Date
Termination of the Purchase Agreement
Effects of Termination
Indemnification
Fischer’s Post Closing Covenants
INFORMATION ABOUT FISCHER
SELECTED FINANCIAL DATA
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS FOR THE 2006 PROXY STATEMENT
WHERE YOU CAN FIND MORE INFORMATION

ii

INDEX TO FINANCIAL STATEMENTS

ANNEX A - Asset Purchase Agreement
ANNEX B - Preliminary Opinion of St. Charles Capital, LLC

iii

SUMMARY

This summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposal presented in this proxy statement. You should read the entire proxy statement carefully, including the annexes attached hereto. For your convenience, cross references are included to direct you to a more complete description of the topics described in this summary.

The Proposed Asset Sale

On June 22, 2005, Fischer Imaging Corporation (“Fischer”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Hologic, Inc. (“Hologic”) in which Fischer agreed to sell to Hologic all of Fischer’s intellectual property rights related to its mammography business and products, including rights to Fischer’s SenoScan® digital mammography and MammoTest® stereotactic breast biopsy systems (the “Mammography Assets”).  Fischer agreed to sell the Mammography Assets, which represent substantially all of Fischer’s assets, to Hologic for a cash purchase price of $32.0 million (the “Asset Sale”).  Hologic has agreed to grant Fischer a non-exclusive limited license to use certain Mammography Assets necessary for Fischer to continue to service and support, and satisfy warranty obligations on, the installed base of SenoScan and MammoTest systems; to maintain contractual obligations for providing MammoTest and SenoScan systems to Ethicon Endo-Surgery Europe (a subsidiary of Johnson & Johnson, Inc., “EES”) and Philips Medical Systems DMC GmbH (“Philips”), respectively; and to carry out certain activities with respect to Fischer’s radiology, electrophysiology and surgical (“RE&S”) business.  See “The Asset Purchase Agreement” beginning on page 34.

Fischer’s stockholders are being asked to approve the Purchase Agreement and the Asset Sale.  The Purchase Agreement is attached as Annex A to this proxy statement.  Fischer encourages all stockholders to read the Purchase Agreement carefully and fully as it is the legal document that governs the Asset Sale.

Recommendation of the Board of Directors

The Board of Directors of Fischer (the “Board”) believes that the terms of the proposed Purchase Agreement and Asset Sale are expedient and for the best interests of Fischer and its stockholders and recommends a vote FOR this proposal.  See “The Proposed Asset Sale – Board Recommendation” beginning on page 18.

Votes Required

The approval of the Purchase Agreement and Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Fischer entitled to vote thereon.  See “Information About the Special Meeting and Voting – Votes Necessary to Approve the Purchase Agreement and Asset Sale” beginning on page 15.

This Proxy Statement and the enclosed proxy are being mailed to all stockholders entitled to vote at the Special Meeting on or about [        ], 2005.

Fischer’s Reasons for the Asset Sale

Fischer agreed to sell the Mammography Assets to Hologic after evaluating the alternatives that were available to address a significant, and ultimately urgent, liquidity problem.  A combination of factors including, but not limited to, continuing losses and negative cash flows and delays in the redesign of Fischer’s SenoScan product and corresponding revenue shortfalls, left Fischer with insufficient cash reserves to continue operations.  Fischer selected the Asset Sale described above from the alternatives it was pursuing as offering the best value to stockholders. See “The Proposed Asset Sale - Background of the Asset Sale” beginning on page 18.

Opinion of Fischer’s Financial Advisor

In making its determination with respect to the Purchase Agreement and Asset Sale, Fischer’s Board relied upon, among other factors, the opinion of its financial advisor St. Charles Capital, LLC (“St. Charles”) with respect to the Asset Sale.  The Board received a preliminary opinion, dated June 22, 2005, from St. Charles to the effect that, as of that date and based on and subject to the assumptions and qualifications described in its opinion, the price to be paid to Fischer for the Mammography Assets was fair, from a financial point of view, to Fischer.  The opinion, which is attached as Annex B to this proxy statement, sets forth the procedures followed, assumptions made, matters considered and the review undertaken in connection with the opinion.  St. Charles has agreed to deliver its final opinion as to the fairness of the transaction to Fischer and its stockholders at or about the date of mailing of this proxy statement.  See “The Proposed Asset Sale – Fairness Opinion of Fischer’s Financial Advisor” beginning on page 26.

Secured Loan from Hologic

In connection with the execution of the Purchase Agreement, Fischer entered into a $5.0 million interest bearing secured term loan with Hologic pursuant to a Loan Agreement, Promissory Note, Security Agreement, Patent Security Agreement and Trademark Security Agreement, each dated as of June 22, 2005.  If the closing of the Asset Sale occurs as anticipated, Fischer will likely use most of this loan for working capital purposes.  Significant delays in the special meeting and the closing of the transaction, however, could result in the proceeds of the loan being insufficient to support operations through closing.  The promissory note bears interest at a rate based on the Prime Rate as quoted in the Wall Street Journal plus 2% per annum.  All amounts outstanding under the promissory note will be deducted from the purchase price payable by Hologic at the closing of the Asset Sale.  See “The Asset Purchase Agreement - Loan from Hologic to Fischer” beginning on page 35.

Use of Proceeds

The cash proceeds from the Asset Sale will be reduced by amounts outstanding and due to Hologic under the $5 million secured term loan.  The remaining proceeds from the Asset Sale will be used to pay outstanding obligations, to satisfy operational responsibilities in respect of other obligations (including service and warranty obligations and obligation under the EES and Philips agreements); and to continue exploring strategic alternatives for Fischer’s RE&S business and its service business, with associated warranty obligations.  Amounts, if any, remaining after these payments and uses and after making adequate reserves for contingent liabilities would be distributed to stockholders.  See “The Proposed Asset Sale - Use of Proceeds” beginning on page 32.

Conditions to the Completion of the Asset Sale

Completion of the Asset Sale requires, among other things, the approval of stockholders holding a majority of Fischer’s outstanding shares of common stock.  Additional conditions to the closing of the Asset Sale include obtaining the consent of Fischer’s landlord, JN Properties, a company controlled by Morgan Nields, a substantial stockholder and former director, chair of the Board, chief executive officer and chief technology officer of Fischer, and satisfication or waiver by Fischer or Hologic of customary conditions set forth in the Purchase Agreement.  See “The Asset Purchase Agreement – Conditions to the Completion of the Asset Sale” on page 41.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated by Fischer or Hologic in certain circumstances, in which case the Asset Sale will not be completed.  Fischer has agreed to pay a termination fee of between $800,000 and $1,280,000 if the asset sale of the Purchase Agreement is terminated in certain circumstances prior to the completion of the transaction.  See “The Asset Purchase Agreement – Termination of the Purchase Agreement; Effect of Termination” beginning on page 43.

Risk Factors

The Asset Sale and Fischer’s ongoing operations involve a number of risks, including:

Risks related to the Asset Sale:

•                  Fischer cannot be sure if or when the asset sale will be completed.

•                  Fischer will not know the timing or amount of distributions, if any, to be made to stockholders.

•                  Through the date of closing, Fischer will likely continue to experience negative cash flow and any delay in the closing process will decrease and may entirely eliminate the net funds available for distribution to stockholders.

•                  The amount of net proceeds available to stockholders will depend on negotiations with creditors and vendors and the lack of unanticipated creditor claims.

Risks related to Fischer’s business:

•                  Fischer is continuing to incur substantial losses and reductions in cash.

•                  If the Asset Sale is completed, Fischer will be left with significant liabilities and may not have sufficient capital to operate its remaining business.

•                  The announcement of the Asset Sale has had and will continue to have an adverse effect on Fischer’s relationships with customers, suppliers and employees.

•                  Fischer’s potential efforts to dispose of its retained businesses may be unsuccessful.

•                  There is substantial doubt as to whether Fischer can remain in business.

You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors” beginning on page 11.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

You should read the following Selected Consolidated Financial Data with the consolidated financial statements and related notes appearing elsewhere in this proxy statement.

	For the three months ended
	March 31, 2005	March 31, 2004	2004	2003	2002
			(in thousands, except per share data)
Consolidated Statement of Operations Data
Revenues	$14,454	$12,006	$64,040	$46,162	$45,110
Cost of goods sold	12,512	10,161	51,171	38,738	40,067
Gross profit	1,942	1,845	12,869	7,424	5,043
Operating expenses	5,748	1,271	24,917	22,784	20,237
(Loss) income from operations	(3,806)	(4,426)	(12,048)	(15,360)	(15,194)

Other financing (expense) (1)	(2,532)	—	—	—	—
Interest expense	(318)	(7)	(66)	(49)	(81)
Interest income	1	1	4	62	119
Patent settlement income (2)	—	—	5,150	900	24,950
Other (expense) income	78	(46)	39	34	(74)
Total other income (expense)	(6,577)	(52)	5,127	947	24,914
Provision (benefit) for income taxes	—	—	—	—	—
Net (loss) income	$(6,577)	$(4,478)	$(6,921)	$(14,413)	$9,720
Net (loss) income per common share:
Basic	$(0.70)	$(0.48)	$(0.74)	$(1.55)	$1.06
Diluted	$(0.70)	$(0.48)	$(0.74)	$(1.55)	$1.00

Balance Sheet Data (at end of period):
Working capital	$(3,981)	$4,965	$4,169	$9,405	$23,199
Total assets	33,250	32,186	31,374	32,348	41,079
Total long-term debt (credit facility)	7,211	158	1,454	223	1,181
Total stockholders’ equity	49	8,663	6,593	13,075	27,493

(1)           In conjunction with the senior secured promissory notes issued to ComVest, a warrant to purchase 2,000,000 shares of common stock at an exercise price of $4.25 per share was issued to ComVest, which was subsequently amended to include a put option.  The fair value of the stock warrant obligation as of March 31, 2005 was estimated using the Black-Scholes option-pricing model to be $4.3 million.  As required per APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the issuance proceeds must be allocated between the amount applicable to the debt and the amount applicable to the warrant based upon relative fair values of the debt and the warrants at issuance date.  As a result, Fischer increased “Debt issue costs” by $1.8 million.  The difference of $2.5 million between the amount allocated to “Debt issue costs” of $1.8 million and the fair value as of March 31, 2005 of $4.3 million was recognized as a non-cash “Other Financing Expense” in the Consolidated Income Statements for the three-months ended March 31, 2005.

(2)           During the second quarter of 2002, we settled a patent infringement lawsuit that we had filed against Thermo-Electron Corporation and Hologic, Inc. Under the $32.2 million settlement, we received $25.0 million in cash and recognized $0.9 in each of 2003 and 2004 in additional annual installments.  In June 2004, we received an accelerated final settlement payment of $4.3 million.

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and three months ended March 31, 2005 give effect to the Asset Sale as if it had been completed on January 1, 2004.  The unaudited pro forma consolidated balance sheet as of March 31, 2005 gives effect to the Asset Sale as if the transaction occurred on March 31, 2005.

The unaudited pro forma consolidated statements of operations and unaudited pro forma consolidated balance sheet were derived by adjusting the historical consolidated financial statements of Fischer, which include the results of the assets subject to the Asset Sale.  The unaudited pro forma consolidated balance sheet and consolidated statements of operations are provided for informational purposes only and should not be construed to be indicative of Fischer’s consolidated financial position or results of operations had the transactions been consummated on the date assumed and do not project Fischer’s consolidated financial position or results of operations for any future period or date.

The unaudited pro forma consolidated balance sheet and consolidated statements of operations and accompanying notes should be read in conjunction with Fischer’s historical consolidated financial statements and notes thereto included in Fischer’s Annual Report for the year ended December 31, 2004, its quarterly report for the quarter ended March 31, 2005 and Unaudited Consolidated Carve-Out Financial Statements of the Mammography Assets included herein.  Amounts are in thousands except per share data.

	Summary Unaudited Pro Forma Consolidated Three Months Ended March 31, 2005	Summary Unaudited Pro Forma Consolidated Year Ended December 31, 2004
Statement of Operations Data:
Revenues	$6,440	$28,960
Cost of sales	6,020	29,126
Gross profit	420	(166)
Operating expenses	3,510	16,132
Loss from operations	(3,090)	(16,298)
Other income (expense):
Other financing expense	(2,532)	—
Interest expense	(318)	(66)
Interest income	1	4
Other	78	39
Total other income (expense)	(2,771)	(23)
Loss before income taxes	(5,861)	(16,321)
Provision for income taxes	—	—
Net loss	$(5,861)	$(16,321)
Net loss per share:
Basic	$(0.62)	$(1.75)
Diluted	$(0.62)	$(1.75)

At March 31, 2005
Balance Sheet Data:
Cash and cash equivalents	$20,083
Working capital	23,513
Total assets	49,379
Total current and long-term debt	—
Total stockholders’ equity	27,543

QUESTIONS AND ANSWERS

SPECIAL MEETING

Q.	When and where will the Special Meeting of Stockholders take place?	A.

The Special Meeting will be held on [           ], 2005 at [     ], or at any adjournment or postponement thereof, at Fischer’s principal executive offices located at 12300 North Grant Street, Denver, Colorado 80241.

Q.	What is the purpose of the Special Meeting of Stockholders?	A.

On June 22, 2005, Fischer entered into a Purchase Agreement with Hologic, whereby Fischer will sell to Hologic, for cash, substantially all of the intellectual property rights relating to its mammography business and products, including rights to the SenoScan digital mammography and MammoTest stereotactic breast biopsy systems (the “Mammography Assets”). These assets constitute substantially all of Fischer’s assets. It is a condition to the closing of the Asset Sale that the Purchase Agreement and Asset Sale be approved by the holders of a majority of Fischer’s outstanding shares of common stock entitled to vote at the special meeting.

At the stockholder meeting, you will be asked to vote upon:

• a proposal to approve the Purchase Agreement and Asset Sale; and

• such other business as may properly come before the meeting or any adjournment or postponement thereof.

Q.	What vote is required to approve the matters to be voted upon at the Special Meeting of Stockholders?	A.

The Purchase Agreement and Asset Sale will be approved if the holders of a majority of the outstanding shares of common stock of Fischer entitled to vote on the proposal vote in favor of its approval. Each share of common stock entitles the holder thereof to one vote on the approval of the Purchase Agreement and Asset Sale and on any other matter properly brought before the stockholder meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval of the Purchase Agreement and Asset Sale.

Q.	What is the effect of a broker non-vote or my abstention?	A.

A broker non-vote occurs when shares held by a broker are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion. If you do not provide voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, but will not be voted in favor of the proposal to approve the Purchase Agreement. Shares not being voted as to a particular matter will be considered abstentions. Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Purchase Agreement and Asset Sale.

Q.	Can I change my vote?	A.	You may revoke or change your proxy at any time before the Special Meeting by following the directions set forth in “Information About the Special Meeting and Voting – Revoking Your Proxy.”

Q.	Where can I find more information?	A.	Additional information about Fischer can be obtained from the various sources described under “Where You Can Find More Information” in this proxy statement.

THE PROPOSED ASSET SALE

Q.	Why did Fischer enter into the Purchase Agreement?	A.	Fischer entered into the Purchase Agreement after evaluating a number of operating and strategic options intended to address a significant, and ultimately urgent, liquidity problem.

Q.	What will happen if the Purchase Agreement and Asset Sale are approved?	A.	If the Purchase Agreement and the Asset Sale are approved, Fischer will sell to Hologic, for cash, all of the Mammography Assets, which are substantially all of Fischer’s assets.

Q.	What will happen if the Purchase Agreement is not approved?	A.

Pursuant to the terms of the Purchase Agreement, if Fischer fails to obtain the required stockholder vote in favor of the Purchase Agreement, the Asset Sale will not occur, Fischer may need to pay a termination fee to Hologic and Fischer may not have sufficient funds to continue to operate.

Q.	What is the purchase price to be received by Fischer?	A.	The purchase price for the assets transferred pursuant to the Purchase Agreement is $32.0 million in cash. See “The Asset Purchase Agreement – Purchase Price.”

Q.	What are the material terms of the Purchase Agreement?	A.	In addition to the cash consideration Fischer will receive, the Purchase Agreement contains several other terms and provisions, including:

• Hologic’s provision of a term loan of $5.0 million, secured by the assets of Fischer;

• the repayment of principal and interest amounts outstanding under the term loan through deduction from the purchase price payable at closing;

•   the license back from Hologic to Fischer of certain Mammography Assets to enable Fischer to satisfy its obligations under agreements with Philips and EES, its service and warranty obligations and to carry out certain activities with respect to Fischer’s RE&S business;

•   Fischer has agreed not to solicit, initiate or encourage or engage in negotiations or discussions with a third party or agree to make a recommendation regarding specified transactions involving Fischer; subject to the ability of the Board to respond to unsolicited offers in a limited manner or pursue certain superior proposals as necessary to comply with its fiduciary duties;

• Fischer’s agreement to conduct its business in the ordinary course and subject to certain other restrictions during the period prior to closing of the Asset Sale;

• Fischer’s indemnification of Hologic for damages arising from certain liabilities, other than those being assumed by Hologic;

• the conditions to the obligations of Hologic and Fischer to close the Asset Sale, including the approval of the Purchase Agreement and Asset Sale by Fischer stockholders;

• provisions for fees payable upon termination of the agreement in certain circumstances; and

• the agreement by Fischer not to compete for a period of five years with Hologic.

Q.	Would the proceeds of the Asset Sale be distributed to the stockholders?	A.

No. If stockholders approve the Purchase Agreement and the Asset Sale and the transactions contemplated by the Purchase Agreement are consummated, the proceeds received by Fischer from Hologic in the Asset Sale would initially be used to pay outstanding obligations, including: repayment of principal and interest due under the $5.0 million term loan to Hologic through deduction in the purchase price payable at closing; payment of approximately $9.3 million to ComVest to satisfy Fischer’s debt and the anticipated payment in respect of a warrant put option held by ComVest; termination payments to employees and payment of accrued liabilities; and as working capital to continue to explore strategic alternatives for Fischer’s RE&S and service businesses. The Board intends to assess the availability of any remaining proceeds for distribution to stockholders as Fischer works through the process of satisfying its obligations and disposing of its remaining assets. See “The Proposed Asset Sale - Use of Proceeds.”

Q.	What will the activities of Fischer be after the Asset Sale?	A.

If the Asset Sale and Purchase Agreement are approved and the Asset Sale is completed, Fischer would have the cash received in the Asset Sale and would continue to service and support and satisfy the warranty obligations on the installed base of SenoScan and MammoTest systems and maintain contractual obligations by providing MammoTest and SenoScan systems to EES and Philips, respectively. Fischer would continue to explore strategic alternatives for the RE&S and service businesses and would take immediate steps to reduce its operating costs by reducing the number of employees to the bare minimum needed to continue its affairs, terminate contracts that are terminable, negotiate releases from remaining contractual arrangements and similar actions.

Q.	What does the Board recommend?	A.

The Board has determined that it is in the best interest of Fischer and its stockholders to enter into the Purchase Agreement and recommends a vote FOR approval of the Purchase Agreement and Asset Sale. See “The Proposed Asset Sale - Reasons for the Asset Sale.”

Q.	Why is the Board recommending the sale?	A.	In reaching its decision, the Board considered a number of factors, including:

• the failure of our operating plans to increase revenues, improve operating efficiencies and reduce manufacturing and supply chain costs;

• the urgent liquidity problem;

• the anticipated negative impact on Fischer’s business from trying to continue operations without sufficient funding;

• the reaction from key suppliers and creditors to Fischer’s inability to continue to make payments on a reasonably timely basis;

• the absence of viable alternative offers with greater value;

• the ability to consummate alternative offers to purchase assets from or invest in Fischer;

• the amount and nature of the consideration to be received under the Purchase Agreement;

• the opinion of Fischer’s financial advisor that the price to be paid in the Asset Sale is fair from a financial point of view to Fischer;

• the secured term loan to be received under the Purchase Agreement;

• the view of the Board regarding the probability that continuing to meet with potential investors or buyers would not result in higher offers; and

• the terms and conditions of the Purchase Agreement.

Q.	Do I have appraisal or dissenters’ rights in connection with the Asset Sale?	A.	Under Delaware law, appraisal and dissenters’ rights are not provided to stockholders in connection with the transaction contemplated by the Purchase Agreement.

Q.	What are the tax consequences of the Asset Sale to U.S. stockholders?	A.

The Asset Sale will not be taxable to U.S. stockholders. Distributions, if any, made by Fischer to U.S. stockholders will be taxable at the rate applicable to dividends. See “The Proposed Asset Sale - Material U.S. Federal Income Tax Consequences.”

Q.	When is the closing expected to occur?	A.	If the Asset Sale is approved and all conditions to completing the Asset Sale are satisfied or waived, the closing of the Asset Sale is expected to occur shortly after the Special Meeting.

RISK FACTORS

There are many factors that stockholders should consider when deciding whether to vote to approve the proposal contained in this proxy statement.  Such factors include the risk factors related to the Asset Sale and Fischer’s business prospects, as well as additional information set forth in Fischer’s annual report on Form 10–K for the fiscal year ended December 31, 2004 and Fischer’s quarterly report on Form 10–Q for the quarter ended March 31, 2005 and other factors set forth in this proxy statement.

Risks Related to the Asset Sale

Fischer cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction of various conditions.  Fischer cannot guarantee that Fischer has satisfied or will be able to satisfy the closing conditions set forth in the Purchase Agreement.  If Fischer is unable to satisfy the closing conditions, Hologic will not be obligated to complete the transaction.

If the Purchase Agreement and the Asset Sale are not approved by Fischer’s stockholders and the Asset Sale does not close, the Board, in discharging its fiduciary obligations to Fischer’s stockholders, will be compelled to evaluate other alternatives, which may be less favorable to Fischer’s stockholders than the Asset Sale.  If the Asset Sale is not consummated, there can be no assurance that Fischer can obtain an alternative solution to Fischer’s liquidity issues.  In that event, and unless Fischer could find such an alternative solution, Fischer would have insufficient funds to continue to operate.

Fischer will not know the timing or amount of distributions, if any, to be made to stockholders.

If the Purchase Agreement and Asset Sale are approved and the Asset Sale completed, the Board is unable to predict the timing or amount of distributions, if any, to be made to stockholders.  The amount, if any, available for distributions to stockholders will primarily depend on Fischer’s obligations outstanding when the Asset Sale is completed and on Fischer’s ability to dispose of its other assets and liabilities in an efficient and timely manner.  Any available cash and any amounts received in connection with the Asset Sale that are used to provide for claims and obligations will reduce cash and other assets available for distribution to Fischer’s stockholders.  The resolution of these matters may take a considerable amount of time, further delaying any potential distribution to stockholders.  There may be no funds remaining to distribute to Fischer’s stockholders.

Through the date of closing, Fischer will likely continue to experience negative cash flow, and any delay in the closing process will decrease and may entirely eliminate the net funds available for distribution to stockholders.

Fischer continues to experience negative cash flows from operations.  Without sufficient funds to make contract termination and severance payments, Fischer cannot engage in additional restructuring activities to further reduce its operating expenses and negative cash flow.  Fischer is currently incurring approximately $750,000 per month in negative cash flow and expects to continue that trend through the closing of the Asset Sale.  Fischer anticipates that if the Purchase Agreement and Asset Sale are approved by stockholders, the closing would occur during October 2005.  If the closing occurs as anticipated, Fischer would likely use most of the $5.0 million loan provided by Hologic, thereby effectively reducing the $32.0 million purchase price on a dollar by dollar basis.

The amount of net proceeds available to stockholders, if any, will depend on negotiations with creditors and vendors and the lack of unanticipated creditor or customer claims.

Assuming Fischer closes the Asset Sale, the net proceeds after reducing the Purchase Price for repayment of the $5 million secured term loan, plus accrued interest thereon, will be used to satisfy and negotiate settlement of Fischer’s remaining debts and obligations.  Claims of creditors, vendors and customers may be greater than we anticipate.  In addition, if Fischer fails to complete the SenoScan redesign, Fischer may be subject to breach of contract claims from certain of its customers and partners.  The net proceeds that will be available for distribution to stockholders, if any, will depend on the amounts that are ultimately paid to satisfy these obligations.

No legal actions to challenge the transaction have been raised to date.  If any such actions are initiated, the cost of defending any such lawsuit and any damage claim assessed against Fischer would diminish the net proceeds available to stockholders.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of Fischer’s financial condition or results of operations following the Asset Sale.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of Fischer’s financial condition or results of operations following the Asset Sale for several reasons.  The pro forma financial statements have been derived from the historical financial statements of Fischer and certain adjustments and assumptions have been made regarding the company after giving effect to the Asset Sale and the use of the proceeds from the Asset Sale.  The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy.  The pro forma financial statements are prepared in accordance with the rules and regulations of the SEC and do not reflect all future costs savings that are expected to result from the Asset Sale.  For example, a portion of historical common costs, including portions of Fischer’s research and development costs, selling expense overhead and general and administrative expenses, could not be directly identified to the Mammography Assets and, therefore, no pro forma adjustment has been made to eliminate such costs following the Asset Sale.  As a result, the financial condition and results of operations of Fischer following the Asset Sale may not be consistent with, or evident from, these pro forma financial statements.

Risks Related to Fischer’s Business

Fischer is continuing to incur substantial losses and reductions in cash.

Fischer has incurred substantial losses for the year ended December 31, 2004 and the three months ended March 31, 2005, and its cash position has continued to deteriorate.  In addition, announcement of the pending Asset Sale has negatively impacted Fischer’ business and will likely continue to do so.  Existing and prospective customers have slowed, or in some cases, reversed purchase decisions, and vendors have begun to demand payment in advance of delivery or insisted on onerous terms, which have further decreased sales and revenue and increased the cost of doing business.  Fischer is meeting its needs for operating cash with proceeds from the loan provided by Hologic in connection with the Purchase Agreement.  If Fischer continues to operate its business, Fischer will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, lease payments, insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses).  Fischer would also continue to face competition within the industry from well-established national, regional and independent competitors with greater financial and other resources than Fischer.  In addition, perception of Fischer’s financial condition adversely affects its business.  Fischer will likely continue to incur substantial losses and further reduce its cash position as it continues to conduct its operations prior to closing of the Asset Sale, and it may have insufficient funds to operate until closing.

If the Asset Sale is completed, Fischer will be left with significant liabilities and may not have sufficient capital to operate its remaining business.

The Purchase Agreement provides for the sale of substantially all of Fischer’s assets to Hologic, with Fischer retaining substantially all of its liabilities, including its obligations to service and support and satisfy warranty obligations for previously installed systems, lease payment obligations under the lease for its offices in Denver, Colorado and liabilities under various executory contracts with customers.  Fischer may be subject to increased potential liability under existing contracts if it does not complete the SenoScan redesign, as discussed above.  Fischer intends to use the proceeds from the Asset Sale to pay these and other obligations.  If there are not sufficient proceeds remaining from the Asset Sale following payment of such obligations to permit Fischer to continue to explore strategic alternatives for its RE&S and service and warranty businesses, Fischer may not be able to continue to operate such businesses and may be forced to liquidate.

Fischer’s potential efforts to dispose of its retained businesses may be unsuccessful.

Fischer plans to actively seek buyers for its RE&S and service businesses.  The service business will likely be difficult to sell in light of the continuing warranty obligations that will need to be assumed by a buyer.  The search for buyers may be time consuming, and Fischer may have difficulty supporting its RE&S business and service and warranty obligations while pursuing possible transactions.  In addition, Hologic has a right of first refusal with respect to any written offer for the purchase of Fischer’s continuing service business.  This right may significantly reduce the interest of potential buyers and make it difficult for Fischer to sell such business.

There is substantial doubt as to whether Fischer can remain in business.

In its Form 10-Q for the quarter ended March 31, 2005, Fischer reported that there is substantial doubt about its ability to continue as a going concern.  Fischer believes that additional funds are not likely to be available under the financing arrangement with ComVest, and the possibility of raising additional funds from other sources, either from the sale of Fischer’s securities, obtaining loans and grants from various financial institutions, or continuing operations, is extremely limited by Fischer’s financial position.  If Fischer is not able to conserve its current resources until closing of the Asset Sale or if the Asset Sale is not completed, Fischer may be forced to liquidate or seek protection under the bankruptcy laws.

CAUTIONARY STATEMENT REGARDING FORWARD–LOOKING STATEMENTS

This proxy statement contains forward–looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent Fischer’s expectations or beliefs concerning future events, including any statements regarding:

•                  the receipt and use of the cash consideration to be received by Fischer under the Purchase Agreement;

•                  assumptions in the pro forma consolidated statements of operations and balance sheet and carve-out statement of operations;

•                  the likelihood of Fischer continuing to experience operating losses and negative cash flow;

•                  availability of additional funds from ComVest and other sources;

•                  Fischer’s ability to fund operations through closing;

•                  Fischer’s anticipated AMT liability in connection with the Asset Sale;

•                  Fischer’s likely ability to make distributions to stockholders in connection with the transaction; and

•                  Fischer’s ability to dispose of its remaining assets and businesses, including the search for strategic alternatives for the RE&S business and the service business, with its associated warranty obligations, and the difficulties associated with such efforts.

Without limiting the foregoing, the words “believes,” “intends,” “projects,” “plans,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements.  Actual events or results may differ materially from these projections.  Information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under “Risk Factors” beginning on page 11 of this proxy statement.  Please carefully consider these factors, as well as other information contained herein and in Fischer’s other periodic reports and documents filed with the Securities and Exchange Commission (“SEC”), particularly under the caption “Risk Factors” beginning on page 18 of Fischer’s Annual Report on Form 10–K for the fiscal year ended December 31, 2004.  The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement.  Fischer does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

The Board is soliciting the enclosed proxy for use at the Special Meeting of Stockholders.

Time and Place

The Special Meeting will be held on [         ], 2005 at [      ], or at any adjournment or postponement thereof, at Fischer’s principal executive offices located at 12300 North Grant Street, Denver, Colorado 80241.

Purpose of the Special Meeting

The purpose of the Special Meeting is to vote on:

•                  the proposal to approve the Purchase Agreement and Asset Sale, and

•                  such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

The record date for determination of stockholders entitled to notice of and to vote at the Special Meeting is [       ], 2005.

Outstanding Shares Held of Record Date

As of the record date, there were [         ] shares of common stock issued and outstanding.

Shares Entitled to Vote

Shares of common stock held at the close of business on the record date, [     ], 2005, are entitled to vote at the Special Meeting.  Each stockholder is entitled to one vote for each share of common stock held by such stockholder.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid Special Meeting.  The presence in person or by proxy at the Special Meeting of holders of not less than one-third of the shares of common stock entitled to vote at the Special Meeting is a quorum.  Abstentions count as present for establishing a quorum.

Votes Necessary to Approve the Purchase Agreement and Asset Sale

In accordance with Delaware law, the approval of the Purchase Agreement and Asset Sale requires the affirmative vote of the holders a majority of the outstanding shares of common stock of Fischer entitled to vote on the proposal.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Your Proxy

You may vote in person or by proxy.  If the enclosed form of proxy is properly signed and returned, the shares represented by the proxy will be voted at the Special Meeting in accordance with the instructions specified thereon.  You may vote for or against, or abstain from voting on, any proposal submitted at the Special Meeting.  The effect of not voting or abstaining will have the same effect as a vote against the Purchase Agreement and Asset Sale.  Please complete, sign, date and return your proxy card in the enclosed envelope.

If you submit your proxy but do not make specific choices, your proxies will follow the recommendations of the Board and will vote your shares:

•                  “FOR” the approval of the Purchase Agreement and the Asset Sale (unless the authority to vote for the approval of the Purchase Agreement and Asset Sale is withheld); and

•                  in its discretion as to any other business as may properly come before the Special Meeting.

Revoking Your Proxy

You may revoke or change your proxy at any time before the Special Meeting by:

•                  filing with Fischer’s Corporate Secretary at Fischer’s principal executive offices located at 12300 North Grant Street, Denver, Colorado 80241, a notice of revocation or another signed proxy with a later date;

•                  attending the Special Meeting and voting in person.

Voting in Person

If you plan to attend the Special Meeting and wish to vote in person, Fischer will give you a ballot to vote at the Special Meeting.  However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on [     ], 2005, the record date for voting.

Broker Non-votes

A broker non-vote occurs when shares held by a broker are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.  If you do not provide voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, but will not be voted in favor of the proposal to approve the Purchase Agreement and Asset Sale.  Shares not being voted will be considered abstentions.  Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Purchase Agreement and Asset Sale.

Solicitation

Fischer will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, Fischer may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of Fischer.  No additional compensation will be paid to these individuals for such services.  Except as described above, Fischer does not presently intend to solicit proxies other than by mail.

Other Matters

Fischer knows of no other matters that will be presented for consideration at the Special Meeting.  If any other matters come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

THE PROPOSED ASSET SALE

General

Under the proposed Purchase Agreement and Asset Sale, Fischer would sell to Hologic the Mammography Assets for a cash purchase price of $32 million.  The determination of the purchase price and the other terms and conditions of the Asset Sale are discussed below.

Background of the Asset Sale

Beginning in late 2003, the Board engaged in a preliminary discussion of Fischer’s long-term prospects in light of the effects of the continuing SEC review and financial statement restatement process, the continuing SEC investigation, the securities class action litigation, and the state of Fischer’s business generally.  The Board at that time approved management’s strategy to focus on product improvement and revenue growth while maintaining contact with other industry participants regarding potential commercial and strategic transactions that might enhance long-term value for Fischer’s stockholders.

In early March 2004, Harris Ravine, Fischer’s then Chief Executive Officer, was contacted by John W. (“Jack”) Cumming, Hologic’s Chairman of the Board and Chief Executive Officer.  The parties discussed the competitive landscape faced by each of their companies and potential business opportunities available, particularly with respect to their mammography businesses.

On March 10, 2004, Mr. Ravine met in Bedford, Massachusetts at Hologic’s offices with Glenn P. Muir, Hologic’s Executive Vice President, Finance and Administration and Treasurer, and Robert A. Cascella, Hologic’s President and Chief Operating Officer, to explore areas of mutual interest with respect to a strategic transaction.

On April 15, 2004, Fischer filed its Form 10-K for the year ended December 31, 2003 and the year ended December 31, 2002 and filed restated financial statements for the years ended December 31, 2001 and December 31, 2000.  In the 2003 Form 10-K, Fischer disclosed the negative impact of the restatement process and the related litigation and SEC investigation and the difficulties posed by its competitive position and capital needs.

In early June 2004, Fischer and Hologic entered into a non-disclosure agreement in preparation for discussions regarding a potential transaction.  On June 17, 2004, Mr. Ravine met in Boston, Massachusetts with Messrs. Cumming and Muir.  The parties engaged in a preliminary discussion of the form of a potential transaction.  These discussions led to a due diligence session with Messrs. Cascella and Muir in Denver on July 21 and 22, 2004, with Hologic focused on Fischer’s MammoTest and SenoScan products and related sales and service operations.  Hologic stated that it was not interested in Fischer’s RE&S business; its European operations; or the assumption of various liabilities, including those related to the lease on Fischer’s headquarters.

Over the course of June and July 2004, Fischer had discussions about possible strategic transactions with two other companies engaged in the medical imaging business.

Hologic continued to conduct due diligence through August 2004.  In late August 2004, Mr. Ravine and David Kirwan, Fischer’s CFO, had a conference call with Messrs. Cumming, Muir and Cascella to discuss a proposal for the acquisition of Fischer’s mammography business in which Hologic offered to acquire Fischer’s mammography business, including the SenoScan and MammoTest products and associated assets, for a purchase price of $30.0 million, payable in the form of Hologic common stock and/or cash at Fischer’s preference.  The parties discussed the need for reserves for SenoScan related obligations.  After informal discussions with the Board, Mr. Ravine communicated the Board’s position with respect to the proposal to Mr. Cumming on August 31, 2004.  The Board instructed Mr. Ravine to continue discussions.

In early October 2004, Mr. Cumming communicated a revised proposal to Mr. Ravine.  Hologic proposed to acquire Fischer’s mammography business for a total of $35.0 million, consisting of $30.0 million in Hologic common stock and $5 million in cash.  There would be no holdback for a reserve, and Hologic would assume the risk of supporting SenoScan going forward.

On October 14, 2004, Mr. Ravine met with Messrs. Cascella and Muir in Chicago, Illinois to discuss the revised proposal.  At this meeting, Mr. Ravine indicated that Hologic’s proposed acquisition price was insufficient and that Hologic would have to increase its proposed price if the parties were to reach agreement on a transaction.

In mid-October, Mr. Cumming delivered a non-binding letter of intent, signed by Hologic, to Mr. Ravine which outlined a proposal to acquire all of the mammography related assets for a purchase price of between $47.0 and $52.0 million, reduced for any potential exposure from the SenoScan installed base and subject to further adjustment.  The letter of intent stated that Hologic would honor the remaining warranty obligations for the SenoScan and MammoTest product lines on a best efforts basis.  Under the terms of the letter of intent, Hologic and Fischer would enter into a distribution agreement under which Fischer would cease selling Fischer products and work to convert sales backlog and leads into sales of Hologic products effective as of the signing of a definitive agreement.

On October 18, 2004, the Board met telephonically to discuss elements of the Hologic offer and the status of various issues facing Fischer.

On October 19, 2004, Mr. Ravine communicated to Messrs. Cumming and Muir the Board’s position with respect to the most recent proposal, focusing, among other things, on the purchase price, operation of the business between signing of a definitive agreement and closing and continuing liabilities remaining with Fischer after closing.  Fischer did not enter into the proposed letter of intent.

On October 21, 2004, Messrs. Muir and Cascella met with representatives of Fischer in Denver, Colorado at the offices of Fischer’s outside legal counsel to further discuss a possible transaction between the parties.  Also on October 21, 2004, the Board met to discuss the current status of Fischer’s business and the alternatives currently available and their respective risks and potential benefits.  The Board considered whether the Hologic transaction presented the best option available to Fischer at that time and determined to proceed with discussions with Hologic.  Diligence efforts and discussions continued.

On October 26, 2004, Mr. Muir sent a draft term sheet outlining a revised Hologic proposal.  The term sheet indicated a purchase price of $49.0 million plus the assumption of certain assumed liabilities (estimated at $4.0 million) for Fischer’s mammography business and related assets.  The purchase price would consist of $5.0 million in cash and $44.0 million in Hologic common stock, subject to certain adjustments, and $2.5 million of the purchase price would be placed in escrow for a period of 18 months for such adjustments and indemnification claims.  The term sheet provided that Hologic would not assume any liabilities of Fischer other than remaining contractual warranty obligations for the SenoScan and MammoTest product lines and obligations under identified service contracts to be assumed by Hologic.  In addition, the term sheet required Fischer to enter into a distribution agreement with Hologic under which Fischer would cease selling Fischer products and work to convert sales backlog and leads into sales of Hologic products once a definitive agreement was signed.

On October 26 through October 29, 2004, Messrs. Cumming, Muir and Cascella met with representatives of Fischer in Denver, Colorado at the offices of Fischer’s outside legal counsel in order to conduct due diligence with respect to Fischer.

On October 28, 2004, Messrs. Cumming and Muir met with Board members Todger Anderson and Charlotte Petersen to further discuss the proposed transaction between Hologic and Fischer.

The Board met again on October 29, 2004.  The Board discussed the various strategic options being pursued by Fischer, including the Hologic proposal and ongoing discussions with another company engaged in the medical imaging business.  John Kibler from William Blair presented his initial impressions of the Hologic proposal and discussed other potential strategic buyers.  Messrs. Cumming and Muir joined the meeting and made a presentation regarding Hologic, its business and the transaction structure proposed by Hologic and answered questions from Board members.  After the departure of Messrs. Cumming and Muir, the Board had an extended discussion of the advantages and disadvantages of the Hologic proposal and other potential strategic and commercial options.  Also on October 29, 2004, Hologic’s legal counsel delivered an initial draft of an asset purchase agreement.

In early November, Fischer’s management discussed the Hologic proposal and a draft asset purchase agreement with Fischer’s legal counsel and considered the potentially irreparable damage that would be caused to Fischer’s business during the pre-closing period under the proposed asset purchase agreement and the resulting need for enhanced closing certainty and analysis of the scope of liabilities that Fischer would retain post-closing.  Fischer’s management and legal counsel explored alternative transaction structures to address these issues.

The Board met telephonically on November 5, 2004 to discuss the Hologic proposal and the status of other strategic options under consideration.  The Board discussed the Hologic proposal and the risk presented if the transaction did not close after announcement, particularly in light of the effect of the proposed distribution relationship on Fischer’s revenues and cash flow.  The Board requested that management, with the assistance of Fischer’s legal counsel, prepare a proposal based on a merger transaction structure that would address certain of the potential risks.

On November 6, 2004, Mr. Ravine delivered a proposed term sheet from Fischer to Messrs. Cumming and Muir.  Fischer proposed a merger of Fischer into Hologic, with Fischer’s stockholders receiving a total of $49.0 million in cash and Hologic common stock.  As proposed, Hologic would be required to provide a $10.0 million earnest money deposit at signing, to be forfeited if the transaction did not close for any reason other than exercise of the fiduciary out by Fischer or breach by Fischer of representations and warranties as of the date of the agreement.  Under these terms, Fischer would consider entering into a distribution agreement such as that described above with respect to its SenoScan product.

On November 7, 2004, Mr. Cumming communicated to Mr. Ravine Hologic’s issues with the Fischer proposal.  On November 8, 2004, Mr. Muir delivered to Mr. Ravine a revised offer, which Mr. Muir stated was Hologic’s final offer.  The revised offer from Hologic provided for an asset-based transaction with a purchase price of $47.5 million and Hologic providing a $5.0 million secured term loan at the execution of an asset purchase agreement.  The Board met on November 8, 2004 to discuss Hologic’s offer.

On November 18 and 19, 2004, Messrs. Ravine, Cumming and Muir continued negotiations.  On November 19, 2004, the Board met telephonically to review Fischer’s progress on various strategic fronts and to discuss Hologic’s response to the merger-based term sheet.  At the Board meeting, management presented cash flow projections through year-end.  Upon further discussion of the Hologic transaction and the associated benefits, risks and costs, the Board directed management to continue negotiations with Hologic on the basis of Hologic’s revised offer.

On November 21, 2004, Mr. Cumming summarized in email correspondence to Mr. Ravine the current proposal under consideration, with a purchase price of $47.5 million and a $5.0 million loan to be made by Hologic to Fischer at the signing of definitive agreements.

On December 7, 2004, Mr. Ravine met with Messrs. Cumming, Cascella and Muir in Boston, Massachusetts at the offices of Hologic’s outside legal counsel and further discussed the terms of the proposed acquisition agreement.

On December 14 and 15, 2004, the Board met to discuss strategic issues.  The Board reviewed the state of the industry; Fischer’s recent sales and financial performance; and the status of various strategic and equity alternatives, including a possible convertible note transaction with ComVest, under consideration.  Management reported on the competitive position of SenoScan and the status of the redesign program.  Based on these discussions, the Board determined to proceed with discussions with ComVest and with negotiations and discussions with Hologic and certain other strategic alternatives.

On December 16, 2004, Hologic’s legal counsel circulated a revised draft of an asset purchase agreement.

On December 17 through 18, 2004, Messrs. Ravine, Cumming and Muir, together with their respective legal counsel, met in Boston, Massachusetts to negotiate the asset purchase agreement.

On December 29, 2004, the Board met telephonically to review the status of the Hologic transaction, various strategic alternatives and a potential financing transaction with ComVest.  Management also updated the Board on the status of the SenoScan redesign program and Fischer’s financial condition.

At a Board meeting on December 31, 2004, the Board approved the execution of a term sheet with ComVest providing for the issuance of up to $10.0 million in senior secured promissory notes and a warrant for the purchase of up to 2,000,000 shares of Fischer common stock.

On January 31, 2005, Hologic’s counsel circulated revised drafts of an asset purchase agreement and ancillary documents.

During the first two weeks of February 2005, the Board and management of Fischer, with the assistance of counsel, continued to assess the Hologic transaction and the risks it presented to Fischer’s business in light of the transaction structure and closing uncertainties.  The Board viewed these risks as prohibitive and determined that the ComVest transaction presented an opportunity for Fischer to complete the SenoScan redesign and preserve the most value for stockholders.

On February 13, 2005, Mr. Ravine notified Mr. Cumming that further discussions with respect to the transaction would be deferred, citing the difficulties and risks associated with the form of the proposed transaction and the negative impact of the continuing negotiations on Fischer’s business due to the diversion on management’s attention.  Management continued to negotiate the terms of the senior secured debt financing with ComVest.  Management and ComVest focused substantial time and energy on the on-going audit by the Food and Drug Administration (the “FDA”) and the uncertainty it presented for Fischer’s business.

Despite the fact that the FDA audit had not been completed, on February 22, 2005, Fischer entered into a note and warrant purchase agreement with ComVest, which provided for up to $10 million of senior secured debt financing to Fischer.  At closing, Fischer issued and sold a senior secured promissory note in the principal amount of $5 million to ComVest, together with a warrant to purchase 2,000,000 shares of common stock at an exercise price of $4.25 per share.  The remaining $5 million available under the commitment from ComVest could be borrowed by Fischer from time to time through November 15, 2005, subject to the satisfaction of certain conditions including satisfactory resolution of the FDA audit.

In mid-March 2005, management informed the Board that Fischer’s liquidity situation had severely deteriorated.  Fischer’s management also informed the Board that management had contacted ComVest to discuss terms and conditions for an advance of additional funds, notwithstanding the continuing FDA audit.  In a telephonic board meeting on March 23, 2005, Mr. Larry E. Lenig, a member of the Board serving as ComVest’s representative, stated that ComVest would be willing to advance an additional $2.0 million in exchange for adding a “put option” at $0.90 per share to ComVest’s warrant to purchase 2,000,000 shares of Fischer’s common stock.  Following that discussion, Mr. Lenig left the call, and the remaining Board members engaged in a broad discussion of the implications of the FDA audit, the lack of clarity with respect to the on-going SenoScan redesign and the negative market impact of the on-going delay, and the possible alternatives available to Fischer.  The Board reconvened on March 24, 2005, and continued the discussion of its financing and strategic options.  The Board concluded that accepting the ComVest offer to fund an additional $2.0 million was the best alternative under the circumstances.

On April 7, 2005, the Board met to discuss matters related to the FDA audit and engaged in a discussion of strategic direction.  The Board instructed management to continue its efforts to finalize the SenoScan redesign and to informally gauge the interest of potential strategic acquirors.

At Board meetings held on April 18 and 19, 2005, Mr. Ravine and Mr. Kirwan outlined the disappointing first quarter financial results and noted that Fischer was likely in breach of certain covenants in the ComVest loan agreements.  Mr. Ravine discussed the results of his informal conversations with various companies, noting that several parties, including Hologic, had indicated some interest in pursuing discussions.  The Board authorized Messrs. Lenig and Anderson to engage in discussions with potential financial advisors.

On April 28, 2005, Messrs. Lenig and Ravine met in Chicago with Messrs. Cumming and Muir of Hologic.  Hologic indicated continued interest in a potential transaction focused on the assets of Fischer’s mammography business but did not indicate a price level.  Hologic indicated that a transaction could be pursued expeditiously and that they would not be required to engage in the extensive due diligence undertaken as part of the prior discussions between Fischer and Hologic in 2004.  These conversations were reported to the Board at its May 6, 2005 meeting.

On May 7, 2005, the Board authorized the retention of Nomura Securities International, Inc. to serve as Fischer’s financial advisor (“Nomura Securities”).

On May 10, 2005, Mr. Ravine had a conference call with Messrs. Cumming and Muir and discussed the key elements of a possible transaction, including the nature of the assets to be acquired, the form of consideration (cash and stock in some mix), the need for an “earnest money” deposit and the nature of Fischer’s continuing obligations.  Mr. Cumming stated that he would need to discuss those matters with his board of directors and other members of his management team.

Following his meeting with representatives of Hologic, Mr. Ravine also requested that, on behalf of the Board and the management of Fischer, Nomura Securities begin to make contact with potential interested acquirors.

On May 15, 2005 and May 17, 2005, the parties exchanged e-mail messages regarding various aspects of a possible transaction, with the parties settling on a purchase price of $40 million payable in a combination of Hologic common stock and cash for certain mammography intellectual property of Fischer.  On May 16, 2005, Messrs. Cumming and Ravine again discussed the key business points of a proposed transaction, including Fischer’s obligations under its agreements with two important customers - Philips and EES.  On May 18, 2005, legal counsel for each of Fischer and Hologic engaged in a telephone discussion of issues related to documentation of the potential transaction.  On May 19, 2005, the parties, together with their respective legal counsels, met by telephone to discuss transaction and documentation-related issues.  The parties also discussed Hologic’s need to analyze various material tax and accounting issues related to the transaction.

On May 20, 2005, Fischer filed its Form 10-Q for the quarter ended March 31, 2005, and disclosed that it was facing severe liquidity issues and was continuing to experience delays in the SenoScan redesign project.  Fischer also disclosed that it had recently received a Form 483 from the FDA detailing the results of the FDA’s recent audit, and that Fischer was working to address the issues identified.  Fischer also stated that there was substantial doubt about Fischer’s ability to continue as a going concern and that it was considering strategic alternatives.  Fischer also noted that it had entered into a forbearance agreement with ComVest in respect of a default under the ComVest notes due to Fischer’s failure to achieve earnings before interest, taxes, depreciation and amortization (“EBITDA”) of no less than a loss of $2.0 million during the quarter ended March 31, 2005.

On May 27, 2005, Messrs. Muir and Ravine exchanged e-mail messages relating to Hologic’s on-going analysis of the accounting and tax issues.  Mr. Muir stated that Hologic would instruct its legal counsel to begin preparation of transaction documentation.

On June 1, 2005, Hologic’s legal counsel circulated a draft of an asset purchase agreement.  Over the next three weeks, the parties and their respective legal counsel negotiated the terms of the asset purchase agreement and related documents.

On June 12, 2005, Mr. Cumming informed Mr. Ravine by telephone and e-mail that it had received the final analysis of the transaction from its accounting advisors.  Based on this analysis, Hologic stated that it would need to significantly reduce the purchase price for Fischer’s assets to offset the adverse financial reporting effects to it relating to the amortization of the intangible assets proposed to be acquired by Hologic.  Hologic proposed a purchase price of $30.0 million.  Hologic offered to change the form of consideration from a 62.5%/37.5% cash/stock mix to an all cash transaction and to provide Fischer with a secured loan of $5.0 million upon the execution of an asset purchase agreement.

The Board met on June 13, 2005 and directed Mr. Ravine to negotiate with Hologic on the purchase price and terms of the proposed transaction.  After discussing Fischer’s deteriorating liquidity position, the Board directed Mr. Ravine to contact other parties who had expressed potential interest to communicate the urgency of the situation.  Mr. Ravine continued discussions with Mr. Cumming regarding the purchase price and other terms of the proposed transaction.  On June 14, 2005, Mr. Cumming informed Mr. Ravine that Hologic was willing to increase its purchase price from $30.0 million to $32.0 million, payable in cash.  Mr. Ravine notified the Board of Hologic’s new purchase price and of the status of discussions with other remaining potential interested parties.

On June 15, 2005 and June 16, 2005, Messrs. Ravine and Muir, together with their respective legal counsel, met by phone to discuss various issues relating to the purchase agreement.

During mid-June, Fischer actively solicited proposals from four companies, all of which had previously been in discussions with Fischer.  None of these companies provided a proposal for an alternative transaction.

At a meeting of the Board on June 20, 2005, Fischer’s legal counsel made a detailed presentation regarding the Board’s fiduciary duties and provided a comprehensive summary of the Purchase Agreement.  Mr. Ravine reported to the Board on the current status of inquiries by other prospective bidders.  Michael Lowry of Nomura Securities then confirmed Mr. Ravine's report and described for the

Board Fischer's and Nomura Securities’ efforts in exploring alternative transactions.  These efforts included contacting 12 other companies.  Mr. Lowry then discussed the status of diligence and the review of the mammography business being conducted by Nomura, including the absence of alternative transactions, the purchase price proposed to be paid under the Purchase Agreement when compared with revenues associated with the mammography business and Fischer’s difficult financial and operating position.  The Board then discussed operational plans for pursuing the Hologic transaction and related employee retention issues.

On the evening of June 20, 2005, Mr. Ravine received a call from Mr. Lowry informing Mr. Ravine that Nomura Securities had not completed its analysis and, therefore, would not be in a position to deliver a written fairness opinion on the transaction.  Mr. Lowry stated that Nomura Securities would need additional time to perform the analysis necessary to deliver a definitive written opinion.

On June 21, 2005, Mr. Lowry and Mr. Ravine had additional communication, and it became evident that Nomura Securities would need significant additional time to complete its analyses.  Due to Fischer’s exigent financial situation, the Board authorized management to retain a different investment banking firm to render a fairness opinion.  Fischer’s management retained St. Charles Capital, LLC of Denver, Colorado based on St. Charles’ and its principals’ qualifications, expertise and reputation and the fact that St. Charles had recently prepared a presentation on Fischer.  St. Charles worked diligently in order to deliver its preliminary opinion as to the fairness of the Asset Sale.

On June 22, 2005, the Board met at the offices of St. Charles.  Representatives of St. Charles made a detailed presentation with respect to their preliminary fairness opinion, identifying the empirical analysis undertaken.  St. Charles informed the Board that they believed the purchase price to be paid to Fischer was fair to Fischer.  At the conclusion of the presentation, St. Charles’ written opinion was circulated to the Board.  There were no material differences between the oral and written versions of St. Charles’ fairness opinion.  The Board then discussed the situation, including the limited indications of interest received from third parties, Fischer’s cash position, and the terms of the Hologic agreement.  During this discussion, Mr. Ravine received a call from Mr. Lowry of Nomura Securities regarding an inquiry by a company with which Fischer had previously had discussions as to what financing arrangements could be offered to enable the inquiring company time to consider whether to make a possible offer for a transaction with Fischer.  In light of the preliminary nature of the inquiry and the unproductiveness of prior discussions with the inquiring company, the Board determined that this inquiry was very unlikely to result in an actual offer that would be competitive to the Asset Sale.  The Board concluded that Fischer could not risk delaying and possibly losing the Hologic transaction in its weakened financial condition.  The Board then voted unanimously to approve entering into the Purchase Agreement.

Fischer’s Reasons for the Asset Sale

Fischer entered into the Purchase Agreement after evaluating all available alternatives to address its business problems and an ultimately urgent liquidity problem.  In June 2005, Fischer was faced with continuing losses and negative cash flows, delays in the redesign of its SenoScan product and corresponding revenue shortfalls and cost increases, and insufficient cash reserves to continue operations.  Fischer selected the Asset Sale as offering the best value to Fischer’s stockholders.

In reaching its determination, the Board considered a number of factors, including the following:

•                  the failure of Fischer’s operating plans to increase revenues, improve operating efficiencies and reduce manufacturing and supply chain costs;

•                  the urgent liquidity problem facing Fischer;

•                  the anticipated negative impact on Fischer’s business from trying to continue operations without sufficient funding;

•                  the reaction from key suppliers and creditors to Fischer’s inability to continue to make payments on a reasonably timely basis;

•                  the absence of viable alternative offers with greater value;

•                  the ability to consummate alternative offers to purchase assets from or invest in Fischer;

•                  the amount and nature of the consideration to be received under the Purchase Agreement;

•                  the secured term loan to be received under the Purchase Agreement;

•                  Fischer’s continuing operating losses and negative cash flow from operations;

•                  the risks to Fischer that without the secured term loan and the proceeds from the Asset Sale, Fischer would not be able to continue operating its business;

•                  the oral presentation and preliminary written opinion, dated June 22, 2005, of Fischer’s financial advisor St. Charles that the price to be paid in the Asset Sale was fair to Fischer;

•                  Fischer’s inability to obtain financing from other sources;

•                  the view of the Board regarding the probability that continuing to meet with potential investors or buyers would not result in higher offers within the timeframe necessary in light of Fischer’s liquidity issues;

•                  the belief of the Board and Fischer’s management that the terms and conditions of the Purchase Agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations, are reasonable; and

•                  the ability of the Board to consider a superior acquisition proposal and to terminate the Purchase Agreement in connection with such a proposal, subject to procedural requirements, the repayment of the Hologic secured term loan and the payment of a termination fee.

The Board also identified and considered the following potentially negative factors in its deliberations concerning the Asset Sale:

•                  the risk that the Asset Sale might not be completed or that the closing might be delayed;

•                  the significant liabilities and ongoing obligations left with Fischer under the Purchase Agreement, which, if Fischer’s operations and cash position could not be improved, might render Fischer unable to pay its debts as they come due;

•                  the substantial costs to be incurred in connection with the Asset Sale, including transaction expenses and restructuring costs;

•                  the risk that, although Fischer has the right to terminate the Purchase Agreement if a third party makes a superior proposal for a business combination with Fischer that is not matched by Hologic, in such a situation the following requirements would discourage such a proposal and limit Fischer’s ability to pursue alternative transactions:

•                  the required repayment of the secured loan of $5 million (plus accrued interest) prior to engaging in negotiations or substantive discussions or providing non-public information to a third party;

•                  the termination fee of $1,280,000 payable by Fischer; and

•                  Fischer’s obligation to notify Hologic of Fischer’s receipt of a superior proposal and to consider a counterproposal from Hologic;

•                  that Fischer’s vendors may become increasingly more unwilling to extend Fischer credit and may impose prepayment terms;

•                  the risk that customers may not place or may cancel orders because the Purchase Agreement limits Fischer’s ability to sell and upgrade its SenoScan and MammoTest products;

•                  the risk that Fischer may not retain the necessary employees to operate its business before and after the closing of the Asset Sale;

•                  that the Asset Sale would be effected at a time when Fischer’s stock was trading below its previous high levels and at a time before the company’s operating plans had been implemented and its expected benefits achieved; and

•                  the other risks described in “Risk Factors” beginning on page 11.

After deliberation, the Board concluded that, on balance, the potential benefits of the Asset Sale to Fischer’s stockholders outweighed these risks and potential disadvantages.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board.  In reaching its decision to approve the Asset Sale and to recommend the Purchase Agreement and Asset Sale to Fischer’s stockholders, the Board did not view any single factor as determinative and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered.  Individual directors may have given different weights to different factors.  See “The Proposed Asset Sale – Background of the Asset Sale” on page 18 and “–Fairness Opinion of Fischer’s Financial Advisors” below.

Board Recommendation

The Board believes that the terms of the proposed Asset Sale are fair and in the best interest of Fischer and its stockholders and has approved the Purchase Agreement and the Asset Sale.  Accordingly, the Board recommends that Fischer’s stockholders vote FOR the approval of the Purchase Agreement and the Asset Sale.

Fairness Opinion of Fischer’s Financial Advisor

General.  Fischer retained St. Charles to render an opinion with respect to the fairness, from a financial point of view, to Fischer of the financial consideration to be received by Fischer for the Mammography Assets.  On June 22, 2005, St. Charles delivered its preliminary opinion to the effect that, based upon and in reliance on the matters described in its opinion, the financial consideration of approximately $32.0 million in cash offered for the Mammography Assets was fair to Fischer, from a financial point of view, as of the date of such opinion.  As part of it’s engagement, St. Charles agreed to issue a final opinion after performing additional procedures prior to the mailing of the this proxy statement to Fischer’s stockholders.

The full text of St. Charles’s preliminary opinion to the Board, which sets forth the assumptions made, matters considered, qualifications and extent of review by St. Charles, is attached as Annex B, and is incorporated herein by reference.  Such opinion should be read carefully and in its entirety in conjunction with this proxy statement.  The following summary of St. Charles’s preliminary opinion is qualified in its entirety by reference to the full text of the opinion.

St. Charles’s preliminary opinion is addressed to the Board and does not constitute a recommendation to any stockholder of Fischer as to how such stockholder should vote at the special meeting described in this proxy statement.

St. Charles is engaged in evaluations of businesses and in advising companies with regard to mergers and acquisitions, as well as raising debt and equity capital for such companies.  Fischer selected St. Charles as its financial advisor based upon St. Charles’ and its principals’ qualifications, expertise and reputation in such capacity, and a presentation on Fischer prepared by St. Charles in April 2005.  Neither St. Charles nor any of its principals have previously been engaged by Fischer.

The terms associated with the sale of the Mammography Assets were determined based on negotiations between Fischer and Hologic and were not based on any recommendations by St. Charles.  No limitations were imposed by Fischer on St. Charles with respect to the investigations made or the procedures followed in rendering its preliminary opinion.

In connection with rendering its opinion, St. Charles reviewed and analyzed, among other things, the following:

(i)            the Purchase Agreement;

(ii)           certain historical financial statements and other financial information of Fischer;

(iii)          certain other information, primarily financial in nature (including balance sheet, cash flow and income statement projections) concerning the business and operations of Fischer and the mammography business as furnished by Fischer;

(iv)          Fischer press releases as provided by Fischer and other Fischer filings with the SEC during the past two years;

(v)           the historical trading price and volume of Fischer’s common stock;

(vi)          discussions with management of Fischer regarding, among other things, the business and prospects of Fischer and the mammography business;

(vii)         discussions with Nomura Securities regarding, among other things, the business and operations of Fischer, including the mammography business, and discussions with potential interested parties;

(viii)        discussions with ComVest regarding, among other things, the business and prospects of Fischer and the mammography business and the potential for additional capital investment in Fischer by ComVest;

(ix)           certain publicly available information with respect to certain other companies believed to be comparable to Fischer and the trading markets for such companies’ securities;

(x)            certain publicly available information concerning the nature and terms of certain other transactions that were considered relevant;

(xi)           a discounted cash flow analysis of the mammography business; and

(xii)          such other matters as were deemed relevant.

The preliminary written opinion provided by St. Charles was necessarily based upon economic, monetary, financial market and other relevant conditions that existed as of the date of such opinion.  Although subsequent developments may affect its opinion, St. Charles has not assumed any obligation to update, review or reaffirm its opinion other than in connection with the delivery of the final opinion, as discussed above.  In addition, the preliminary opinion is limited to the fairness, as of the date thereof, from a financial point of view, of the financial consideration to be received by Fischer for the Mammography Assets, as set forth in the Purchase Agreement, and does not address Fischer’s underlying business decision to effect the sale of the Mammography Assets or any other terms of the sale.  St. Charles was not requested to consider, and the preliminary opinion does not address, the relative merits of the sale of the Mammography Assets as compared to any alternative business strategies that might exist for Fischer.

In arriving at its preliminary opinion, St. Charles assumed and relied upon the accuracy and completeness of all of the financial, tax and other information provided to it or publicly available.  St. Charles also assumed and relied upon the accuracy and completeness of representations and warranties of Fischer and Hologic contained in the Purchase Agreement.  St. Charles did not assume any obligation to verify independently any of such information as being complete and accurate.  St. Charles also relied upon the management of Fischer as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor), and assumed that such projections had been reasonably prepared on a basis reflecting the best available estimates and judgments of Fischer as to the future performance of Fischer and the mammography business and that the projections provided a reasonable basis upon which St. Charles could formulate its opinion.  St. Charles did not assume any obligation to verify independently the reasonableness or achievability of such projections or the assumptions on which they were based.  St. Charles did not conduct a physical inspection or appraisal of any of Fischer’s assets, properties, liabilities or facilities, nor did St. Charles prepare or was St. Charles furnished with any such evaluation or appraisal.  St. Charles further relied upon assurances of Fischer’s management that they were not aware of any information or facts that would make the information provided to St. Charles incomplete or misleading.  St. Charles also assumed that the conditions of the sale of the Mammography Assets as set forth in the Purchase Agreement would be satisfied and that the sale would be consummated on a timely basis in the manner contemplated by the Purchase Agreement.

In connection with rendering its June 22, 2005 preliminary opinion to Fischer’s Board of Directors, St. Charles performed a variety of financial and comparative analyses, which are briefly summarized below.  Such summary of analyses does not purport to be a complete description of the analyses performed by St. Charles.  In its full analysis, St. Charles also included assumptions with respect to general financial market and other financial conditions, including stock market and general merger and acquisition market conditions.  Furthermore, St. Charles drew from its past experience in similar transactions, as well as its experience in the valuation of securities.

The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. St. Charles did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination.  Accordingly, St. Charles believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by St. Charles in connection with the preparation of its opinion.

St. Charles’ opinion and analyses were among many factors considered by the Board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Board or management of Fischer with respect to the transaction or the consideration to be received pursuant to the transaction.

Comparable company analysis.  St. Charles reviewed and compared the valuation implied by the financial consideration and actual selected financial information for the mammography business with corresponding information for a peer group of publicly traded companies. The trading multiples referenced in this section represent minority valuations or the value at which one share trades in the open market.

The companies in the guideline comparable group were chosen based on the following parameters:

•                  companies with a current enterprise value between $10 million and $40 million;

•                  companies with trailing twelve month revenues between $25 million and $70 million; and

•                  companies with negative trailing twelve months EBITDA (Earnings Before Interest Depreciation and Amortization).

The search resulted in a guideline comparable company group consisting of 67 companies.  The pricing multiples in the following table, except for those related to Fischer, represent the public trading values.

The following table represents a summary analysis of the guideline comparable company group and the mammography business of Fischer based on market prices as of June 22, 2005, and the latest publicly available financial data as of or for the latest twelve months (“LTM”) ended March 31, 2005.

$ in Million	Mean		Median		Mammography Business of Fischer Imaging Corporation
Market Capitalization	$12.9		$12.6		N/A
Enterprise Value (“EV”)	$22.6		$22.8		$32.0
LTM Revenue	$44.0		$42.7		$39.7
LTM EBITDA	$(3.1)		$(1.7)		$(6.6)
LTM EBITDA Margin	(7.1)%		(3.9)%		(16.7)%
EV / Revenues	0.54	X	0.53	X	0.81	X

St. Charles’s analysis of the guideline comparable company group, implied a reference valuation range for the mammography business of between 0.20 and 1.16 times revenues with an implied value of the median and mean revenue multiples of $21.4 million and $21.0 million, respectively.

In examining these comparable companies, St. Charles calculated the enterprise value of each company as a multiple of its LTM revenues.  The enterprise value of a company is equal to the fully diluted common equity value plus debt and the liquidation value of outstanding convertible preferred stock, if any, minus cash and the asset value of certain other assets including minority interests in other entities.

Comparable transaction analysis.  St. Charles reviewed and compared actual information for a group of sixteen guideline comparable merger transactions, announced since January 1, 2001, deemed pertinent to an analysis of the sale of the mammography business.  Transactions in the guideline comparable group were chosen based on the following parameters:

•                  transactions of $50 million or less enterprise value;

•                  transaction comparables with negative LTM EBITDA;

•                  excluding transactions with a transaction enterprise value to LTM revenue multiple in excess of 3.0X; and

•                  transactions with publicly available information on terms.

The following table represents a summary analysis for the comparable merger transaction group and the Mammography Business based on publicly announced transaction data:

$ million	Mean		Median		Mammography Business of Fischer Imaging Corporation
Enterprise Value (“EV”)	$13.7		$12.9		$32.0
Target LTM Revenue	$46.5		$21.8		$39.7
LTM EBITDA	$(6.7)		$(4.9)		$(6.6)
EV / Revenue	0.62	X	0.35	X	0.81	X

St. Charles’s analysis of comparable merger transactions implied a reference valuation range for the mammography business of between 0.09 and 2.46 times revenue with the mean and median implied valuations of $24.6 million and $13.9 million, respectively.

Discounted earnings analysis.  St. Charles performed a discounted earnings analysis with regard to the mammography business under various scenarios.  St. Charles’s base discounted earnings valuation analyzed the mammography business on a stand-alone basis.  St. Charles also assumed that the mammography business performed in accordance with the financial statement forecasts from 2005 through 2009, developed by St. Charles using assumptions and guidance from Fischer’s management.  This analysis utilized a discount rate range of 22.0% to 26.0%.  St. Charles estimated the terminal values by using a multiple of revenue of 0.55, which is approximately equal to the mean and median of the comparable public company analysis and would be comparable to the multiples used in the comparable transaction analysis.

This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results.  St. Charles noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including revenue growth rates, discount rates, and terminal values.

St. Charles’s discounted earnings analysis implied a reference valuation range for the mammography business of between $2.2 million and $12.1 million.

Other analyses.  St. Charles also reviewed certain other information and performed other analyses including reviewing Fischer and Nomura Securities’ discussions with potential interested parties and the process leading up to the Purchase Agreement.  St. Charles noted the distressed financial condition of Fischer as evidenced by its reported negative cash flow from operations, the default under the ComVest note agreement and management’s disclosure of severe liquidity issues.

No company used as a comparison in the above analyses is identical to Fischer or the mammography business and no other transaction is identical to the sale of the mammography business.  Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors.

For its preliminary opinion provided to Fischer, St. Charles has been paid fees of $250,000 as of June 2005 and will be paid a fee of approximately $150,000 upon the delivery of the final opinion.  In addition, Fischer has agreed to reimburse St. Charles for all reasonable out-of-pocket expenses incurred by it on Fischer’s behalf, as well as to indemnify St. Charles against certain liabilities, including any which may arise under the federal securities laws.  No part of St. Charles’ fee is contingent upon the closing of the transaction.

Use of Proceeds

The purchase price for the Mammography Assets is $32.0 million payable in cash.  The cash proceeds from the Asset Sale will be reduced by amounts outstanding under the $5 million secured term loan from Hologic.  The remaining proceeds from the Asset Sale will be used as follows:

•                  to pay outstanding obligations, including:

•                  approximately $9.3 million to ComVest as repayment of $7 million in principal amount of senior secured promissory notes, plus accrued interest, and the anticipated payment due ComVest if ComVest exercises its option to put or sell to Fischer the warrant to purchase 2,000,000 shares of Fischer’s common stock at $0.90 per share;

•                  approximately $0.8 million for transaction costs of the Asset Sale (which include professional fees, which have not been paid on a current basis out of working capital);

•                  termination payments to employees;

•                  accrued liabilities due vendors and others; and

•                  costs related to the settlement of various claims with creditors, vendors and others;

•                  to satisfy operational responsibilities in respect of other obligations (including service and the EES and Philips agreements); and

•                  to continue exploring strategic alternatives for Fischer’s RE&S and service and warranty businesses.

Amounts, if any, remaining after these payments and uses and after making adequate reserves for contingent liabilities would be distributed to stockholders.  The Board intends to assess the availability of any remaining proceeds for distribution to stockholders as Fischer works through the process of satisfying its obligations and disposing of its remaining assets.

Activities of Fischer Following the Asset Sale

If the Asset Sale and Purchase Agreement are approved and the Asset Sale completed, substantially all of Fischer’s assets would be sold, and Hologic would be the sole beneficiary of any future earnings and growth in revenues from these assets.  Fischer would receive the purchase price and use such proceeds as set forth above.  Fischer would continue to service and support, and satisfy the warranty obligations on, the installed base of SenoScan and MammoTest systems and maintain contractual obligations by providing MammoTest and SenoScan systems to EES and Philips, respectively.  Fischer expects that it would take immediate steps to reduce its operating costs by reducing the number of employees to the minimum number needed to conduct Fischer’s remaining businesses, terminating contracts that are terminable, and negotiating releases from remaining contractual arrangements.  Fischer would continue to explore strategic alternatives for the RE&S and service businesses.

Appraisal Rights

Stockholders who do not approve the Purchase Agreement and Asset Sale may vote against approval of the proposal.  Under Delaware law, appraisal and dissenters’ rights are not provided to stockholders in connection with the Asset Sale.

Material U.S. Federal Income Tax Consequences

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash for the full purchase price (including the portion of the purchase price satisfied by Fischer’s repayment of amounts outstanding and due Hologic under the $5 million secured term loan).  Although Fischer will recognize gain for Federal income tax purposes as a result of the Asset Sale, such gain will be offset by Fischer’s loss from operations for the current year and its net operating loss carryforwards (“NOLs”).  For alternative minimum tax (“AMT”) purposes only 90% of AMT taxable income may be offset by alternative tax NOLs, and Fischer expects that the amount of AMT will be approximately $110,000.

The proposed Asset Sale is not taxable to Fischer’s stockholders, unless Fischer distributes any of the proceeds from the Asset Sale to its stockholders.  Distributions to stockholders, if any, will be taxable on the rate applicable to dividends.

Regulatory Approvals

Except for compliance with applicable Delaware law and United States securities and tax laws, no regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the Asset Sale.

THE ASSET PURCHASE AGREEMENT

The following discussion is a summary of the material provisions of the Purchase Agreement. This summary and all other discussions of the terms and conditions of the Purchase Agreement included elsewhere in this proxy statement are qualified in their entirety by reference to the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference.  All stockholders of Fischer are urged to read the Purchase Agreement carefully and in its entirety.  Capitalized terms used but not defined in this proxy statement have the meanings set forth in the Purchase Agreement.

Parties to the Asset Sale

Seller.  Fischer Imaging Corporation is a Delaware corporation.  Fischer currently designs, manufacturers and sells innovative mammography and digital imaging products used to diagnose breast cancer and other diseases.  Its primary focus is on using our digital imaging technology in screening and diagnostic mammograms and minimally invasive breast biopsy to aid in the early identification of breast cancer.  Fischer also offers high-resolution digital mammography products enabling radiologists, surgeons and other healthcare professionals to diagnose breast cancer early and treat patients with less-invasive procedures.  Fischer also markets and sells products that meet selected needs of the broader RE&S markets.  Its principal office is located at 12300 North Grant Street, Denver, Colorado 80241.  Its telephone number is (303) 452-6800.

Buyer.  Hologic, Inc. is a Delaware corporation.  It develops, manufactures and supplies medical imaging systems dedicated to serving the healthcare needs of women, and also develops state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications.  Its principal offices are located at 35 Crosby Street, Bedford, Massachusetts 01730.  Its telephone number is (781) 999-7300.

Assets to be Sold Pursuant to the Purchase Agreement

The assets proposed to be sold to Hologic consist of substantially all of the intellectual property rights relating to Fischer’s mammography business and products, including the rights to Fischer’s SenoScan digital mammography and MammoTest stereotactic breast biopsy systems.  The assets to be sold to Hologic represent substantially all of Fischer’s assets and include:

•                  all United States and foreign patents, trademarks, trade names, domain names, service marks and copyrights;

•                  all processes, formulae, algorithms, methods, schematics, trade secrets, technology, mask works, know-how, inventions and tangible or intangible proprietary information or material;

•                  computer software programs or applications, with certain exclusions;

•                  customer information, including past, present and prospective customer lists for the mammography products;

•                  vendor lists;

•                  all regulatory data, including currently existing data relating to any of Fischer’s approvals, clearances, licenses, registrations, permits, franchises, product registrations or authorizations issued by any federal, state, municipal or foreign authority, or any third party test house, registrar or certification body, relating to the Mammography Assets;

•                  all licenses or sublicenses held by Fischer to any of the foregoing intellectual property rights to the extent transferable; and

•                  all rights to sue for past infringement of any of the Mammography Assets.

Purchase Price

Hologic has agreed to pay Fischer $32.0 million for substantially all of its assets, less all outstanding principal and interest amounts due under the $5.0 million secured term loan Fischer entered into with Hologic when the Purchase Agreement was signed.

Retained Liabilities

The Purchase Agreement states that Fischer retains all of its liabilities except that Hologic will assume all of the obligations of Fischer under certain intellectual property licenses and all obligations relating exclusively to Hologic’s use of any of certain intellectual property authorizations.  Hologic assumes no liability under the intellectual property license relating to acts or omissions of Fischer.

Loan from Hologic to Fischer

Concurrently with entering into the Purchase Agreement, Fischer entered into a $5 million interest bearing secured term loan with Hologic to finance Fischer’s working capital needs.  Fischer and Hologic executed several ancillary agreements relating to the loan, all dated as of even date with the Purchase Agreement, which agreements are described below:

Loan Agreement.  Hologic has agreed, on the terms and conditions set forth in the Loan Agreement, to make a term loan to Fischer in the original principal amount of $5 million, and Fischer has agreed to pay Hologic the outstanding principal amount of the loan and accrued interest upon the term ending as provided in the Loan Agreement.

Promissory Note.  The loan is evidenced by a promissory note executed by Fischer, in favor of Hologic, in the principal amount of $5 million.  The note bears interest at a rate per annum equal to 2% in excess of the Prime Rate as quoted in the Wall Street Journal.  In the event of default, the interest rate shall increase to a per annum rate of 11.75%, and Hologic will be entitled to accelerate all outstanding principal and interest and demand immediate payment.  Any event of default under the ComVest notes, will also constitute an event of default under the Hologic note.

As provided in the note, all outstanding principal and interest is due and payable upon certain events occurring.  In addition, if the Asset Sale is completed in accordance with the Purchase Agreement, all amounts outstanding under the note shall be forgiven and credited against the purchase price payable to Hologic.

Security.  The note is secured by a perfected second priority security interest in all of the assets of Fischer, including intellectual property assets, pursuant to a Security Agreement, a Patent Security Agreement and a Trademark Security Agreement.

Subordination and Intercreditor Agreement.  Simultaneous with Fischer’s execution of the note and other loan documents, Fischer entered into a Subordination and Intercreditor Agreement with

ComVest and Hologic, under which Hologic agreed to subordinate Fischer’s indebtedness to it to the indebtedness owed by Fischer to ComVest.

Representations and Warranties

The Purchase Agreement contains representations and warranties made by each of Fischer and Hologic to the other, certain of which are qualified by material adverse effect.

Fischer’s representations and warranties relate to the following matters:

•                  corporate existence, corporate standing and power and qualification to conduct business;

•                  ownership of subsidiaries which have an interest in the Mammography Assets;

•                  corporate authority to enter into, and carry out the obligations under, the Purchase Agreement and enforceability of the Purchase Agreement;

•                  compliance with laws;

•                  absence of any breach or violation of Fischer’s charter or bylaws, any conflict with, breach of or default under debt instruments or other agreements, material violation of law, or creation of any encumbrance;

•                  no consents or approvals of any person or governmental entity in connection with execution and delivery of the Purchase Agreement and the ancillary agreements;

•                  filings with the SEC and financial statements;

•                  absence of certain changes since the date of the March 31, 2005 balance sheet;

•                  payment of taxes;

•                  title to the Mammography Assets;

•                  intellectual property rights;

•                  ERISA and employee benefits;

•                  litigation;

•                  payment of finder’s fee or investment banking fee relating to the Purchase Agreement and any Ancillary Agreements;

•                  opinion of financial advisor;

•                  books and records; and

•                  accuracy of disclosures regarding material information.

Hologic’s representations and warranties to Fischer relate to the following matters:

•                  corporate existence, corporate standing and power to conduct business;

•                  corporate authority to enter into, and carry out the obligations under, the Purchase Agreement and enforceability of the Purchase Agreement;

•                  absence of any breach or violation of Hologic’s charter or bylaws, any conflict with, breach of or default under debt instruments or other agreements, or material violation of law; and

•                  governmental approvals required to complete the Purchase Agreement and ancillary agreements.

Covenants

Operations of Fischer Pending the Closing

Fischer has agreed that between the date of the Purchase Agreement and closing, it will (a) use its commercially reasonable efforts to keep intact the Mammography Assets and the business organization of the Mammography Business and preserve goodwill relating thereto, (b) continue to perform in all material respects in good faith each of its obligations under any mammography related intellectual property contracts, (c) pay its debts and taxes and perform other obligations when due in the ordinary course of business and (d) refrain from taking certain significant actions without approval of Hologic.

Board’s Covenant to Recommend

Fischer has agreed that its Board will recommend approval of the Purchase Agreement and Asset Sale by Fischer’s stockholders.  However, the Board may withdraw or modify its recommendation in order to respond to, or otherwise facilitate the consummation of, certain acquisition proposals, if:

•                  the Board has received a superior proposal, as defined in the Purchase Agreement;

•                  the Board determines after consultation with its outside legal counsel that it is necessary to withdraw or modify such recommendation in order to comply with its fiduciary duties under applicable law; and

•                  Fischer has complied with its covenant not to solicit other proposals.

In all other instances the Board may withdraw or modify such recommendation if, and only if, the Board determines after consultation with its outside legal counsel that it is necessary to withdraw or modify such recommendation, in order to comply with its fiduciary duties under applicable law.

Fischer is still obligated to present the Purchase Agreement and Asset Sale to stockholders unless Purchase Agreement is terminated.

No Solicitation

Fischer has agreed that it will not, directly or indirectly:

•                  solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an acquisition proposal, as defined below;

•                  engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any acquisition proposal; or

•                  agree to or recommend any acquisition proposal.

However, Fischer may clarify the terms of any ambiguous conditions to an unsolicited acquisition proposal if Fischer’s financial advisor determines in good faith that such clarification is necessary.  Fischer may respond to an unsolicited acquisition proposal by providing copies of the Purchase Agreement, any ancillary agreements and any previously filed and publicly available SEC filings to the party, and Fischer’s financial advisor may, in response to a specific request by an interested third party, disclose the existence of the Loan Agreement or engage in discussions with an interested third party for the sole purpose of clarifying the procedural requirements set forth in the Purchase Agreement.

Additionally, if Fischer has not breached the nonsolicitation provisions in the Purchase Agreement and has paid all amounts then due under the Loan Agreement, Fischer is permitted to furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with a bona fide written acquisition proposal or agree to such or recommend a bona fide written acquisition proposal to the stockholders:

•                  to the extent that;

•                  the Board believes in good faith that such acquisition proposal is reasonably capable of being completed on the terms proposed and would result in an acquisition proposal that, if consummated, would result in a transaction more favorable to Fischer or its stockholders than the transaction between Fischer and Hologic, and the Board also determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law;

•                  before providing any non-public information or entering into discussions or negotiations with any person in connection with an Acquisition Proposal, the Board receives an executed confidentiality agreement with terms not materially more favorable to such person than those contained in the confidentiality agreement between Fischer and Hologic; and

•                  prior to recommending a superior proposal, Fischer will provide Hologic with notice of its intention, at which time Hologic may make a counterproposal, and Fischer shall consider Hologic’s counterproposal and, subject to the Board’s fiduciary duties, Fischer and its financial and legal advisors shall negotiate with Hologic for a reasonable period of time; or

•                  to the extent necessary to comply with certain provisions of the federal securities laws with respect to an acquisition proposal.

An “acquisition proposal” means any proposal or offer with respect to a merger, consolidation, business combination, tender offer, sale of any item of the Mammography Assets, sale of 33% or more of Fischer’s equity securities or similar transaction involving Fischer other than any transaction involving the sale of any assets used exclusively in connection with (i) Fischer’s RE&S business, (ii) fulfilling Fischer’s service and warranty obligations to the extent expressly permitted to be undertaken by Fischer after the closing date pursuant to the License Agreement, or (iii) providing upgrades to the extent the provision of such upgrades is expressly permitted to be taken by Fischer after the closing date pursuant to the License Agreement.

Reasonable Best Efforts Covenant

Fischer and Hologic have agreed to cooperate with each other and to use their reasonable best efforts to take all actions and do all things advisable or necessary under the Purchase Agreement and applicable laws to complete the Asset Sale and the other transactions contemplated by the Purchase Agreement.

Reasonable best efforts include (but are not limited to) efforts to obtain any governmental clearances and approvals and third party consents required for the closing of the Asset Sale.

Employee Matters

The Purchase Agreement provides that Fischer will retain:

•                  its employee benefit plans and any liability relating to any of its employee benefit plans;

•                  all responsibility and liability for providing COBRA continuation coverage in connection with the Asset Sale; and

•                  responsibility for compliance with laws and regulations relating to a plant closing or a substantial layoff of personnel and for all severance expenses and other costs.

Under the Purchase Agreement, Hologic may, in its sole discretion, offer employment to any Fischer employee who is a sales representative selling mammography products.

License Back to Fischer

Pursuant to the Purchase Agreement, Hologic has agreed to grant Fischer a non-exclusive limited license to use the items of the Mammography Assets necessary in order to enable Fischer to fulfill certain obligations and perform certain functions (the “License Agreement”), which are as follows:

•                  fulfill its obligations to supply SenoScan to Philips during the period following the closing date until the earlier of the date such agreement is terminated pursuant to its terms or October 14, 2007, including the right to have Fischer’s SenoScan products manufactured directly by Philips, in certain circumstances;

•                  fulfill its obligations to supply MammoTest to EES during the period following the closing date until the earlier of the date such agreement is terminated pursuant to its terms or October 10, 2006;

•                  fulfill existing agreements or renew, extend or enter into new agreements, relating exclusively to Fischer’s service business with respect to the previously installed mammography products; however, this license granted shall not be construed to permit Fischer to perform any upgrades to the mammography products;

•                  perform certain permitted upgrades to the mammography products; and

•                  carry out Fischer’s RE&S business.

Service and Warranty Obligations and Permitted Upgrades

With respect to the license granted to fulfill the service and warranty obligations (the “Service License”) and the performance of any permitted upgrades, it may be transferred or sublicensed by Fischer to no more than 10 third parties with the prior consent of Hologic.

If Fischer proposes to transfer or sublicense the Service License in connection with the receipt of a written offer to sell or transfer Fischer’s continuing service and upgrade obligations, Fischer must provide written notice to Hologic in accordance with the terms of the License Agreement.

Upon receipt of Fischer’s notice, Hologic has 15 business days to determine whether to purchase the offered business on the terms of the notice.  If Hologic decides to purchase the offered business, written notice must be provided to Fischer.

Once Fischer receives Hologic’s notice to purchase, both parties must use commercially reasonable efforts to consummate the sale on terms at least as favorable to Fischer as those set forth in Fischer’s notice.  If Hologic fails to exercise its right to purchase, Fischer may offer and sell the offered business to the proposed transferee or sublicense identified in Fischer’s notice.  As a condition precedent, Hologic must receive a written agreement executed by the proposed transferee or sublicensee containing, at a minimum, terms and conditions relating to the use of Mammography Assets at least as restrictive as those set forth in the License Agreement and acknowledging Hologic’s right to enforce the obligations of the transferee and sublicense under such agreement.  Fischer shall remain fully liable for the performance of all the obligations of its transferee or sublicense.

RE&S Activities

Under the terms of the Purchase Agreement, Hologic also grants Fischer a license (the “RE&S License”) that enables Fischer to carry out its RE&S business, including the business of researching, designing, developing, manufacturing, distributing, servicing, licensing and selling radiology, electrophysiology, and surgery systems and products and technology related to such systems and products, including without limitation, its VersaRAd, EPX/SPX and Bloom product lines or components thereof.  Such license may be transferred by Fischer to no more than 10 third parties and may be transferred only in connection with the sale of Fischer’s RE&S business or any portion thereof.  As a condition precedent, Hologic must receive a written agreement executed by the proposed transferee or sublicensee containing, at a minimum, terms and conditions relating to the use of Mammography Assets at least as restrictive as those set forth in the License Agreement and acknowledging Hologic’s right to enforce the obligations of the transferee and sublicense under such agreement.

The RE&S License includes the right to have products used in Fischer’s RE&S business made for Fischer by a third party for sale or distribution by Fischer in certain circumstances.  Fischer shall remain fully liable for any manufacturer’s compliance with the terms and conditions of the License Agreement.

Additional Limitations and Restrictions

The additional limitations and restrictions pursuant to the License Agreement provide that without the written consent of Hologic, Fischer cannot:

•                  copy all or any portion of the intellectual property licensed thereunder;

•                  disclose, provide, distribute or otherwise make available any item of the licensed intellectual property to any other person or entity or permit others to use it;

•                  rent, lease, encumber, sublicense, sell, assign or otherwise transfer any item of the Mammography Assets licensed hereunder or enter into any agreement obligating Fischer to do any of the foregoing with respect to the Mammography Assets licensed hereunder;

•                  use the licensed intellectual property for any development or analysis purposes whatsoever; or

•                  permit any third party to engage in any acts set forth above.

Hologic shall retain sole and exclusive ownership of the licensed intellectual property. Fischer acknowledges that it has and shall acquire no rights in the licensed intellectual property, other than the limited rights expressly granted under the License Agreement.

Term and Termination of License Agreement

The term and termination of the License Agreement is as follows:

•                  the license granted to Fischer to enable it to fulfill its obligations to supply mammography products to Philips, will be in effect from and after the closing date until the earlier to occur of the date such agreement is terminated pursuant to its terms or October 14, 2007;

•                  the license granted to Fischer to enable it to fulfill its obligations to supply mammography products to EES will be in effect from and after the closing date until the earlier to occur of the date such agreement is terminated pursuant to its terms or October 10, 2006;

•                  the license granted to Fischer to enable it to fulfill its existing agreements or renew, extend or enter into new agreements, relating exclusively to Fischer’s service business with respect to the previously installed mammography products, will be in effect from and after the closing date until the earlier to occur of the first date upon which Fischer has no continuing Service or Warranty Obligations or such earlier date as Hologic may exercise its termination rights pursuant to the License Agreement;

•                  the license granted to Fischer to enable it to perform any permitted upgrades will be in effect from and after the closing date until the earlier to occur of the first date upon which each of the SenoScan upgrade contracts has been terminated or such earlier date as Hologic may exercise its termination rights pursuant to the License Agreement;

•                  the license granted to Fischer to enable it to carry out the RE&S activities shall be in effect from and after the closing date until the earlier to occur of the sale of all or substantially all of the assets of Fischer’s RE&S business as they exist as of the date of the License Agreement or such earlier date as Hologic may exercise its termination rights pursuant to the License Agreement.

If Fischer materially breaches any of its obligations contained in the License Agreement, Hologic may terminate any or all of the licenses granted under the License Agreement upon written notice to Fischer and the expiration of a reasonable cure period allowing Fischer to correct such breach. Upon any material breach by Fischer of any of its obligations contained in the License Agreement, which is due to Fischer’s gross negligence or intentional misconduct, Hologic may immediately terminate any or all of the licenses upon written notice to Fischer. In no event shall Hologic be required to provide a cure in excess of forty-five (45) days.

Conditions to the Completion of the Asset Sale

Fischer’s and Hologic’s respective obligations to complete the Asset Sale and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction of, or to the extent legally permissible, the waiver of, the following conditions:

•                  the approval of the Purchase Agreement and Asset Sale by Fischer’s stockholders;

•                  all necessary governmental authorizations, consents and approvals have been filed or obtained;

•                  no governmental order, stay, decree, judgment or injunction, or statute, rule or regulation has been entered, enforced or promulgated by a governmental entity that would prohibit the transactions contemplated by the Purchase Agreement;

The obligations of Hologic to complete the Asset Sale and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction of, or to the extent legally permissible, the waiver of, the following conditions:

•                  except for the representations of Fischer with respect to authorization of the transaction, title to the Mammography Assets and representations with respect to the Philips and EES agreements, the representations and warranties of Fischer contained in the Purchase Agreement shall be true and correct as of the closing date, except for matters that could not reasonably be expected to have a material adverse effect on the Mammography Assets; Fischer’s representation with respect to title to the Mammography Assets must be true and correct in all material respects as of the closing date and Fischer’s representations regarding authorization of the transaction and the Philips and EES agreements must be true and correct as of the closing date.

•                  the actions necessary to complete the transactions contemplated and compliance with all conditions relating to the Purchase Agreement and any ancillary agreement have been taken; all third party consents have been obtained, including the consent of JN Properties, Fischer’s landlord;

•                  no suit or proceeding has been brought by a governmental entity or a third party that could result in the restraint or prohibition of, or asserts the illegality of, the consummation of any material transaction contemplated by the Purchase Agreement or could result in a Mammography Assets material adverse effect;

•                  no bankruptcy proceedings or similar actions have been either voluntarily commenced by Fischer or involuntarily commenced against Fischer, nor shall any attachment have been placed on any item of the Mammography Assets;

•                  the delivery to Hologic of all title transfer instruments to all Mammography Assets;

•                  the delivery of all tangible embodiments of the Mammography Assets and the completion of all requisite steps to put the Mammography Assets in possession and control of Hologic;

•                  evidence that Fischer is able to deliver the Mammography Assets free and clear of all encumbrances;

•                  the receipt by Hologic of all ancillary agreements and other transfer instruments as required;

•                  the delivery by Fischer to Philips of a notice of intent to terminate the Philips agreement as of October 14, 2007; and

•                  the delivery to Hologic of a legal opinion from Fischer’s legal counsel.

The obligations of Fischer to complete the Asset Sale and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction of, or to the extent legally permissible, the waiver of, the following conditions:

•                  the representations of Hologic contained in the Purchase Agreement being true and correct in all material respects as of the closing date, except for any representations and warranties which are qualified as to materiality or material adverse effect which shall be complete and correct in all respects as of the closing date;

•                  the actions necessary to complete the transactions contemplated and compliance with all conditions relating to the Purchase Agreement and any ancillary agreement have been taken;

•                  the receipt by Fischer of all ancillary agreements as required; and

•                  the delivery to Fischer of a legal opinion from Hologic’s legal counsel.

Closing Date

If the Asset Sale is approved by Fischer’s stockholders and the foregoing conditions are satisfied or waived, the closing will take place shortly after the Special Meeting.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated at any time prior to the closing date in any of the following ways:

•                  by mutual written consent of Fischer and Hologic;

•                  by either Fischer or Hologic:

•                  if the transaction is not closed by November 15, 2005;

•                  if Fischer’s stockholders do not approve the Asset Sale;

•                  if the other party breaches any representation or warranty (subject to materiality and cure provisions); or

•                  by Fischer if it has received a superior proposal and the Board has withdrawn or changed its recommendation of the Purchase Agreement and Asset Sale; or

•                  by Hologic:

•                  upon the pendency of certain material third party actions or material governmental investigation or inquiry;

•                  if the Board fails to recommend approval of the Purchase Agreement and Asset Sale, withdraws or changes its recommendation, fails to reconfirm its recommendation upon request, approves or recommends an alternative transaction or fails to hold the meeting of Fischer’s stockholders by November 15, 2005; or

•                  if Fischer breaches its no solicitation agreement or furnishes non-public information in connection with an acquisition proposal from a third party.

Effects of Termination

In certain circumstances, if the Purchase Agreement is terminated, Fischer must pay Hologic a termination fee of between $800,000 and $1,280,000, depending on the nature of the termination.  In addition, Fischer must repay the outstanding principal and interest amounts due under the $5.0 million secured loan either immediately or within up to 180 days, depending on the nature of the termination.

Indemnification

Fischer and Hologic have agreed to indemnify each other against certain liabilities under the Purchase Agreement.  Fischer has agreed to indemnify Hologic for losses arising out of the breach of Fischer’s representations relating to authorization of the transaction, title to the Mammography Assets and the Philips and EES agreements; for breaches of covenants or agreements of Fischer relating to confidentiality or to be performed by Fischer on or after closing; and for liabilities relating to certain taxes owned by Fischer, retained liabilities, pending litigation or fraud of Fischer.  Hologic has agreed to indemnify Fischer for losses arising out of the breach of Hologic’s representation relating to authorization of the transaction; for breaches of covenants or agreements of Hologic to be performed by Hologic on or after closing; and liabilities arising out of certain assumed liabilities or fraud of Hologic.  Such indemnification includes actions brought by third parties.

Fischer’s Post Closing Covenants

Covenants Regarding Philips and EES Agreements

Fischer has agreed to comply with its obligations under the Philips agreements and the EES agreements.  Fischer has also agreed that it will not take any action to amend, modify, waive compliance with any of the agreements or conditions or extend the time for the performance of any of the obligations under either the Philips agreements or the EES agreements without the express prior written consent of Hologic.  In addition, Fischer will amend, modify or terminate the Philips agreements if requested by Hologic and Philips, and Fischer will amend, modify or terminate the EES agreements if requested by Hologic and EES, provided that any such amendment or modification will not result in any additional liability or obligation on the part of the Fischer.

Compliance with Service and Warranty Obligations

Fischer has agreed to comply with its service and warranty obligations.

Covenant Regarding Other Intellectual Property Contracts

Fischer has agreed that it will not take any action to permit any party to an intellectual property contract to continue to use any of the Mammography Assets after the termination of such contract without the express prior written consent of Hologic.

Covenant Not to Compete with Hologic

Fisher has agreed that for a period of five years following the closing date, neither Fischer nor any of its subsidiaries will, directly or indirectly, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with Hologic for so long as Hologic carries on a like mammography business.

Nonsolicitation of Transferred Employees

Fischer also agreed that for a period of five years following the closing date, Fischer will not induce any Fischer employee that becomes an employee of Hologic to leave Hologic or to accept any other employment or position or assist any other entity in hiring any Transferred Employees.

Other Covenants

The Purchase Agreement contains certain other covenants, including covenants relating to cooperation between Fischer and Hologic in the preparation of this proxy statement and other governmental filings, public announcements and notifications of certain events.

INFORMATION ABOUT FISCHER

The following information describes the business of Fischer prior to the contemplated asset sale to Hologic.

Fischer designs, manufactures and sells innovative mammography and digital imaging products used to diagnose breast cancer and other diseases. Fischer’s primary focus is on using digital imaging technology in screening and diagnostic mammograms and minimally invasive breast biopsy to aid in the early identification of breast cancer. Fischer offers high-resolution digital mammography products enabling radiologists, surgeons and other healthcare professionals to diagnose or rule out breast cancer early and treat patients with less-invasive procedures. Fischer also markets and sells products that meet selected needs of the broader radiology and electrophysiology markets.

Fischer’s SenoScan digital mammography system is used for both screening and diagnostic mammography.  The SenoScan product’s advantages over conventional x-ray film mammography systems stem from the ability to acquire high-resolution images at a reduced radiation dose, to manipulate the resulting digital images, to transmit the images to remote locations to facilitate diagnosis, and to store the images in a cost-effective digital archive.

Fischer’s MammoTest stereotactic breast biopsy system is used for minimally invasive breast biopsy. The MammoTest system permits a procedure that is less-invasive and less expensive than surgical biopsy, and can be performed under local anesthesia on an outpatient basis. Fischer believes that its MammoTest product line represents the premier offering for stereotactic minimally-invasive breast biopsy.

Fischer’s RE&S product line consists of film and digital general radiology systems, an electrophysiology stimulation system, electrophysiology x-ray imaging systems and a specialized surgical C-arm system.

Fischer currently services products directly in North America and Europe and through a network of dealers elsewhere in the world.  Fischer also sells a limited amount of consumable supplies to its customers.

SELECTED FINANCIAL DATA

Fischer’s Selected Financial Data for the 2004, 2003, 2002, 2001 and 2000 fiscal years and for March 31, 2005 and 2004 is derived from its financial statements beginning on page F-1.  The years ended December 31, 2001 and 2000 have been restated to incorporate the restatement adjustments.  The restatement adjustments for 2001 and 2000 are described in the 2002 annual report on Form 10-K.

You should read the following Selected Consolidated Financial Data with the consolidated financial statements and related notes appearing elsewhere in this proxy statement.

	For the three months ended
	March 31, 2005	March 31, 2004	2004	2003	2002	2001	2000
			(In thousands, except per share data)
Consolidated Statement of Operations Data
Revenues:
Products	$10,744	$8,537	$48,645	$32,814	$30,630	$28,055	$41,352
Services	3,710	3,469	15,395	13,348	14,480	13,860	12,683
Total revenues	14,454	12,006	64,040	46,162	45,110	41,915	54,035
Cost of sales:
Products	8,106	6,034	33,648	25,109	28,180	17,984	26,678
Services	4,406	4,126	17,523	13,629	11,887	7,307	9,892
Total	12,512	10,160	51,171	38,738	40,067	25,291	36,570
Gross profit	1,942	1,846	12,869	7,424	5,043	16,624	17,465
Operating expenses:
Research and development	1,940	1,370	6,531	4,654	4,559	3,257	3,708
Selling and marketing	1,977	2,665	10,469	9,376	7,981	7,278	6,801
General and administrative	1,831	2,237	7,917	8,754	7,697	5,028	5,282
Total operating expenses	5,748	6,272	24,917	22,784	20,237	15,563	15,791
(Loss) income from operations	(3,806)	(4,426)	(12,048)	(15,360)	(15,194)	1,061	1,674

Other financing (expense) (1)	(2,532)	—	—	—	—	—	—
Interest expense	(318)	(7)	(66)	(49)	(81)	(138)	(461)
Interest income	1	1	4	62	119	77	65
Patent settlement income (2)	—	—	5,150	900	24,950	—	—
Other (expense) income	78	(46)	39	34	(74)	(118)	(382)
Total other income (expense)	(6,577)	(4,478)	5,127	947	24,914	(179)	(778)
Provision (benefit) for income taxes	—	—	—	—	—	—	—
Net (loss) income	$(6,577)	$(4,478)	$(6,921)	$(14,413)	$9,720	$882	$896
Net (loss) income per common share:
Basic	$(0.70)	$(0.48)	$(0.74)	$(1.55)	$1.06	$0.10	$0.13
Diluted	$(0.70)	$(0.48)	$(0.74)	$(1.55)	$1.00	$0.09	$0.12
Shares used to calculate net (loss) income per share:
Basic	9,383	9,348	9,353	9,319	9,204	8,643	7,111
Diluted	9,383	9,348	9,353	9,319	9,692	9,352	7,411
Balance Sheet Data (at end of period):
Working capital	$(3,981)	$4,965	$4,169	$9,405	$23,199	$14,161	$11,756
Total assets	33,250	32,186	31,374	32,348	41,079	31,552	29,969
Total long-term debt (credit facility)	7,211	158	1,454	223	1,181	1,003	881
Total stockholders’ equity	49	8,663	6,593	13,075	27,493	17,669	15,954

(1)          In conjunction with the senior secured promissory notes issued to ComVest, a warrant to purchase 2,000,000 shares of common stock at an exercise price of $4.25 per share was issued to ComVest, which was subsequently amended to include a put option.  The fair value of the stock warrant obligation as of March 31, 2005 was estimated using the Black-Scholes option-pricing model to be $4.3 million.  As required per APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the issuance proceeds must be allocated between the amount applicable to the debt and the amount applicable to the warrant based upon relative fair values of the debt and the warrants at issuance date.  As a result, Fischer increased “Debt issue costs” by $1.8 million.  The difference of $2.5 million between the amount allocated to “Debt issue costs” of

$1.8 million and the fair value as of March 31, 2005 of $4.3 million was recognized as a non-cash “Other Financing Expense” in the Consolidated Income Statements for the three-months ended March 31, 2005.

(2)          During the second quarter of 2002, we settled patent infringement lawsuits that we had filed against Thermo Electron, Trex and Hologic.  Under the $32.2 million settlement, we received $25.0 million in cash and recognized $0.9 million in each of 2003 and 2004 as annual installments of the settlement amount.  In June 2004, we received an accelerated settlement payment of $4.25 million in lieu of annual installments.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AND
CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and three months ended March 31, 2005 give effect to the Asset Sale as if it had been completed on January 1, 2004.  The unaudited pro forma consolidated balance sheet as of March 31, 2005 gives effect to the Asset Sale as if the transaction occurred on March 31, 2005.

The unaudited pro forma consolidated statements of operations and unaudited pro forma consolidated balance sheet were derived by adjusting the historical consolidated financial statements of Fischer, which includes the results of operations of the Mammography Assets.  The unaudited pro forma consolidated balance sheet and consolidated statements of operations are provided for informational purposes only and should not be construed to be indicative of Fischer’s consolidated financial position or results of operations had the transactions been consummated on the date assumed and do not project Fischer’s consolidated financial position or results of operations for any future period or date.

The unaudited pro forma consolidated balance sheet and consolidated statements of operations and accompanying notes should be read in conjunction with Fischer’s historical consolidated financial statements and notes thereto included in Fischer’s Annual Report for the year ended December 31, 2004, its quarterly report for the quarter ended March 31, 2005 and the Unaudited Consolidated Carve-Out Statement of Operations of the Mammography Assets included on page F-2.

Fischer Imaging Corporation

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2005

(in thousands except share data)

	Fischer Historical	Pro Forma Disposition		Pro Forma
Current Assets:
Cash and cash equivalents	$1,464	$22,245	(a),(b),(c)	$23,709
Certificate of deposit, restricted cash	514	—		514
Accounts receivable, net of allowance for doubtful accounts	9,422	—		9,422
Inventories, net	14,256	—		14,256
Debt issue costs	1,976	(1,976	)(b)	—
Prepaid expenses and other current assets	647	—		647
Total current assets	28,279	20,269		48,548
Property and equipment:
Manufacturing equipment	5,606	—		5,606
Office equipment and leasehold improvements	6,264	—		6,264
Total property and equipment	11,870	—		11,870
Less: accumulated depreciation	(7,921)	—		(7,921)
Property and equipment, net	3,949	—		3,949
Intangible assets, net	1,022	—		1,022
Other	—	—		—
Total assets	$33,250	$20,269		$53,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,035	$—		$9,035
Current maturities under capital lease obligation	211	—		211
Senior secured promissory notes	7,000	(7,000	)(b)	—
Stock warrant obligation	4,320	(4,320	)(c)	—
Accrued salaries and wages	1,750	—		1,750
Customer deposits	3,328	—		3,328
Accrued warranties	2,828	—		2,828
Deferred service revenue	1,421	—		1,421
Other current liabilities	2,367	(45	)(b)	2,322
Total current liabilities	32,260	(11,365)		20,895
Long-term debt	—	—		—
Non-current deferred revenue	941	—		941
Total liabilities	33,201	(11,365)		21,836
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized:
Series C Junior participating preferred stock	—	—		—
Series D Convertible preferred stock	—	—		—
Common stock	94	—		94
Paid-in-capital	49,416	—		49,416
Accumulated deficit	(49,210)	31,634	(a),(b),(c)	(17,576)
Accumulated other comprehensive loss	(251)	—		(251)
Total stockholders’ equity	49	31,634		31,683
Total liabilities and stockholders’ equity	$33,250	$20,269		$53,519

The accompanying Notes are an integral part of the Unaudited Pro Forma Consolidated Balance Sheet.

Fischer Imaging Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended March 31, 2005

(in thousands except per share data)

	Fischer Historical	Pro Forma Disposition (d)	Pro Forma

Revenues	$14,454	$8,014	$6,440
Cost of sales	12,512	6,492	6,020
Gross profit	1,942	1,522	420
Operating expenses:
Research and development	1,940	742	1,198
Selling and marketing	1,977	1,496	481
General and administrative	1,831	—	1,831
Total operating expenses	5,748	2,238	3,510
Loss from operations	(3,806)	(716)	(3,090)
Other income (expense):
Other financing expense	(2,532)	—	(2,532)
Interest expense	(318)	—	(318)
Interest income	1	—	1
Other	78	—	78
Total other income (expense)	(2,771)	—	(2,771)
Loss before income taxes	(6,577)	(716)	(5,861)
Provision for income taxes	—	—	—
Net loss	$(6,577)	$(716)	$(5,861)

Net loss per share:
Basic	$(0.70)	$(0.08)	$(0.62)
Diluted	$(0.70)	$(0.08)	$(0.62)
Weighted average shares used to calculate net loss per share:
Basic	9,383		9,383
Diluted	9,383		9,383

The accompanying Notes are an integral part of the Unaudited Pro Forma Consolidated Statement of Operations.

Fischer Imaging Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2004

(in thousands except per share data)

	Fischer Historical	Pro Forma Disposition (c)	Pro Forma

Revenues	$64,040	$35,080	$28,960
Cost of sales	51,171	22,045	29,126
Gross profit	12,869	13,035	(166)
Operating expenses:
Research and development	6,531	875	5,656
Selling and marketing	10,469	7,910	2,559
General and administrative	7,917	—	7,917
Total operating expenses	24,917	8,785	16,132
Loss from operations	(12,048)	4,250	(16,298)
Other income (expense):
Interest expense	(66)	—	(66)
Interest income	4	—	4
Patent settlement income	5,150	5,150	—
Other	39	—	39
Total other income (expense)	5,127	5,150	(23)
(Loss) income before income taxes	(6,921)	9,400	(16,321)
Provision for income taxes	—	—	—
Net (loss) income	$(6,921)	$9,400	$(16,321)
Net (loss) income per share:
Basic	$(0.74)	$1.01	$(1.75)
Diluted	$(0.74)	$1.01	$(1.75)
Weighted average shares used to calculate net (loss) income per share:
Basic	9,353		9,353
Diluted	9,353		9,353

The accompanying Notes are an integral part of the Unaudited Pro Forma Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Consolidated Balance Sheet and Consolidated
Statements of Operations

1.                                      GENERAL

All products are manufactured in a shared manufacturing and administrative facility and, other than manufacturing overhead costs, a portion of such shared resources are not allocated to individual product lines.  In addition, Fischer does not capture assets or liabilities by product line or for the Mammography Assets.  Therefore, a portion of the historical common costs could not be directly identified to the Mammography Assets included in these pro forma financial statements.

The common costs that were not allocated consist of the following:

•                  Research and development costs that could not be specifically identified to Mammography Assets;

•                  Selling expense overhead; and

•                  General and administrative expenses relating to the Asset Sale.

The results of disposed operations in the Unaudited Pro Forma Consolidated Statements of Operations exclude the nonrecurring gain of $31.09 million relating to the Asset Sale, the $1.976 million write-off of unamortized debt issue costs, and the $2.52 million adjustment to the stock warrant obligation as they will be reflected in the historical income statement when the transaction is consummated.

2.                                      PRO FORMA ADJUSTMENTS

(a)                                  On June 22, 2005, Fischer entered into the Purchase Agreement with Hologic.  Under the terms of the Purchase Agreement, Hologic will pay Fischer a cash purchase price of $32.0 million for the Mammography Assets.  This pro forma adjustment reflects the disposition as follows (in thousands):

Sale proceeds	$32,000
Estimated selling expenses	(800)
	31,200
Net book value of assets sold	—	(1)

Gain on sale of assets	31,200
Income tax expense	(110	)(2)
Gain on sale, net of tax	$31,090

(1)                                  The value of the Mammography Assets sold are zero on Fischer’s balance sheet.

(2)                                  Management currently estimates that its federal and state net operations loss carry forwards will be adequate to ensure that only alternative minimum tax (“AMT”) will be paid.  Management currently estimates that AMT will be $110,000.

On June 22, 2005, Fischer received a $5.0 million loan from Hologic.  Adjustments related to this loan do not have an impact as of March 31, 2005 but will reduce the cash received under the sale proceeds in the table above.

(b)                                 To record the payment of the senior secured promissory note and related accrued interest of $7.045 million to ComVest upon closing of the Purchase Agreement.  The unamortized debt issue costs of $1.976 million are eliminated in the Pro Forma Balance Sheet.

(c)                                  In conjunction with the senior secured promissory notes with ComVest, Fischer issued to ComVest a warrant to purchase 2,000,000 shares of Common Stock at an exercise price of $4.25 per share.  On March 29, 2005, Fischer amended the warrant to provide ComVest with a put option, exercisable at $0.90 per warrant share, upon the occurrence of certain trigger events.  The Asset Sale is considered a trigger event, and Fischer expects that ComVest will exercise its put option effective as of closing because the value of the common stock is substantially less than the exercise price of $4.25 per share.  The fair value as of March 31, 2005 was estimated using the Black-Scholes option-pricing model.  Based upon the current stock price, we believe the fair value of the warrant is currently $1.8 million.  Therefore, the Pro Forma Consolidated Balance Sheet reflects an adjustment to reduce the warrant obligation to its current fair value by $2.52 million and record the payment to ComVest of $1.8 million.

(d)                                 This pro forma adjustment eliminates the historical direct revenues and costs of operations associated with sales of products produced utilizing the Mammography Assets, which Fischer must discontinue selling after the Asset Sale.  The Purchase Agreement permits Fischer to continue to service and support the installed base of SenoScan and MammoTest systems with its existing service organization and fulfill its contractual obligations by providing MammoTest and SenoScan systems to EES and Philips, respectively.

3.                                      RECONCILIATION OF UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS TO UNAUDITED CARVE-OUT STATEMENT OF OPERATIONS

The table below reconciles net income (loss) per the Unaudited Pro Forma Consolidated Statement of Operations to net income (loss) per the Unaudited Carve-Out Consolidated Statements of Operations for the year ended December 31, 2004 and the three months ended March 31, 2005 (in thousands).

	Three months ended March 31, 2005	Year ended December 31, 2004
Net (loss) income - pro forma basis	$(716)	$9,400

Allocation of common costs:
Research and development	(970)	(4,415)
Selling	(165)	(739)
General and administrative	(1,019)	(4,341)

Net (loss) income - carve-out basis	$(2,870)	$(95)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 30, 2005, with respect to the beneficial ownership of Fischer’s common stock and stock options exercisable within sixty days of June 30, 2005 of each person known to be the beneficial owner of 5% or more of Fischer’s common stock, its new and former chief executive officer and each of the four other most highly compensated executive officers of Fischer, and each of Fischer’s directors, all executive officers and directors as a group.  This information is based upon information received from or on behalf of the named persons or from publicly available information and filings by or on behalf of those persons with the SEC.  Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares of Fischer common stock listed.  As of June 30, 2005, there were 9,398,817 shares of common stock issued and outstanding.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number	Percentage
5% Beneficial Owners:
ComVest Investment Partners II LLC (2) One North Clematis Street, Suite 300 West Palm Beach, Florida 33401	2,000,000	21.3%
Arnold H. Snider(3) Deerfield Management Co. and Deerfield Partners, L.P. 450 Lexington Avenue, Suite 1450 New York, NY 10017	1,675,000	17.8%
Rutabaga Capital Management(4) 64 Broad Street Boston, Massachusetts 02109	1,272,650	13.5%
Wellington Management Company, LLP(5) 75 State Street Boston, Massachusetts 02109	1,195,500	12.7%
Morgan W. Nields(6) 4 Sunrise Drive Englewood, CO 80110	1,004,180	10.7%
T. Rowe Price Associates, Inc and T. Rowe Price Health Sciences Fund, Inc.(7) 100 E. Pratt Street Baltimore, Maryland 21202	936,480	9.9%
Directors and Executive Officers:
Todger Anderson(8)	40,000	*
Charlotte Petersen(8)	25,000	*
Harris Ravine(8)	40,000	*
Dr. Gail Schoettler(8)	50,000	*
Taylor Simonton(8)	50,000	*
Roman Janer	25,000	*
Steve L. Durnil(8)	0	*
David Kirwan(8)	8,750	*
All current directors and executive officers as a group (9 persons)(9)	238,750	2.5%

*               Less than 1%

(1)               Unless otherwise indicated, the address of each beneficial owner listed is c/o 12300 North Grant Street, Denver, CO 80241.

(2)               Based on information reported on Form SC 13D filed with the SEC on April 11, 2005, ComVest Investment Partners II LLC, ComVest Investment Partners LLC, Commonwealth Associates Group Holdings, LLC, Michael S. Falk and Robert L. Priddy have shared dispositive and voting power over 2,000,000 shares, which are subject to currently exercisable warrants.

(3)               Based on information reported on Schedule 13G/A filed with the SEC on February 3, 2005, Arnold H. Snider, President of Deerfield Capital, L.P., has shared voting and dispositive power over 1,675,000 shares.  Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Management Company and Deerfield International Limited have shared voting and dispositive power over 837,500 shares.

(4)               Based on information reported on Schedule 13G/A filed with the SEC on January 18, 2005, Rutabaga Capital Management has sole dispositive power over 1,272,650 shares, sole voting power over 485,900 shares, and shared voting power over 786,750 shares.

(5)               Based on information reported on Schedule 13G/A filed with the SEC on February 14, 2005, by Wellington Management Company LLP, and Schedule 13G/A filed with the SEC on February 14, 2005, by Wellington Trust Company, NA, Wellington Management Company, LLP has shared dispositive power over 1,195,500 shares and shared voting power over 740,500 shares.  Wellington Trust Company, NA has shared voting and dispositive power over 600,500 shares.

(6)               Based on information reported on a Form 4 filed with the SEC on February 24, 2005, Mr. Nields beneficially owns 1,004,180 shares.  This includes 170,523 shares held by the Robert L. Nields Trust and 118,943 shares held by the Florence Wesson Nields Irrevocable Trust (collectively, the “Trusts”) of which shares Mr. Nields, as co-trustee and beneficiary of the Trusts, may be deemed to be beneficial owner.  Mr. Nields disclaims beneficial ownership of the shares held by the Trusts except to the extent of his proportionate interest as beneficiary of the Trusts.

(7)               Based on information reported on Schedule 13G/A filed with the SEC on February 11, 2005, T. Rowe Price Associates, Inc. has sole dispositive power over 936,480 shares and sole voting power over 301,280 shares and T. Rowe Price Health Sciences Fund, Inc has sole voting power over 590,000 shares.

(8)               Amounts include shares that may be purchased pursuant to options currently exercisable or exercisable within 60 days as follows:  40,000 shares for Mr. Anderson; 25,000 shares for Ms. Petersen; 40,000 shares for Mr. Ravine; 49,000 shares for Dr. Schoettler; 50,000 shares for Mr. Simonton; 25,000 shares for Mr. Janer; and 8,750 shares for Mr. Kirwan.

(9)               Includes 237,750 shares that may be purchased pursuant to options currently exercisable or exercisable within 60 days.

STOCKHOLDER PROPOSALS FOR THE 2006 PROXY STATEMENT

The deadline for submitting a stockholder proposal for inclusion in Fischer’s proxy statement and form of proxy for Fischer’s 2006 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is January 21, 2006.  Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and form of proxy must do so no earlier than the close of business on the fiftieth day prior to, nor later than the close of business on the thirtieth day prior to the date of the 2006 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Fischer is subject to the reporting requirements of the Exchange Act and files annual, quarterly and periodic reports, proxy statements and other information with the SEC.  The SEC maintains a web site (http://www.sec.gov) on which Fischer’s reports, proxy statements and other information are made available.  Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Fischer or any other person.

FISCHER IMAGING CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

Fischer Imaging Corporation

Operations Arising from the Mammography Assets

Unaudited Carve-Out Consolidated Statement of Operations

(in thousands)

	For the three months ended		For the year ended December 31,
	March 31, 2005	March 31, 2004	2004	2003	2002
Revenues	$8,014	$7,291	$35,080	$23,826	$23,123
Cost of sales	6,492	5,727	22,045	18,704	16,798
Gross profit	1,522	1,564	13,035	5,122	6,325
Operating expenses:
Research and development	1,712	1,110	5,290	3,770	3,692
Selling and marketing	1,661	2,198	8,649	8,390	6,902
General and administrative	1,019	1,361	4,341	4,541	3,946
Total operating expenses	4,392	4,669	18,280	16,701	14,540
Loss from operations	(2,870)	(3,105)	(5,245)	(11,579)	(8,215)
Other income (expense):
Patent settlement income	—	—	5,150	900	24,950
Other	—	—	—	—	—
Total other income (expense)	—	—	5,150	900	24,950
(Loss) income before income taxes	(2,870)	(3,105)	(95)	(10,679)	16,735
Provision for income taxes	—	—	—	—	—
Net (loss) income	$(2,870)	$(3,105)	$(95)	$(10,679)	$16,735

The accompanying Notes are an integral part of the Unaudited Carve-Out Consolidated Financials Statements.

Fischer Imaging Corporation
Operations Arising from the Mammography Assets
Notes to the Unaudited Carve-Out Consolidated Statement of Operations

1.                                      GENERAL

Fischer Imaging Corporation, together with its wholly owned subsidiaries (“Fischer”), designs, manufactures and sells mammography and digital imaging products used to diagnose breast cancer and other diseases.  Fischer’s primary focus is on using its digital imaging technology in screening and diagnostic mammograms and minimally invasive breast biopsy to aid in the early identification of breast cancer.  Fischer sells high-resolution digital mammography products, enabling radiologists, surgeons and other healthcare treatment professionals to diagnose or rule out disease early and treat patients with less-invasive procedures.  All significant inter-company accounts and transactions have been eliminated in consolidation.

On June 22, 2005, Fischer entered into an Asset Purchase Agreement with Hologic, Inc. (“Hologic”).  Pursuant to the Asset Purchase Agreement, Fischer has agreed to sell to Hologic all of the intellectual property relating to its mammography business and products, including the rights to Fischer’s SenoScan digital mammography and MammoTest stereotactic breast biopsy systems (collectively, the “Mammography Assets”).  Under the terms of the Asset Purchase Agreement, Hologic will pay Fischer a cash purchase price of $32.0 million for the Mammography Assets.

The Asset Purchase Agreement contains a license back to Fischer of the Mammography Assets necessary for Fischer to continue to service and support the installed base of SenoScan and MammoTest systems using its existing service organization and to fulfill its contractual obligations for providing MammoTest and SenoScan systems to Ethicon Endo-Surgery Europe and Philips Medical DMC Gmbh, respectively.  The historical revenues related to these product sales and services have been excluded from the carve-out statement of operations.

All products are manufactured in a shared manufacturing and administrative facility and, other than manufacturing overhead costs, such shared resources are not allocated to individual product lines in Fischer’s consolidated financial statements.  In addition, the Company does not capture assets or liabilities by product line or for the Mammography Assets.  Therefore, a, portion of the historical costs could not be directly identified to the Mammography Assets included in these unaudited carve-out consolidated financial statements.  Interest expense and interest income were not allocated because intercompany balances could not be estimated.

The common costs were allocated to prepare these unaudited carve-out financial statements in accordance with the following allocation methodologies:

•                  Research and development costs that could not be specifically identified to Mammography Assets were allocated in accordance with the budgeted costs of major research and development project plans.

•                  Selling expense overhead was allocated as a percentage of product revenues.

•                  General and administrative expenses were allocated as a percentage of total revenues.

The table below highlights the amounts of common costs that were allocated to prepare these unaudited carve-out financial statements.

	For the three months ended March 31,		For the year ended December 31,
	2005	2004	2004	2003	2002

Research and development	$970	$1,110	$4,415	$3,770	$3,692
Selling and marketing	165	334	739	193	2,056
General and administrative	1,019	1,361	4,341	4,451	3,946

Fischer does not capture assets or liabilities for the Mammography Assets.  Any allocations would not be meaningful.  A statement of assets sold is not presented since the value of the Mammography Assets to be sold are zero on Fischer’s balance sheet.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited carve-out statement of operations and accompanying notes should be read in conjunction with Fischer’s historical consolidated financial statements and notes thereto included in Fischer’s annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005.

Use of Estimates in the Preparation of Financial Statements

Fischer uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities, and the reported revenue and expenses.  Actual results could vary from the estimates used.

Revenue Recognition

Fischer follows the provisions of SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), which provides for revenue recognition when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured.  Fischer’s standard business practice requires that sales transactions are supported by an executed sales agreement or an executed purchase order.  Fischer recognizes product revenue for its medical equipment when title and risk of loss have transferred to the customer and Fischer has no post-shipment performance obligations other than installation or training.  Where installation and/or training services are provided in a sales agreement and they have not been completed at the time product revenue is recognized, the fair value of these services is deferred and subsequently recognized as revenue when each of the services are performed.  In cases where the sales agreement prescribes additional consequential performance obligations or requires specific performance criteria be met for customer acceptance, Fischer defers revenue recognition on the product sale until such conditions are satisfied.

Accounts receivable are carried at original invoice amounts less an estimate for doubtful accounts and sales returns based on a periodic review of outstanding receivables.  Allowances are provided for known and anticipated credit losses as determined by management in the course of regularly evaluating individual customer receivables.  This evaluation takes into consideration a customer’s financial condition and credit history as well as current economic conditions.  Accounts receivable are written off when deemed uncollectible.  Recovery of accounts receivable previously written off are recorded when received.

Inventories

Fischer values inventory at the lower of cost or market using the first-in, first-out (FIFO) method.  Fischer assesses the recoverability of inventory based on obsolescence or overstocked inventory equal to the difference between the cost of inventory and the estimated market value based upon historical experience and assumptions about future demand and changes in market conditions.  These assessments require judgments and estimates, and valuation adjustments for excess and obsolete inventory may be recorded based on these periodic assessments.

Property and Equipment

Property and equipment is stated at the lower of depreciated cost or net realizable value.  Significant additions and improvements are capitalized at cost, while maintenance and repairs that do not improve or extend the life of the respective assets are charged to expense as incurred.

Manufacturing and office equipment are depreciated or amortized on a straight-line basis, over the estimated useful lives (ranging from 3 to 8 years) of the respective assets.  Leasehold improvements are amortized, on a straight-line basis, over the lesser of the estimated useful life or the remaining term of the related lease.

Product Warranty

Fischer provides for the estimated cost of product warranties at the time revenue is recognized.  Although Fischer engages in extensive product quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure.  Should actual product failure rates or service costs differ from Fischer’s estimates, which are based on historical data, and engineering estimates, revisions to the estimated warranty liability would be required.  The typical standard warranty term is 12 months starting from the date of installation.

Translation of Foreign Currencies

The operating results of these foreign subsidiaries have been translated at the average exchange rates that prevailed during each reporting period.  Adjustments resulting from translation of foreign currency financial statements are reflected as accumulated other comprehensive income in the consolidated balance sheets.  Exchange gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than that of the entity’s primary cash flow) are included in operations in the period in which they occur.

Research and Development Costs

Research and product development costs are expensed as incurred and include primarily engineering salaries, overhead and materials used in connection with research and development projects.

Income taxes

Because net operating loss carryforwards and deferred tax assets are not tracked between product lines or among Mammography Assets, the income tax provision has not been allocated.  Although Fischer will recognize gain for federal income tax purposes as a result of the Asset Sale, such gain will be offset by Fischer’s loss from operations for the current year and its net operating loss carryforwards (“NOLs”) from prior periods.  For alternative minimum tax (“AMT”) purposes, only 90% of AMT taxable income may be offset by alternative tax NOLs, and Fischer expects the amount of AMT to be approximately $110,000.

3.                                      PATENT LITIGATION SETTLEMENT

During the second quarter of 2002, Fischer settled patent infringement lawsuits for $32.3 million.  Fischer received an initial settlement payment of $25 million and recognized $25.0 million as income in 2002.  $7.2 million of the settlement was scheduled to be received in equal annual installments of $0.9 million over the remaining eight-year life of the associated patents.  Fischer recognized an other income item in the amount of $0.9 million during the second quarters of 2003 and 2004.  On June 2, 2004, Fischer amended the settlement agreement, received a one-time accelerated payment totaling $4.3 million in lieu of the six remaining $0.9 million payments that were due annually through 2010 and recognized the one-time payment as an other income item.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Fischer Imaging Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheet of the Fischer Imaging Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. Our audit also included the financial statement schedule II for the year ended December 31, 2004. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fischer Imaging Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule II for the year ended December 31, 2004, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.

March 4, 2005, except for the matters discussed in Notes 1
and 5, as to which the date is March 30, 2005.

Denver, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Fischer Imaging Corporation

We have audited the accompanying consolidated balance sheets of Fischer Imaging Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fischer Imaging Corporation and subsidiaries at December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Denver, Colorado April 14, 2004

FISCHER IMAGING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share data)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,939	$1,396
Certificate of deposit, restricted cash	514	514
Accounts receivable, net of allowance for doubtful accounts of $650 and $942 at December 31, 2004 and 2003, respectively	7,286	9,371
Inventories, net	16,034	14,918
Prepaid expenses and other current assets	751	1,637
Total current assets	26,524	27,836
Property and equipment:
Manufacturing equipment	5,129	4,415
Office equipment and leasehold improvements	6,300	5,453
Total property and equipment	11,429	9,868
Less: accumulated depreciation	(7,612)	(6,458)
Property and equipment, net	3,817	3,410
Intangible assets, net	1,033	1,077
Other	—	25
Total assets	$31,374	$32,348
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,666	$8,378
Current maturities under capital lease obligation	224	231
Accrued salaries and wages	1,617	1,630
Customer deposits	3,123	4,091
Accrued warranties	3,013	1,987
Deferred service revenue	1,121	455
Other current liabilities	2,591	1,659
Total current liabilities	22,355	18,431
Long-term debt	1,454	223
Non-current deferred revenue	972	619
Total liabilities	24,781	19,273
Commitment and contingencies	—	—
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized:
Series C Junior participating preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	—	—
Series D Convertible preferred stock, $.01 par value, 506,667 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 9,374,484 and 9,348,484 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	94	94
Paid-in capital	49,400	49,343
Accumulated deficit	(42,633)	(35,712)
Accumulated other comprehensive loss	(268)	(650)
Total stockholders’ equity	6,593	13,075
Total liabilities and stockholders’ equity	$31,374	$32,348

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

	For the Years Ended December 31,
	2004	2003	2002
Revenues:
Products	$48,645	$32,814	$30,630
Services	15,395	13,348	14,480
Total revenues	64,040	46,162	45,110
Cost of sales:
Products	33,648	25,109	28,180
Services	17,523	13,629	11,887
Total cost of sales	51,171	38,738	40,067
Gross profit	12,869	7,424	5,043
Operating expenses:
Research and development	6,531	4,654	4,559
Selling and marketing	10,469	9,376	7,981
General and administrative	7,917	8,754	7,697
Total operating expenses	24,917	22,784	20,237
Loss from operations	(12,048)	(15,360)	(15,194)
Other income (expense):
Interest expense	(66)	(49)	(81)
Interest income	4	62	119
Patent settlement income	5,150	900	24,950
Other	39	34	(74)
Total other income (expense)	5,127	947	24,914
(Loss) income before income taxes	(6,921)	(14,413)	9,720
Provision for income taxes	—	—	—
Net (loss) income	$(6,921)	$(14,413)	$9,720
Net (loss) income per share:
Basic	$(0.74)	$(1.55)	$1.06
Diluted	$(0.74)	$(1.55)	$1.00
Weighted average shares used to calculate net (loss) income per share:
Basic	9,353	9,319	9,204
Diluted	9,353	9,319	9,692

The accompanying notes are an integral part of these consolidated statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands except share data)

			Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

	Common Stock
	Shares	Amount

Balances, December 31, 2001	9,176,929	$91	$48,798	$(31,019)	$(201)	$17,669
Comprehensive income:
Net income	—	—	—	9,720	—	9,720
Foreign currency translation adjustments	—	—	—	—	(231)	(231)
Total comprehensive income	—	—	—	—	—	9,489
Exercise of stock options	129,647	2	333	—	—	335
Balances, December 31, 2002	9,306,576	93	49,131	(21,299)	(432)	27,493
Comprehensive loss:
Net loss	—	—	—	(14,413)	—	(14,413)
Foreign currency translation adjustments	—	—	—	—	(218)	(218)
Total comprehensive loss	—	—	—	—	—	(14,631)
Shares purchased under an Employee Stock Purchase Plan	25,408	—	129	—	—	129
Stock options issued below market value	—	—	31	—	—	31
Exercise of stock options	16,500	1	52	—	—	53
Balances, December 31, 2003	9,348,484	94	49,343	(35,712)	(650)	13,075
Comprehensive loss:
Net loss	—	—	—	(6,921)	(6,921)
Foreign currency translation adjustments	—	—	—	—	382	382
Total comprehensive loss	—	—	—	—	—	(6,536)
Exercise of stock options	26,000	—	57	—	—	57
Balances, December 31, 2004	9,374,484	$94	$49,400	$(42,633)	$(268)	$6,593

The accompanying notes are an integral part of these consolidated statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net (loss) income	$(6,921)	$(14,413)	$9,720
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation	1,154	1,109	674
Amortization of intangible assets	44	44	509
Gain on sale of investment	(123)	—	—
Loss on sales and retirements of assets	—	—	191
Non-cash compensation expense	—	31	—
Foreign exchange (gains) losses	—	(33)	31
Change in operating assets and liabilities
Accounts receivable, net	2,085	(686)	(1,362)
Inventories, net	(1,116)	3,035	291
Prepaid expenses and other current assets	886	(1,222)	(274)
Accounts payable and accrued liabilities	3,207	2,612	(1,031)
Customer deposits	(968)	2,861	(1,312)
Accrued warranty	1,026	311	985
Deferred service revenue	666	161	(60)
Other	353	549	942
Net cash provided (used) by operating activities	293	(5,641)	9,304
Cash flows from investing activities:
Purchases of property and equipment	(1,561)	(1,268)	(2,197)
Proceeds from sale of investment	148	—	—
Purchase of certificate of deposit (restricted cash)	—	(514)	—
Other	—	—	(103)
Net cash used in investing activities	(1,413)	(1,782)	(2,300)
Cash flows from financing activities:
Proceeds from sale of common stock	57	182	335
Proceeds from sale/leaseback	—	514	—
Proceeds from line of credit	4,108	—	—
Repayments on line of credit	(2,654)	—	—
(Repayments on) proceeds from long-term debt, net	(230)	(60)	60
Net cash provided by financing activities	1,281	636	395
Effect of exchange rate changes on cash	382	(218)	(231)
Net increase (decrease) in cash and cash equivalents	543	(7,005)	7,168
Cash and cash equivalents, beginning of year	1,396	8,401	1,233
Cash and cash equivalents, end of year	$1,939	$1,396	$8,401
Supplemental cash flow disclosures:
Cash interest payments	$61	$51	$81
Cash income tax payments	14	15	32

The accompanying notes are an integral part of these consolidated statements.

FISCHER IMAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three years ended December 31, 2004, 2003 and 2002

(1)                                 BUSINESS OPERATIONS

Organization

Fischer Imaging Corporation, together with its wholly owned subsidiaries, (“Fischer” or “the Company”) designs, manufactures and sells innovative mammography and digital imaging products used to diagnose breast cancer and other diseases. The Company’s primary focus is on using its digital imaging technology in screening and diagnostic mammograms and minimally invasive breast biopsy to aid in the early identification of breast cancer. The Company sells high-resolution digital mammography products, enabling radiologists, surgeons and other healthcare treatment professionals to diagnose or rule out disease early and treat patients with less-invasive procedures. The Company has also refocused its efforts to market and sell products that meet selected needs of the broader radiology and electrophysiology markets. The consolidated financial statements include the accounts of Fischer Imaging Corporation and all subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Management Plans

Management has developed an operating plan intended to return the Company to positive cash flow from operations. Key components to this plan include increasing revenues, improving operating efficiencies and supply chain costs in order to reduce cost of sales and to improve gross margins and lowering overall operating costs as a percentage of revenues. Management is undertaking a number of steps to improve the performance and reliability and to enhance the image processing, workflow and connectivity features of its SenoScan product. Management is taking steps to redesign parts and components for its products and is planning to complete the redesign of its SenoScan product in 2005 at which time the SenoScan product will be relaunched. Management expects that US service revenues will increase, provided that the installed base for its products continues to grow, such that service revenues will fall more in line with the service cost infrastructure and that parts usage costs will decline, provided that component reliability improvement initiatives underway succeed, such that the US service business will see a return to positive gross margins. Management has begun the process of restructuring its sales and service operations in Europe with the goal of transferring its European service business and addressing the European market through a strategic distribution agreement, thereby eliminating the need for the current European infrastructure. Management has taken steps to develop and establish Corporate Relationships to augment its direct sales force such that it expects to broaden its product reach and increase revenues and also intends to acquire complementary products to integrate with its existing products and offerings for sale through its existing sales channels to its customer base.

(2)                                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

The Company uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

Revenue Recognition

The Company follows the provisions of SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) which provides for revenue recognition when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured. The Company’s standard business practice requires that sales transactions are supported by an executed sales agreement or an executed purchase order. The Company recognizes product revenue for its medical equipment when title and risk of loss have transferred to the customer and the Company has no post-shipment performance obligations other than installation or training. Where installation and/or training services are provided in a sales agreement and they have not been completed at the time product revenue is recognized, the fair value of these services is deferred and subsequently recognized as revenue when each of the services are performed. In cases where the sales agreement prescribes additional consequential performance obligations or requires specific performance criteria be met for customer acceptance, the Company defers revenue recognition on the product sale until such conditions are satisfied.

The Company bills service contracts and extended warranty agreements in advance either monthly, quarterly, annually or at the time of the product sale, depending upon the customers’ request. The amounts billed are recorded as deferred revenue and recognized as revenue ratably during the period for which the contracts are in effect. The Company recognizes revenue from services billed on a time and material basis when the services are performed. The Company also sells replacement parts to customers and records revenue at the time of shipment when title transfers. Certain replaced parts may be returned for partial credit, and the Company records sales allowances based on historical experience to account for the future effect of those returns.

Accounts receivable are carried at original invoice amounts less an estimate for doubtful accounts and sales returns based on a periodic review of outstanding receivables. Allowances are provided for known and anticipated credit losses as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recovery of accounts receivable previously written off are recorded when received.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with an original maturity of three months or less. Cash and cash equivalents include financial instruments that potentially subject the Company to a concentration of credit risk. The Company places its cash and temporary cash investments with high credit quality institutions. At times, cash held in the Company’s primary bank may be in excess of the FDIC insurance limits.

Inventories

The Company values inventory at the lower of cost or market using the first-in, first-out (FIFO) method. The Company assesses the recoverability of inventory based on obsolescence or overstocked inventory equal to the difference between the cost of inventory and the estimated market value based upon historical experience and assumptions about future demand and changes in market conditions. These assessments require judgments and estimates, and valuation adjustments for excess and obsolete inventory may be recorded based on these periodic assessments.

Inventories consist of the following components (in thousands) as of December 31,:

	2004	2003
Raw materials	$8,952	$8,925
Work in process and finished goods	8,866	9,313
Reserve for excess and obsolete inventories	(1,784)	(3,320)
Inventories, net	$16,034	$14,918

Property and Equipment

Property and equipment is stated at the lower of depreciated cost or net realizable value. Significant additions and improvements are capitalized at cost, while maintenance and repairs that do not improve or extend the life of the respective assets are charged to expense as incurred.

Manufacturing and office equipment are depreciated or amortized on a straight-line basis, over the estimated useful lives (ranging from 3 to 8 years) of the respective assets. Leasehold improvements are amortized, on a straight-line basis, over the lesser of the estimated useful life or the remaining term of the related lease.

Intangible Assets

Intangible assets consist of identifiable intangible assets and goodwill. Identifiable intangible assets consist of a non-compete agreement and a patent license, which are stated at cost. Identifiable assets are amortized on straight-line basis over their expected useful lives ranging from 8 to 10 years. Goodwill is the excess of the purchase price over the fair value of net assets acquired related to acquisitions. Goodwill is recorded net of accumulated amortization through December 31, 2001. In accordance with the Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002, goodwill is no longer amortized, but is subject to an annual impairment analysis.

Long-Lived Assets including Identifiable Intangible Assets Subject to Amortization

In August 2001, the Financial Accounting Standards Board (“FASB”), issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and requires that long-lived assets be evaluated for impairment if indicators of impairment are present and if necessary written down to estimated fair value. SFAS No. 144 also develops an accounting model for long-lived assets that are to be disposed of by sale and requires the measurement to be the lower of book value or fair value, less the cost to sell the assets. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the asset is written down to its estimated fair value. The Company has determined that no long-lived assets were impaired at December 31, 2004.

Financial Instruments

The fair market value of accounts receivable, accounts payable, debt and other financial instruments approximates their carrying values in the accompanying consolidated balance sheets. The fair value of debt was determined based upon current interest rates available to Fischer.

Product Warranty

The Company provides for the estimated cost of product warranties at the time revenue is recognized. Although the Company engages in extensive product quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on historical data, and engineering estimates, where applicable, revisions to the estimated warranty liability would be required. The typical standard warranty term is for 12 months starting from the date of installation. The Company also sells extended warranties ranging from 12 to 60 months.

Activity in the product warranty accrual for the years ended December 31, 2004 and 2003 follows (in thousands):

	2004	2003
Beginning balance	$1,987	$1,676
Add: Warranty provision	4,078	2,557
Less: Cost incurred	(3,052)	(2,246)
Ending balance	$3,013	$1,987

Translation of Foreign Currencies

The assets and liabilities of the Company’s consolidated foreign subsidiaries, whose cash flows are primarily in their local currencies, have been translated into U.S. dollars using the current exchange rates at each balance sheet date. The operating results of these foreign subsidiaries have been translated at average exchange rates that prevailed during each reporting period. Adjustments resulting from translation of foreign currency financial statements are reflected as accumulated other comprehensive income in the consolidated balance sheets. Exchange gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than that of the entity’s primary cash flow) are included in operations in the period in which they occur.

Research and Development Costs

Research and product development costs are expensed as incurred and include primarily engineering salaries, overhead and materials used in connection with research and development projects.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs of $400,000, $320,000 and $408,000 were expensed in 2004, 2003 and 2002, respectively.

Stock-Based Compensation Plans:

Non-employee Director Stock Option Plan

At December 31, 2004, the Company’s Non-employee Director Stock Option Plan (the “Director Plan”), adopted in 1993 and amended in June 1998, authorizes the granting of nonqualified options to acquire up to 300,000 shares of common stock. The Director Plan allows for automatic annual grants upon each year of director’s service, and for discretionary grants on such terms and conditions as are set by the Board at the time of grant. The stock options issued under the Director Plan may be exercised at any time from date of grant, with a maximum option term of ten years.

Employee Stock Option Plan and Employee Stock Purchase Plan

At December 31, 2004, the Company had an employee stock option plan and an employee stock purchase plan, which are described more fully in Note 7. The Company has elected to account for stock-based compensation arrangements using the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”. Under this method, stock compensation is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.

The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in thousands except share data) for the years ended December 31,:

	2004	2003	2002
Net (loss) income:
As reported	$(6,921)	$(14,413)	$9,720
Add stock options issued below market value	—	31	—
Less stock based compensation under the fair value method	(1,005)	(1,412)	(1,560)
Pro forma	$(7,926)	$(15,794)	$8,160
Net (loss) income per common share, basic:
As reported	$(0.74)	$(1.55)	$1.06
Pro forma	$(0.85)	$(1.69)	$0.89
Net (loss) income per common share, diluted:
As reported	$(0.74)	$(1.55)	$1.00
Pro forma	$(0.85)	$(1.69)	$0.84

The weighted average fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2004	2003	2002
Dividend rate	0.0%	0.0%	0.0%
Expected volatility	94.0%	94.9%	104.3%
Risk-free interest rate	3.8%	2.5%	2.5%
Expected life (in years)	5.0	5.0	5.0

The weighted average fair value of options granted during the 2004, 2003 and 2002 was $2.47, $3.96 and $5.51, respectively.

Net Earnings or Loss Per Share

Basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding at the reporting date. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of the weighted average number of common shares outstanding, and if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method. Dilutive securities consist of the following (in thousands):

	2004	2003	2002
Weighted average common shares	9,353	9,319	9,204
Dilutive effect of stock options	—	—	488
Total	9,353	9,319	9,692

Common stock equivalents excluded from diluted earnings per share because their effect is anti-dilutive are as follows (in thousands):

	2004	2003	2002
Anti-dilutive effect of stock options	1,373	1,483	1,068

Comprehensive Income (Loss)

Components of comprehensive income include net income (loss) and certain transactions that have generally been reported in the consolidated statements of stockholders’ equity. Other comprehensive income includes foreign currency translation adjustments.

Recently Issued Accounting Pronouncements

In November 2002, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on its financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. The adoption of FIN 46 did not have any impact on the Company’s financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” which supersedes Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. Under SFAS No. 123 (revised), all share-based payments would be treated as other forms of compensation by recognizing the costs, generally measured as the fair value at the date of grant, in the income statement. Fischer will be required to adopt SFAS No. 123 (revised) for its fiscal year beginning July 1, 2005. Management expects that the impact of the adoption of SFAS No. 123 (revised) will be that the share-based payment expense amounts historically disclosed as required by SFAS No. 123 will now be recognized as an expense on the statement of operations.

(3)                                 INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands) as of December 31,

	Estimated Lives	2004	2003
Non-compete agreement	10 years	$3,569	$3,569
License	8 years	350	350
		3,919	3,919
Less—accumulated amortization		(3,744)	(3,700)
Identifiable intangibles, net		175	219
Goodwill, net	N/A	858	858
Total intangibles, net		$1,033	$1,077

Amortization expense for identifiable intangible assets is projected to be approximately $44,000 per year for the next four years.

(4)                                 OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands) as of December 31,

	2004	2003
Accrued sales, property, and other state and local taxes	$444	$288
Customer refunds	938	—
Accrued legal	168	284
Other	1,041	1,087
Total other current liabilities	$2,591	$1,659

(5)                                 BORROWINGS

In June 2003, the Company entered into an $8.0 million credit facility with Silicon Valley Bank, subject to restrictions based on eligible receivables. The amount available under the credit facility at December 31, 2004 was approximately $3.4 million. Borrowings under the line of credit agreement accrued interest at the bank’s prime rate, plus 2.75%, with a minimum total interest rate of 7%. The credit facility required the Company to comply with a tangible net worth covenant. As amended on July 27, 2004, the tangible net worth covenant was modified to $4.0 million from $10.0 million, effective April 1, 2004, and the bank waived the Company’s non-compliance with this covenant through March 31, 2004. The outstanding balances as of December 31, 2004 and December 31, 2003, are $1.5 million and $0, respectively. On February 23, 2005, the Company refinanced the credit facility on a long-term debt basis with ComVest Investment Partners II, LLC (“ComVest”) and terminated this credit facility. The Company has accounted for the refinanced debt as long-term in the accompanying balance sheet pursuant to FASB Statement No. 6, Classification of Short-term Obligations Expected to be Refinanced.

On February 23, 2005, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with ComVest, which provides for up to $10 million of senior secured debt financing to the Company. At closing, the Company issued and sold a senior secured promissory note in the principal amount of $5.0 million (the “Initial Note”) to ComVest. On March 30, 2005 the Company and ComVest amended the Purchase Agreement and Warrant and ComVest provided $2.0 million in funding, bringing their total investment to $7.0 million. In connection with this amendment we agreed to amend the warrant to provide ComVest with a put option, exercisable at $0.90 per warrant share, upon the occurrence of a Change of Control or liquidation or dissolution of the Company. The remaining $3.0 million available under the commitment may be borrowed by Fischer from time to time, subject to the satisfaction of certain conditions, including completion of an FDA examination, through November 15, 2005. The Initial Note and any additional notes issued under the Purchase Agreement will bear interest at per annum 8.5% with a maturity of the earlier of (i) August 15, 2008 or (ii) a sale of the company and are secured by all of the assets of the Company, as provided in a Security Agreement between the Company and ComVest. Accrued interest on the Initial Note is payable, commencing on November 15, 2005 and quarterly thereafter on each February 15, May 15, August 15 and November 15. Principal on the Initial Note is payable in ten equal quarterly installments, each in an amount equal to one (1%) of the original principal amount of the note, with a final payment of the remaining principal outstanding under the Initial Note due on August 15, 2008. The first installment of principal is payable on February 15, 2006, with successive installments continuing on each May 15, August 15, November 15 and February 15 thereafter. In connection with the issuance of the Initial Note, Fischer issued to ComVest a warrant (the “Warrant”) to purchase 2,000,000 shares of Common Stock at an exercise price of $4.25 per share. The Warrant is exercisable from August 23, 2005 until February 22, 2010. The warrants also provide the holders with registration rights that will require that the Company re-list its stock on the NASDAQ exchange and file a registration statement sufficient to cover the common shares underlying the warrants. Fischer expects to begin this process during the second quarter of 2005.

The $5.0 million proceeds from the sale of the Initial Note were used to retire $2.5 million of senior indebtedness which was outstanding as of February 23, 2005 under the $8.0 million credit facility and the remainder was used for working capital to fund operations, research and development and marketing initiatives.

The capital lease obligation is a two year obligation for primarily computer equipment and software. The capital lease is secured by computer equipment. Long-term debt and capital lease obligation as of December 31, 2004 and 2003 consist of the following (in thousands):

	2004	2003
Long-term (Credit facility refinanced to long-term debt)	$1,454	$—
Capital lease obligation	224	454
Total	1,678	454
Less—Current maturities on capital lease obligation	224	231
Long-term debt	$1,454	$223

(6)                                 INCOME TAXES

The provision (benefit) for income taxes includes the following (in thousands) as of December 31,

	2004	2003	2002
Current
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total current provision	—	—	—
Deferred
Federal	(1,394)	(4,509)	4,256
State	(131)	(429)	358
Foreign	(878)	(417)	(295)
Total deferred provision	(2,403)	(5,355)	4,319
Valuation Allowance	2,403	5,355	(4,319)
Total deferred provision	—	—	—
Total provision	$—	$—	$—

During 2002, the Company utilized approximately $9.1 million of its net operating loss carry-forward to offset taxable income in that year. A valuation allowance was previously provided against these loss carry-forwards.

The statutory federal income tax rate was 35% for the years ended December 31, 2004, 2003 and 2002. Reasons for the difference between income tax expense reported in the statements of operations and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2004	2003	2002
Domestic Operations:
Statutory tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes	1.9	3.0	3.7
Non-deductible expenses	(1.0)	(0.3)	0.7
Other	(1.2)	(0.3)	5.0
Valuation allowance	(34.7)	(37.4)	(44.4)
Effective tax rate	—%	—%	—%

The domestic versus foreign component of the Company’s income (loss) before income taxes is as follows (in thousands):

	2004	2003	2002
Domestic	$(4,176)	$(13,109)	$10,643
Foreign	(2,745)	(1,304)	(923)
Total	$(6,921)	$(14,413)	$9,720

Components of net deferred tax assets (liabilities) as of December 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Current—
Inventory reserves	$1,226	$1,241
Bad debt reserves	235	356
Accrued compensation	434	493
Other accrued liabilities	103	169
Warranty reserves	928	656
Less—Valuation allowance	(2,926)	(2,915)
Net current deferred tax asset	$—	$—

Noncurrent—
Amortization of investments	$249	$295
Depreciation	293	324
Net operating loss carryforward	13,379	11,722
Tax credits	740	792
Other	190	154
Less—Valuation allowance	(14,851)	(13,287)
Net noncurrent deferred tax asset	$—	$—

The Company has approximately $31.4 million of domestic net operating loss carry-forwards, and $4.4 million of foreign net operating loss carry-forwards that expire at various dates through 2024. The Company also has available research and development tax credits of approximately $571,000 expiring at various dates through 2018, and alternative minimum tax credits of $169,000. Realization is dependent on generating sufficient taxable income prior to the expiration dates of the respective carry-forward periods and tax credits. The Company has provided a full valuation against its deferred tax assets because the uncertainty of realizing such assets. A valuation allowance of approximately $1.8 million relates to operating losses totaling $5.2 million attributable to deductions on stock option exercises that, if reversed, will be additions to additional paid in capital.

(7)                                 STOCK-BASED COMPENSATION PLANS

2004 Equity Incentive Plan

The Company adopted the 2004 Equity Incentive Plan at the 2004 annual stockholders’ meeting on June 29, 2004. The Plan provides for the grant of incentive stock options to employees and non-qualified stock options to non-employee directors and consultants. Seven hundred thousand shares of Common Stock are reserved for issuance upon exercise of options granted under the Plan, of which 175,000 have been granted at December 31, 2004.

1993 Director Plan

The Company’s Non-employee Director Stock Option Plan (the “Director Plan”), adopted in 1993 and amended in June 1998, authorizes the granting of nonqualified options to acquire up to 300,000 shares of common stock. The Director Plan allows for automatic annual grants upon each year of director’s service, and for discretionary grants on such terms and conditions as are set by the Board at the time of grant. The stock options issued under the Director Plan may be exercised at any time from date of grant, with a maximum option term of ten years.

1991 Stock Option Plan

The Company’s 1991 Stock Option Plan (the “1991 Plan”) adopted June 1991 and subsequently amended, authorized the granting of incentive and nonqualified stock options to acquire up to 1,750,000 shares of common stock by employees and consultants. Exercise terms for the options granted were determined by the Board of Directors at the time of grant. Incentive stock options may be granted at an exercise price not less than fair market value on the date of grant with a maximum option term of ten years. The 1991 Plan also permitted the granting of stock appreciation rights, although none were granted. The ability to grant options under the 1991 Plan expired in 2001.

Certain of the options granted under the 1991 Plan vest upon attainment of performance objectives as well as over time. Outstanding as of December 31, 2004 are 80,000 options granted in December 1995 that vest when the market price of the Company’s stock has reached targeted price levels for a period of 45 consecutive trading days or nine years and eleven months from the date of original grant, whichever is earlier. Other options granted under the 1991 Plan vest ratably over time, generally over a four-year period.

Non-Plan Grants

During the period from the expiration of the ability to make grants under the 1991 Plan until September 6, 2003, the Company’s Board of Directors authorized grants to various officers and employees of options to purchase a total of 1,076,500 shares of common stock. Outstanding as of December 31, 2004 were 596,250 exercisable options so granted.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, or Employee Plan, adopted in December 1991 and as amended in June 1998, the Company is authorized to issue up to 400,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under terms of the Employee Plan, employees can have from 2% to 5% of their salary withheld to purchase common stock. The purchase price of the stock is 85% of the lower of its beginning-of-year or end-of-year market price. Under the Employee Plan, Fischer issued 25,408 shares for the year ended December 31, 2003 relating to employee withholdings. Shares issued in 2003 were for the year ended December 31, 2002. There were no stock purchases in 2004 and there are no shares available for purchase under the Employee Plan.

Other

During 2003, $31,000 was recorded as non-cash compensation expense related to 25,000 options granted to certain directors for their service on the Board of Directors at a $4.00 exercise price, which at the time of issuance was below the quoted market price.

A combined summary of the status of the above plans, including the non-plan grants follows:

	2004	2003	2002
Outstanding at January 1	1,483,500	1,556,560	1,524,590
Granted	195,000	298,500	509,000
Exercised	(26,000)	(16,500)	(129,647)
Canceled	(279,000)	(355,060)	(347,383)
Outstanding at December 31	1,373,500	1,483,500	1,556,560
Exercisable at December 31	975,750	835,125	743,135

Weighted average exercise prices:
At beginning of year	$6.58	$6.90	$5.75
At end of year	6.06	6.58	6.90
Exercisable at end of year	6.23	6.27	6.38
Options granted	2.47	5.61	7.28
Options exercised	2.19	3.18	2.59
Options canceled	6.76	6.10	4.05

Following is information about options outstanding and exercisable under the 2004, 1993 and 1991 Plans, as well as the non-plan grants as of December 31, 2004:

Range of exercise prices	Shares	Price
Weighted average exercise price for options outstanding:
$1.00 - $3.05	307,458	$2.28
$3.06 - $4.99	335,542	3.95
$5.00 - $5.99	213,250	5.65
$6.00 - $7.99	216,500	6.40
$8.00 - $11.00	121,000	9.51
$11.01 - $16.64	179,750	14.21
	1,373,500	$6.06
Weighted average exercise price for options exercisable:
$1.00 - $3.05	172,458	$2.30
$3.06 - $4.99	265,792	3.88
$5.00 - $5.99	194,500	5.67
$6.00 - $7.99	124,750	6.42
$8.00 - $11.00	77,250	9.68
$11.01 - $16.64	141,000	14.15
	975,750	$6.23

	Shares	Years
Weighted average remaining contractual life for options outstanding (in years):
$1.00 - $3.05	307,458	7.6
$3.06 - $4.99	335,542	6.7
$5.00 - $5.99	213,250	3.2
$6.00 - $7.99	216,500	8.0
$8.00 - $11.00	121,000	7.1
$11.01 - $14.00	179,750	6.9
	1,373,500	6.60

(8)                                 BENEFIT PLANS

401(k) Plan

In 1985, the Company established The Fischer Imaging Employee Capital Accumulation Plan, which is governed by Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the plan upon completion of one month of service. Investments in the 401(k) plan are primarily made in independently managed mutual funds. During 2004, the Company matched 50% of employees’ contributions up to 6% of their respective annual compensation and during 2003 and 2002 the Company matched 25% of employees’ compensation up to 6% of their respective compensation. In addition, the Plan allows the Company to make discretionary contributions. These matching and discretionary contributions ratably vest over a four-year period. The Company made $254,000, $132,000 and $64,000 of matching contributions for the years ended December 31, 2004, 2003 and 2002, respectively. The Company did not make a discretionary contribution in the years ended December 31, 2004, 2003 and 2002.

(9)                                 RELATED PARTY TRANSACTIONS

Long-term debt prior to 2003 consisted of loans borrowed on cash values of life insurance policies by a former employee, who was previously a director of the Company, Chairman of the Board, Chief Executive Officer and Chief Technology Officer. This individual is a 11.8% shareholder. On May 12, 2003, the Company reached agreement with this individual, to effect the transfers of and responsibility for, the insurance policies. The Company subsequently released its assignments on the related policies in August 2003. This individual assumed all cash values totaling $1.1 million and borrowings totaling $1.2 million related to the split-dollar arrangements. Effective December 31, 2003, this individual resigned as an employee and director of the Company and received deferred compensation totaling $200,000, which was paid in 2004.

The Company’s Denver headquarters and manufacturing facility is leased from JN Properties under a lease effective August 1, 1992, which expires July 31, 2012. A former employee, as of December 31, 2003, who was also previously a director of the Company, Chairman of the Board, Chief Executive Officer and Chief Technology Officer, and a 11.8% shareholder is a general partner in JN Properties. The lease requires Fischer to pay all taxes, insurance, operating and maintenance expenses for the facility, and provides for an annual base rent which is subject to adjustment at the beginning of the 8th, 13th and 18th lease year based on the then current market rent for similar premises, provided that the base rent may not be increased at any one time by more than 7%. The Company made total lease payments of $796,000 in each of the following years: 2004, 2003 and 2002.

On December 1, 2001, the Company entered into a consulting agreement with a former Chief Executive Officer and director of the Company prior to his appointment to these positions. Under the terms of the consulting agreement, which expired on April 18, 2002, this individual received compensation of $15,000 per month, or a total of $60,000 in 2002 for his consulting services. The individual resigned his position of Chief Executive Officer effective April 24, 2003 and resigned from the Board of Directors effective December 26, 2003.

During 2002, the Company entered into a consulting agreement with another director, which expired on December 31, 2002. For the year ended December 31, 2002, this director received $59,000 in consulting fees. This director resigned from the Board of Directors effective October 29, 2003.

During 1999, the Company extended a loan in the amount of $252,000 to a former President and Chief Executive Officer and director pursuant to his employment agreement, in consideration for his agreement to relocate to Colorado immediately. At December 31, 2003, $100,000 of the loan was outstanding and was repaid in full in September 2004.

(10)                          SEGMENT AND CUSTOMER INFORMATION

The Company operates in a single industry segment: the design, manufacture and marketing of specialty digital imaging systems and other medical devices primarily used in screening, diagnostic and interventional procedures. The Company manufactures its products in the United States and distributes them in the United States, Europe and elsewhere. The Company’s chief operating decision maker uses consolidated results to make operating and strategic decisions.

Internationally, the Company markets and supports its products primarily through it subsidiaries and various dealers. Revenues are attributed to geographic areas based on the location of the customer. No material amount of revenue was derived from one foreign country other than Mexico. International long-lived assets are located in Switzerland. The Company incurred significant losses totalling $2.8 million from European operations in 2004. Management has begun the process of restructuring its sales and service operations in Europe with the goal of transferring its European service business and addressing the European market through a strategic distribution agreement, thereby eliminating the need for the current European infrastructure. The cost of winding down the European operations are not considered to be significant.

The following table represents a summary of revenues and long-lived assets (in thousands):

	Year Ended December 31,
	2004	2003	2002
Revenues:
United States	$46,640	$37,966	$42,916
Mexico	8,406	562	—
Other International	8,994	7,634	2,194
Total	$64,040	$46,162	$45,110

	As of December 31,
	2004	2003	2002
Long-lived assets, net:
United States	$3,599	$3,260	$3,064
International	218	150	153
Total	$3,817	$3,410	$3,217

The Company’s revenues generally are concentrated among customers in the healthcare industry and consist of healthcare organizations, government facilities and dealers. The Company establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Accounts receivable are generally unsecured.

During 2004, 2003 and 2002, the following customers represented greater than 10% of the Company’s revenues:

	Year Ended December 31,
	2004	2003	2002
Ethicon-Endo Surgery, Inc (a division of Johnson & Johnson, Inc.)	10.1%	10.9%	11.4%
Mexican Social Security Institute	13.1%	1.2%	—

The following are sales by product line:

	Year Ended December 31,
	2004	2003	2002
Product Revenue:
Digital Mammography	$19,326	$10,772	$3,571
Stereotactic Breast Biopsy	18,857	16,099	19,050
RE&S Products	10,462	5,943	8,009
Service Revenue	15,395	13,348	14,480
Total	$64,040	$46,162	$45,110

(11)                          COMMITMENTS AND CONTINGENCIES

Litigation

In April 2003, the Company reported to the Securities and Exchange Commission that it would restate its financial results for the reporting periods beginning January 1, 2000 and ending September 30, 2002. On June 9, 2003, the Company received notice of a formal order of investigation and subpoena from the Securities and Exchange Commission. This request followed the voluntary disclosures that the Company made to the SEC beginning in April 2003 and the creation of an independent board committee to review the facts and circumstances underlying the Company’s decision to restate financial results. On November 15, 2004, the Company entered into a settlement agreement with the U.S. Securities and

Exchange Commission arising out of the Commission’s investigation of the Company’s reported financial results for the periods beginning January 1, 2000 and ending September 30, 2002, which have since been restated by the Company. In the settlement, the Company has agreed, without admitting or denying the allegations in the Commission’s complaint, to the entry of a cease and desist order against future violations of the antifraud, reporting, recordkeeping and internal controls provisions of the federal securities laws. The Commission’s complaint alleges that the company violated Section 17(a) of the Securities Act of 1933, Sections 10 (b), 13 (a), 13 (b) (2) (A), 13 (b) (2) (B) and 13 (b)(5) of the Securities Exchange Act of 1934, and Rules 10b-5, 12b-20, 13a-1, 13a-13, and 13b2-1 thereunder. The Company is not required to pay any civil penalties or fines as part of the settlement. The Commission’s investigation against other persons or entities who may have been involved is ongoing. The administrative order containing the Commission’s allegations and the terms of the settlement with the Company is available at www.sec.gov/litigation/admin.shtml.  In addition, we have been informed by the U.S. Department of Justice of their intention to investigate the matters cited in the SEC order.

On April 10, 2003 and on June 3, 2003, The Sorkin, LLC and James K. Harbert filed punitive class action lawsuits against us and three of our former officers and directors, Morgan Nields, Gerald Knudson and Louis Rivelli, in the United States District Court for the District of Colorado. The complaints are purportedly brought on behalf of purchasers of shares of the Company’s common stock during the period February 14, 2001 to April 1, 2003 and allege that, among other things, during the putative class period, the Company and the individual defendants made materially false statements in violation of Section 10(b) of the Exchange Act, Rule 10b-5 promulgated under the Exchange Act, and Section 20(a) of the Exchange Act. The complaints seek unspecified compensatory damages and other relief. On August 7, 2003, the Company, and Messrs. Nields and Knudson moved to dismiss all claims asserted by The Sorkin, LLC and Harbert. On August 18, 2003, Mr. Rivelli moved to dismiss all claims asserted in those lawsuits. On October 20, 2003, Mr. Harbert moved to dismiss his lawsuit, which the court subsequently granted. On October 21, 2003, the Sorkin, LLC and Mr. Harbert filed an amended class action complaint. The amended complaint contains the same claims for relief against us and Messrs. Nields and Rivelli, but does not assert any claims against Mr. Knudson. In addition, the amended complaint seeks to recover unspecified compensatory damages and other relief on behalf of purchasers of shares of our common stock during the period February 14, 2001 to July 17, 2003. The Company, Mr. Nields and Mr. Rivelli have filed motions to dismiss all claims asserted in the amended complaint. In September 2004 we entered into an agreement in principle to settle this litigation with plaintiffs’ attorneys and our director and officer liability insurance provider, Chubb Insurance Company. This settlement proposal was submitted to the U.S. District Court for approval, and on March 3, 2005 Judge Richard Matsch declined to approve the proposal. As a result, litigation will continue in this matter. A hearing on the motions to dismiss is scheduled for May 6, 2005.

The Company is a defendant in a breach of contract suit brought by International Surgical Systems in the federal District Court of Arizona. The suit claims that Fischer Imaging wrongfully breached an agreement to supply product to ISS, notwithstanding ISS’ nonpayment, and that such breach caused the failure and bankruptcy of ISS. The suit seeks $1.0 million in damages, plus attorneys’ fees and expenses. The Company believes the suit is without merit and intends to vigorously defend the case, as well as assert counterclaims against ISS for nonpayment.

The Company is also a defendant in various lawsuits incident to the operation of its business. We do not believe that any of those pending legal proceedings would have a material, adverse effect on the consolidated financial position or results of operations of the Company.

Regulatory Actions

The Company is subject to periodic inspections by the Food and Drug Administration (“FDA”) whose primary purpose is to audit the Company’s compliance with Good Manufacturing Practices. These practices include testing, quality control and documentation of procedures. In December 2002, following an earlier periodic inspection that resulted in the FDA issuing a Form 483, the FDA issued a Warning Letter regarding deficiencies in the way the Company’s quality system satisfies the FDA’s Quality System Regulation (QSR). The Company responded to the Warning Letter findings and observations and instituted corrective actions. During January 2005 FDA began an inspection to verify the effectiveness of the Company’s corrective actions. This inspection is ongoing. There have been a number of informal observations of potential deficiencies, focusing primarily on the Company’s Corrective and Preventive Action (CAPA) system, complaint system, and Design Control system. The outcome of this inspection will be either the issuance of a FDA form 483, a FDA Warning Letter, or a court-ordered injunction. If an injunction is the outcome, it may preclude company shipment of products until corrective action is taken and verified by the FDA. In addition, FDA enforcement actions could include, among other things, product seizure and/or criminal or civil proceedings being initiated without further notice. We expect that the FDA audit will conclude during the next 60 days.

The Company’s stock was delisted from NASDAQ on July 7, 2003 due to failure to meet the financial reporting filing requirements established by the NASDAQ for annual and quarterly reports.

Operating Leases

The Company leases buildings and equipment under various operating lease agreements that provide for the following minimum future lease payments (in thousands) for the years ending December 31,:

2005	$925
2006	934
2007	936
2008	852
2009	852
Thereafter	2,320
Total	$6,819

Of the above total lease commitments, $6,546,000 relates to the JN properties building lease (see Note 9—Related Party Transactions). Total rent expense was approximately $1,210,000, $936,000 and $834,000 in 2004, 2003 and 2002, respectively. The total rent expense includes rent expense for JN properties of $796,000 for each of 2004, 2003 and 2002.

(12)                          PATENT LITIGATION SETTLEMENT

During the second quarter of 2002, the Company settled a patent infringement lawsuit for $32.3 million, the Company recognized $25.0 million as income in 2002 and $7.2 million of the settlement was scheduled to be received in equal annual installments of $0.9 million over the remaining eight-year life of the associated patents. The Company recognized an other income item in the amount of $0.9 million during both the second quarter of 2003 and 2004. On June 2, 2004 the Company amended the settlement agreement, received a one-time accelerated payment totaling $4.3 million in lieu of the six remaining $0.9 million payments that were due annually through 2010 and recognized the one-time payment as an other income item.

(13)                          QUARTERLY FINANCIAL DATA—UNAUDITED

(in thousands, except per share data):

	First Quarter 2004	Second Quarter 2004	Third Quarter 2004	Fourth Quarter 2004	Year Ended 2004
Revenues	$12,006	$19,779	$17,801	$14,454	$64,040
Gross profit	1,846	3,994	4,109	2,920	12,869
Net (loss) income	(4,478)	3,154	(1,745)	(3,852)	(6,921)
Basic (loss) income per share	$(0.48)	$0.34	$(0.19)	$(0.41)	$(0.74)
Diluted (loss) income per share	$(0.48)	$0.33	$(0.19)	$(0.41)	$(0.74)

	First Quarter 2003	Second Quarter 2003	Third Quarter 2003	Fourth Quarter 2003	Year Ended 2003
Revenues	$9,492	$12,057	$11,649	$12,964	$46,162
Gross profit	2,046	2,671	2,984	(277)	7,424
Net (loss) income	(2,385)	(2,399)	(2,045)	(7,584)	(14,413)
Basic (loss) income per share	$(0.26)	$(0.26)	$(0.22)	$(0.81)	$(1.55)
Diluted (loss) income per share	$(0.26)	$(0.26)	$(0.22)	$(0.81)	$(1.55)

	First Quarter 2002	Second Quarter 2002	Third Quarter 2002	Fourth Quarter 2002	Year Ended 2002
Revenues	$11,568	$10,054	$12,946	$10,542	$45,110
Gross profit	3,026	(912)	2,450	479	5,043
Net (loss) income	(887)	18,532	(2,145)	(5,780)	9,720
Basic (loss) income per share	$(0.10)	$2.01	$(0.23)	$(0.62)	$1.06
Diluted (loss) income per share	$(0.10)	$1.95	$(0.23)	$(0.62)	$1.00

Note:                   The aggregate of certain of the above amounts differs from that reported for the full fiscal year due to the effects of rounding.

In each of the following quarters, the Company recorded unusual or infrequently occurring items that were material in relation to the results of the quarter:

During the fourth quarter of 2004, the Company recorded a $0.4 million reduction in the warranty provision to adjust the related obligation to reflect historical warranty experience. The Company also recorded a $0.3 million reduction in services cost of sales to more accurately reflect the timing of the four-year warranty obligation associated with the December 2003 non-domestic shipment to the government of Mexico which was recognized as revenue prior to year end 2004. The Company recorded a $0.3 million charge in the fourth quarter of 2004 to properly record accumulated depreciation related to the amortization of leasehold improvements over the shorter of the useful life of the asset or the term of the related leased property. In addition, the Company recorded $0.6 million higher marketing expenses in the fourth quarter of 2004 related to a national trade show.

In the second quarter of 2004, the Company reached an agreement with Thermo Electron Corporation that accelerated the remaining $5.4 million owed the Company from a 2002 patent settlement into a single payment of $4.3 million. As a result, the Company recorded $4.3 of other income in the quarter ending June 30, 2004. The $5.4 million was scheduled to be received in equal annual installments of $900,000 over the remaining six-year life of the patents for continued sales of the breast-biopsy imaging system now being sold by Hologic, Inc. The $5.4 million settlement owed to the Company is now paid in full.

During the fourth quarter of 2003, the Company recorded a $2.6 million charge related to inventory of which $1.6 million was due to inventory discrepancies identified in the fourth quarter of 2003, $0.7 million was due to a higher reserve requirement for excess and obsolete inventory, and $0.3 million was due to an increase in inventory reserves to value the inventory at lower of cost or market. In addition, the fourth quarter of 2003 results reflect a $0.4 million charge for commitments made to provide existing customers with upgraded systems, $0.3 million increase in receivable reserves for potentially uncollectible accounts based on a specific analysis of accounts receivable, $0.5 million increase in spending to support the restatement efforts that were underway, $0.4 million increase in sales commissions associated with higher sales backlog, and a $0.3 million increase in spending associated with national trade show attended during the fourth quarter.

During the fourth quarter of 2002 operating expenses increased $1.7 million to $6.3 million from $4.6 million during the third quarter of 2002. The increase in operating expenses was due to $0.6 million increase in spending associated with national trade show attended during the fourth quarter of 2002; $0.5 million year-end bonus accrual and $0.4 million increase in commissions due to strong fourth quarter bookings.

During the second quarter of 2002 the Company received and recognized as income $25.0 million for a patent infringement lawsuit settlement. This income was partially offset by a $9.7 million charge identified upon completion of a comprehensive analysis of the inventory and a physical inventory during the second quarter of 2002. Of this $9.7 million charge, $6.4 million related to inventory discrepancies between the physical inventories and the general ledger due to inaccurate reporting of transactions and $3.3 million was an increase in the excess and obsolete inventory reserve due to a change in the business direction the RE&S product line.

FISCHER IMAGING CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,464	$1,939
Certificate of deposit, restricted cash	514	514
Accounts receivable, net of allowance for doubtful accounts of $668 and $650 at March 31, 2005 and December 31, 2004, respectively	9,422	7,286
Inventories, net	14,256	16,034
Debt issue costs	1,976	—
Prepaid expenses and other current assets	647	751
Total current assets	28,279	26,524
Property and equipment:
Manufacturing equipment	5,606	5,129
Office equipment and leasehold improvements	6,264	6,300
Total property and equipment	11,870	11,429
Less: accumulated depreciation	(7,921)	(7,612)
Property and equipment, net	3,949	3,817
Intangible assets, net	1,022	1,033
Total assets	$33,250	$31,374
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,035	$10,666
Current maturities under capital lease obligation	211	224
Senior secured promissory notes	7,000	—
Stock warrant obligation	4,320	—
Accrued salaries and wages	1,750	1,617
Customer deposits	3,328	3,123
Accrued warranties	2,828	3,013
Deferred service revenue	1,421	1,121
Other current liabilities	2,367	2,591
Total current liabilities	32,260	22,355
Long-term debt	—	1,454
Non-current deferred revenue	941	972
Total liabilities	33,201	24,781
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized:
Series C Junior participating preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	—	—
Series D Convertible preferred stock, $.01 par value, 506,667 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 9,382,817 and 9,374,484 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	94	94
Paid-in capital	49,416	49,400
Accumulated deficit	(49,210)	(42,633)
Accumulated other comprehensive loss	(251)	(268)
Total stockholders’ equity	49	6,593
Total liabilities and stockholders’ equity	$33,250	$31,374

The accompanying notes are an integral part of these consolidated financial statements

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
Products	$10,744	$8,537
Services	3,710	3,469
Total revenues	14,454	12,006
Cost of Sales:
Products	8,106	6,034
Services	4,406	4,126
Total cost of sales	12,512	10,160
Gross profit	1,942	1,846
Operating expenses:
Research and development	1,940	1,370
Selling and marketing	1,977	2,665
General administrative	1,831	2,237
Total operating expenses	5,748	6,272
Loss from operations	(3,806)	(4,426)
Other income (expense)
Other financing (expense)	(2,532)	—
Interest expense	(318)	(7)
Interest income	1	1
Other income (expense)	78	(46)
Net (loss)	$(6,577)	$(4,478)
Net (loss) per share:
Basic and diluted	$(0.70)	$(0.48)
Weighted average shares used to calculate net (loss) per share:
Basic and diluted	9,383	9,348

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Cash flows from operating activities:
Net (loss)	$(6,577)	$(4,478)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	309	251
Amortization of intangible assets	11	11
Amortization of debt issue costs	200	—
Other financing (expense)	2,532	—
Change in current assets and liabilities
Accounts receivable, net	(2,136)	3,507
Inventories, net	1,778	(644)
Prepaid expenses and other current assets	104	(510)
Accounts payable	(1,631)	(2,952)
Accrued warranties	(185)	391
Customer deposits	205	6,233
Deferred service revenue	300	45
Other	(122)	573
Net cash (used in) provided by operating activities	(5,212)	2,427

Cash flows from investing activities:
Purchases of property and equipment	(441)	(225)
Net cash used in investing activities	(441)	(225)

Cash flows from financing activities:
Proceeds from sale of common stock	16	—
Proceeds from senior secured promissory notes	7,000	—
Payment of debt issue costs	(388)	—
Proceeds from line of credit	3,311	—
Repayments on line of credit	(4,765)	—
Payment on leases	(13)	(40)
Net cash provided by (used in) financing activities	5,161	(40)

Effect of exchange rate changes on cash	17	66

Net (decrease) increase in cash and cash equivalents	(475)	2,228
Cash and cash equivalents, beginning of period	1,939	1,396
Cash and cash equivalents, end of period	$1,464	$3,624
Supplemental Cash Flow Information:
Non-cash change in Stock warrant obligation	(4,320)	—
Non-cash increase in Debt issue costs	1,788	—

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2005
(UNAUDITED)

(1)                                 GENERAL

Organization

Fischer Imaging Corporation, together with its wholly owned subsidiaries, (“Fischer”, “the Company”) designs, manufactures and sells innovative mammography and digital imaging products used in the diagnosis of breast cancer and other diseases. The Company’s primary focus is on using its digital imaging technology in screening and diagnostic mammograms and minimally invasive breast biopsy to aid in the early identification of breast cancer. The Company sells high-resolution digital mammography products, enabling radiologists, surgeons and other healthcare treatment professionals to diagnose or rule out disease early and treat patients with less-invasive procedures. The Company has also refocused its efforts to market and sell products that meet selected needs of the broader radiology and electrophysiology markets. The consolidated financial statements include the accounts of Fischer Imaging Corporation and all subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Management Plans

The Company incurred significant losses and had negative cash flows from operations during 2004 and the first quarter of 2005.  We are continuing to implement an operating plan intended to return the Company to sustainable positive cash flow from operations.  Key components of this plan include increasing revenues and improving operating efficiencies to reduce cost of sales, thereby improving gross margins, and lowering the Company’s overall operating costs as a percentage of revenues. Because management has not been successful in the first quarter of 2005 in increasing revenues at the desired rate and in achieving the planned level of operating efficiencies to lower the Company’s cost of sales and operating expenses as a percentage of revenue, the Company has been forced to scale back expenditures to maintain its financial liquidity.   There are significant risks associated with the operating plan and the Company might be forced to further modify the plan as circumstances change.

Delays in the introduction of performance enhancements for the current SenoScan product as well as delays in completion of the SenoScan redesign have adversely impacted the ability of the Company to demonstrate, sell and support the SenoScan product and have significantly increased the expenses associated with these activities.  This has significantly increased the cash required to fund operations.  The $5.0 million of loan proceeds received in February 2005 from ComVest Capital Partners II LP (“ComVest”), as well as the $2.0 million loan proceeds received in March 2005, have been completely consumed to fund operations, working capital needs and to repay the outstanding balance of $2.5 million under the line of credit with Silicon Valley Bank.  Therefore, the Company’s liquidity and capital resources have not improved as a result of the funding.  In addition, at March 31, 2005 the Company failed to meet a financial covenant in the loan documents requiring the Company to achieve an EBITDA loss, as defined, of no greater than $2.0 million, which is defined in the loan documents as an Event of Default, giving ComVest the right to accelerate the loan principal and suspend future fundings under the loan.  As discussed further in Note 4, management obtained a forbearance of the default through July 21 2005, assuming there are no subsequent Events of Default (the “Forbearance”).  The Forbearance is subject to extension for consecutive 30-day periods (“Forbearance Period”) at ComVest’s sole and absolute discretion and therefore, the senior secured promissory notes have been classified as a current liability in the attached Consolidated Balance Sheets.  During the Forbearance Period, ComVest will not provide further advances until the Company has met certain EBITDA targets, which management does not currently believe it can achieve until the fourth quarter of 2005, which is after the outside funding date in our agreement with ComVest.  This factor, among others, raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation

In management’s opinion, the accompanying unaudited consolidated balance sheets, statements of operations and statements of cash flows contain all adjustments necessary to present fairly in all material respects the financial position of the Company at March 31, 2005, its results of operations for the three months ended March 31, 2005 and 2004 and its cash flows for the three months ended March 31, 2005 and 2004.  Results of operations and cash flows for the interim periods may not be indicative of the results of operations and cash flows for the full fiscal year.

Prior year amounts have been reclassified to conform to the current year’s presentation.

The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Stock Based Compensation

The Company’s stock option grants are accounted for under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.   No stock-based employee compensation cost is recognized in net income or loss, unless the option price is less than the current market price at the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation,” to employee stock benefits.

For purposes of this pro forma disclosure, the estimated fair value of the options are assumed to be amortized to expense over the options’ vesting periods (in thousands, except per share amounts).

	Three Months Ended
	March 31, 2005	March 31, 2004

Net (loss) as reported	$(6,577)	$(4,478)
Fair value-based compensation cost, net of tax	(75)	(332)
Pro forma net loss	$(6,652)	$(4,810)

Basic and diluted (loss) per share:
As reported	$(0.70)	$(0.48)
Pro forma	$(0.71)	$(0.51)

Recently Issued Accounting Pronouncements

The FASB has issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. The Company did not identify any variable interest entities.

The FASB has issued SFAS No. 123 (revised), Share-Based Payment which supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees and its related implementation guidance.  Under SFAS No. 123 (revised), all share-based payments would be treated as other forms of compensation by recognizing the costs, generally measured as the fair value at the date of grant, in the income statement.  Fischer will be required to adopt SFAS No. 123 (revised) for its fiscal year beginning January 1, 2006. Fischer is evaluating the requirements of SFAS No. 123 and has not yet determined which method of adoption it will employ or the impact on its results of operations, financial position or liquidity.

The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4” (SFAS No. 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, the treatment of abnormal idle facility expense, freight, handling costs and spoilage. SFAS No. 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on its results of operations, financial position or liquidity.

(2)                                 REVENUE RECOGNITION

The Company follows the provisions of SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) which provides for revenue recognition when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured. The Company’s standard business practice requires that sales transactions be supported by an executed sales agreement or an executed purchase order. The Company recognizes product revenue for its medical equipment when title and risk of loss have transferred to the customer and the Company has no post-shipment performance obligations other than installation or training.   Where installation and/or training services are provided in a sales agreement and they have not been completed at the time product revenue is recognized, the fair value of these services is deferred and subsequently recognized as revenue when each of the services are performed. In cases where the sales agreement prescribes additional consequential performance obligations or requires specific performance criteria be met for customer acceptance, the Company defers revenue recognition on the product sale until such conditions are satisfied.

The Company bills service contracts and extended warranty agreements in advance either monthly, quarterly, annually or at the time of the product sale, depending upon the customers’ request.  The amounts billed are recorded as deferred revenue and recognized as revenue ratably during the period for which the contracts are in effect.  The Company recognizes revenue from services billed on a time and material basis when the services are performed.  The Company also sells replacement parts to customers and records revenue at the time of shipment when title transfers. Certain replaced parts may be returned for partial credit, and the Company records sales allowances based on historical experience to account for the future effect of those returns.

Accounts receivable are carried at original invoice amounts less an estimate for doubtful accounts and sales returns based on a periodic review of outstanding receivables. Allowances are provided for known and anticipated credit losses as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recovery of accounts receivable previously written off are recorded when received.

(3)                                 INVENTORIES

The Company values inventory at the lower of cost or market using the first-in, first-out (FIFO) method. The Company assesses the recoverability of inventory based on obsolescence or overstocked inventory equal to the difference between the cost of inventory and the estimated market value based upon historical experience and assumptions about future demand and changes in market conditions. These assessments require judgments and estimates, and valuation adjustments for excess and obsolete inventory may be recorded based on these periodic assessments.

Inventories consisted of the following components (in thousands):

	March 31, 2005	March 31, 2004

Raw materials	$8,188	$8,952
Work in process and finished goods	7,511	8,866
Reserve for excess and obsolete inventories	(1,443)	(1,784)
Inventories, net	$14,256	$16,034

(4)                                 BORROWINGS AND WARRANTS

In June 2003, the Company entered into an $8.0 million credit facility with Silicon Valley Bank, subject to restrictions based on eligible receivables. The amount available under the credit facility at December 31, 2004 was approximately $3.4 million.  Borrowings under the line of credit agreement accrued interest at the bank’s prime rate, plus 2.75%, with a minimum total interest rate of 7%.  The outstanding balance as of December 31, 2004 was $1.5 million.  On February 22, 2005, the Company refinanced the $2.5 million outstanding under this credit facility on a long-term debt basis with ComVest and terminated this credit facility.  The Company accounted for the refinanced debt as long-term in the accompanying balance sheet as of December 31, 2004 pursuant to FASB Statement No. 6, Classification of Short-term Obligations Expected to be Refinanced.

On February 22, 2005, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with ComVest, which provides for up to $10 million of senior secured debt financing.  At closing, Fischer issued and sold a senior secured promissory note in the principal amount of $5.0 million (the “Initial Note”) to ComVest. In connection with the issuance of the Initial Note, Fischer issued to ComVest a warrant (the “Warrant”) to purchase 2,000,000 shares of Common Stock at an exercise price of $4.25 per share.  The Warrant is exercisable from the occurrence of certain events or August 23, 2005, whichever is earlier, until February 22, 2010.  The warrants also provide the holders with registration rights that will require that the Company file a registration statement sufficient to cover the common shares underlying the warrants by June 22, 2005.  Fischer must use all reasonable efforts to cause the registration statement to be declared effective as promptly as possible after the filing thereof, but no later than October 22, 2005.  If the registration statement is not declared effective by October 22, 2005 or is not available for use by ComVest for a defined period of time, Fischer must pay $50,000 for each 30-day period that these conditions exist.

On March 29, 2005 the Company amended the Purchase Agreement and ComVest provided $2.0 million in funding under a Secondary Note, bringing their total investment to $7.0 million (the “Notes”).  Also in connection with the funding of the Secondary Note, the Company agreed to amend the Warrant to provide ComVest with a put option, exercisable at $0.90 per warrant share, upon the occurrence of certain trigger events.  The trigger events are a change of control, liquidation or dissolution of the Company or any action by the Company relating to bankruptcy or seeking appointment of a receiver or trustee.

The Notes issued under the Purchase Agreement bear interest at per annum 8.5% with a maturity of the earlier of (i) August 15, 2008 or (ii) a sale of the Company and are secured by all of the assets of the Company, as provided in a Security Agreement between the Company and ComVest. Accrued interest on the Notes is payable, commencing on November 15, 2005 and quarterly thereafter on each February 15, May 15, August 15 and November 15. Principal on the Notes is payable in ten equal quarterly installments, each in an amount equal to one (1%) of the original principal amount of the Notes, with a final payment of the remaining principal outstanding under the Notes due on August 15, 2008. The first installment of principal is payable on February 15, 2006, with successive installments continuing on each May 15, August 15, November 15 and February 15 thereafter.

At March 31, 2005 the Company failed to meet a financial covenant in the Notes requiring the Company to achieve an EBITDA loss, as defined, of no greater than $2.0 million, which is defined in the loan documents as an Event of Default, giving ComVest the right to accelerate the loan principal and suspend future funding under the loan.  Management obtained a forbearance of the default through July 21 2005 (the “Forbearance”), subject to extension for consecutive 30-day periods (“Forbearance Period”) at ComVest’s sole and absolute discretion and therefore, the Notes have been classified as a current liability in the attached Consolidated Balance Sheets.  During the Forbearance Period, ComVest will not provide further advances until the Company has met certain EBITDA targets, which management does not currently believe it can achieve until the fourth quarter of 2005.  Therefore, management does not believe it will be able to borrow any of the remaining $3.0 million available under the commitment since the EBITDA targets will not be achieved prior to November 15, 2005, the outside funding date.  In addition, the interest rate under the Notes shall be 11.50% until the Forbearance Period ends.  The Company shall pay a forbearance fee to ComVest of $87,500, $25,000 of which is due and payable on June 30, 2005 and the remaining $62,500 of which is due and payable on July 21, 2005.  An additional $25,000 forbearance fee will be accrued and paid monthly for each succeeding extension of the Forbearance Period.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” each require issuers to classify as liabilities (or assets under certain circumstances) freestanding financial instruments which, at inception, require or may require an issuer to settle an obligation by transferring assets.  SFAS No. 150 required the warrants issued subject to a put under the Purchase Agreement to be classified as a liability in an amount equal to the estimated fair value.  Since the warrants could be exercised within one year of the balance sheet date, the stock warrant obligation has been classified as a current liability on the Consolidated Balance Sheets as of March 31, 2005.

As of February 22, 2005 and March 31, 2005, the stock warrant obligation fair value was estimated to be $2.9 million and $4.3 million, respectively.  As required per APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the issuance proceeds must be allocated between the amount applicable to the debt and the amount applicable to the warrant based upon relative fair values of the debt and the warrants at issuance date.  As a result, Fischer increased “Debt issue costs” by $1.8 million, which are being amortized through March 31, 2006.  The difference of $2.5 million between the amount allocated to “Debt issue costs” of $1.8 million and the fair value as of March 31, 2005 of $4.3 million has been recognized as a non-cash “Other Financing Expense” in the Consolidated Income Statements for the three-months ended March 31, 2005.  Future changes in the fair value of the stock warrant obligation will be recognized as either an increase or decrease in “Other Financing Expense”.

The fair value of the stock warrant obligation is estimated using the Black-Scholes option-pricing model.  The stock price has been discounted by 40% to consider marketability of the common stock itself and the resulting Black-Scholes fair value has been discounted by 20% to consider the lack of marketability of the warrant.  The following summarizes the significant assumptions:

	March 31, 2005	February 22, 2005

Stock price (10-day average)	$6.22	$4.55
Discounted stock price	$3.73	$2.73
Volatility	94.9%	94.9%
Dividend yield	0.00%	0.00%
Risk-free interest rate	4.24%	3.89%
Expected life (years)	5.00	5.00
Black-Scholes fair value	$2.70	$1.84
Fair value per warrant share	$2.16	$1.47

The capital lease obligation is a two-year obligation for primarily computer equipment and software. The capital lease is secured by computer equipment.  Long-term debt and capital lease obligation as of March 31, 2005 and December 31, 2004 consist of the following (in thousands):

	2005	2004
Long-term (Credit facility refinanced to long-term debt)	$—	$1,454
Senior secured promissory notes	7,000	—
Capital lease obligation	211	224
Total	7,211	1,678
Less—Current maturities	7,211	224
Long-term debt	$—	$1,454

(5)                                 NET EARNINGS PER SHARE

Basic earnings or loss per share is computed by dividing the Company’s net income or loss by the weighted average number of shares of common stock outstanding at the reporting date. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of the weighted average number of common shares outstanding, and if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method.

For the three months ended March 31, 2005 and 2004, 1,345,417 and 1,483,500, respectively, of options to purchase shares of common stock were outstanding but not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. The Company has also excluded the impact of outstanding warrants, as the impact would be anti-dilutive for all periods presented.

(6)                                 COMPREHENSIVE LOSS

Comprehensive loss is defined as the change in equity of an enterprise other than the change resulting from investments by, or distributions to, its owners. Foreign currency translation adjustments for three months ended March 31, 2005 resulted in a currency translation gain due to the strengthening of the United States Dollar to the Euro during the period.

For the Company, comprehensive loss includes only net income (loss) and foreign currency translation adjustments as follows (in thousands):

	Three Months Ended
	March 31, 2005	March 31, 2004

Net (loss)	$(6,577)	$(4,478)

Foreign currency translation adjustments	17	66
Comprehensive (loss)	$(6,560)	$(4,412)

(7)                                 SEGMENT AND CUSTOMER INFORMATION

The Company operates in a single industry segment: the design, manufacture and marketing of specialty digital imaging systems and other medical devices primarily used in screening, diagnostic and interventional procedures. The Company manufactures its products in the United States and distributes them in the United States, Europe and elsewhere.   The Company’s chief operating decision maker uses consolidated results to make operating and strategic decisions.

Internationally, the Company markets and supports its products primarily through it subsidiaries and various dealers.  Revenues are attributed to geographic areas based on the location of the customer.  International long-lived assets are located in Switzerland.  The following table represents a summary of revenues and long-lived assets (in thousands):

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
United States	$12,843	$9,370
International	1,611	2,636
Total	$14,454	$12,006

	As of
	March 31, 2005	March 31, 2004

Long-lived assets, net::
United States	$3,766	$3,599
International	183	218
Total	$3,949	$3,817

The Company’s revenues generally are concentrated among customers in the healthcare industry and consist of healthcare organizations, government facilities and dealers. The Company establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Accounts receivable are generally unsecured.

Customers representing greater than 10% of the Company’s revenue during any of the reporting periods:

	Three Months Ended
	March 31, 2005	March 31, 2004
Mexican Social Security Institute	0.0%	18.7%

Revenue grouped by similar products and services (in thousands):

	Three Months Ended
	March 31, 2005	March 31, 2004
Product Revenue:
Digital Mammography	$2,784	$3,906
Stereotactic Breast Biopsy	5,642	2,980
RE&S Products	2,318	1,651
Service Revenue	3,710	3,469
Total	$14,454	$12,006

(8)                                 COMMITMENTS AND CONTINGENCIES

Litigation

On April 10, 2003 and on June 3, 2003, The Sorkin, LLC and James K. Harbert filed punitive class action lawsuits against us and three of the Company’s former officers and directors, Morgan Nields, Gerald Knudson and Louis Rivelli, in the United States District Court for the District of Colorado. The complaints are purportedly brought on behalf of purchasers of shares of the Company’s common stock during the period February 14, 2001 to April 1, 2003 and allege that, among other things, during the putative class period, the Company and the individual defendants made materially false statements in violation of Section 10(b) of the Exchange Act, Rule 10b-5 promulgated under the Exchange Act, and Section 20(a) of the Exchange Act. The complaints seek unspecified compensatory damages and other relief. On August 7, 2003, the Company, and Messrs. Nields and Knudson moved to dismiss all claims asserted by The Sorkin, LLC and Harbert. On August 18, 2003, Mr. Rivelli moved to dismiss all claims asserted in those lawsuits. On October 20, 2003, Mr. Harbert moved to dismiss his lawsuit, which the court subsequently granted. On October 21, 2003, the Sorkin, LLC and Mr. Harbert filed an amended class action complaint. The amended complaint contains the same claims for relief against us and Messrs. Nields and Rivelli, but does not assert any claims against Mr. Knudson. In addition, the amended complaint seeks to recover unspecified compensatory damages and other relief on behalf of purchasers of shares of its common stock during the period February 14, 2001 to July 17, 2003. The Company, Mr. Nields and Mr. Rivelli have filed motions to dismiss all claims asserted in the amended complaint.  In September 2004 the Company entered into an agreement in principle to settle this litigation with plaintiffs’ attorneys and the Company’s director and officer liability insurance provider, Chubb Insurance Company.  This settlement proposal was submitted to the U.S. District Court for approval, and on March 4, 2005 the federal District Court Judge declined to approve the proposal.  On May 6, 2005 the District Court heard arguments related to the motions to dismiss filed by the Company, Mr. Nields and Mr. Rivelli.  It is expected that the court will rule on these motions but litigation may continue in this matter.

The Company is a defendant in a breach of contract suit brought by International Surgical Systems in the federal District Court of Arizona.  The suit claims that Fischer Imaging wrongfully breached an agreement to supply product to ISS, notwithstanding ISS’ nonpayment, and that such breach caused the failure and bankruptcy of ISS.  The suit seeks $1.0 million in damages, plus attorneys’ fees and expenses.  The Company believes the suit is without merit and intends to vigorously defend the case, as well as assert counterclaims against ISS for nonpayment.

The Company has been named as a defendant in one lawsuit and one arbitration by customers seeking to be repaid their purchase price related to claimed deficiencies of the SenoScan product.  The Company recorded reserves related to these sales that it believes appropriately reflects the risk of an adverse outcome in these cases.  The Company has asserted meritorious defenses to these claims.  The Company is also a defendant in various lawsuits incident to the operation of its business. The Company does not believe that any one of those pending legal proceedings would have a material adverse effect on the consolidated financial position or results of operations of the Company.  However, in the aggregate the expense and management distraction resulting from managing numerous lawsuits simultaneously will have a material adverse effect on the financial condition and cash flow of the Company if the outcomes are collectively unfavorable.

Regulatory Actions

The Company is subject to periodic inspections by the Food and Drug Administration (“FDA”) whose primary purpose is to audit the Company’s compliance with Good Manufacturing Practices. These practices include testing, quality control and documentation of procedures. On May 13, 2005, the FDA completed the on-site portion of its inspection of the Company and presented a Form 483 formally detailing its observations with respect to the Company’s compliance with various the FDA requirements.  The Company has undertaken to cooperate with the FDA during its inspection, and to address items identified during the inspection and on the Form 483.  The Company retained the services of an experienced consultant, instituted corrective actions, and provided the FDA with regular progress reports.  The Company also provided the FDA at the May 13, 2005 meeting with a detailed listing of corrective actions to date that will form the basis of the Company’s comprehensive response to the FDA’s Form 483.  The Company’s goal is to address the FDA’s inspectional observations without the agency pursuing additional regulatory or enforcement action.  There can be no assurance, however, that the Company’s efforts will be successful and that the FDA will not pursue such actions, which could include, among other things, the issuance of a warning letter; a court-ordered injunction; product seizures; recall of products; and criminal and/or civil proceedings.  If an injunction is obtained, it may preclude the Company from shipping products until corrective action is taken and verified by the FDA.  Further, failure to satisfy the FDA requirements can result in an inability to receive awards of federal government contracts or new marketing or export clearance for products.

Annex A

Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN

FISCHER IMAGING CORPORATION

(“Seller”)

AND

HOLOGIC, INC.

(“Buyer”)

JUNE 22, 2005

i

SECTION 5.5	LEGAL CONDITIONS TO CLOSING
SECTION 5.6	PUBLIC DISCLOSURE
SECTION 5.7	NOTIFICATION OF CERTAIN MATTERS
SECTION 5.8	EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS
SECTION 5.9	POST-CLOSING CONTRACTUAL ARRANGEMENTS
SECTION 5.10	LOAN TO SELLER

ARTICLE VA. LICENSE AGREEMENT

SECTION 5A.1.	LICENSE
SECTION 5A.2	ADDITIONAL LIMITATIONS AND RESTRICTIONS
SECTION 5A.3	CONFIDENTIALITY
SECTION 5A.4	PROPRIETARY NOTICES
SECTION 5A.5	MAINTENANCE OF RECORDS; AUDIT
SECTION 5A.6	NO WARRANTY
SECTION 5A.7	LIMITATION OF LIABILITY
SECTION 5A.8	TERM AND TERMINATION
SECTION 5A.9	EFFECT OF TERMINATION

ARTICLE VI. CONDITIONS TO CLOSING

SECTION 6.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE
SECTION 6.2	ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER
SECTION 6.3	ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER

ARTICLE VII. TERMINATION AND AMENDMENT

SECTION 7.1	TERMINATION
SECTION 7.2	EFFECTS OF TERMINATION
SECTION 7.3	FEES, EXPENSES, LOAN REPAYMENT
SECTION 7.4	AMENDMENT
SECTION 7.5	EXTENSION; WAIVER

ARTICLE VIII. INDEMNIFICATION

SECTION 8.1	DEFINITIONS AND RULES
SECTION 8.2	INDEMNIFICATION BY SELLER
SECTION 8.3	INDEMNIFICATION BY BUYER
SECTION 8.4	NOTICE
SECTION 8.5	DEFENSE OF THIRD PARTY ACTIONS
SECTION 8.6	MISCELLANEOUS
SECTION 8.7	PAYMENT OF INDEMNIFICATION

ARTICLE IX. ADDITIONAL POST-CLOSING AGREEMENTS

SECTION 9.1	BOOKS AND RECORDS; TAX MATTERS
SECTION 9.2	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS
SECTION 9.3	COVENANT NOT TO COMPETE
SECTION 9.4	FINANCIAL STATEMENTS

ARTICLE X. MISCELLANEOUS

SECTION 10.1	NOTICES

ii

SECTION 10.2	INTERPRETATION
SECTION 10.3	COUNTERPARTS
SECTION 10.4	ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES
SECTION 10.5	GOVERNING LAW AND VENUE
SECTION 10.6	WAIVER OF JURY TRIAL
SECTION 10.7	ASSIGNMENT
SECTION 10.8	SEVERABILITY
SECTION 10.9	SUBSIDIARIES

List of Exhibits
List of Schedules

iii

TABLE OF DEFINED TERMS

Term	Section or Place Where Defined
Acquisition Proposal	5.1
Agreement	Preamble
Alternative Transaction	7.3(f)
Ancillary Agreements	2.5(a)
Antitrust Laws	5.5(b)
Assumed Intellectual Property Authorization Liabilities	1.2(a)
Assumed Liabilities	1.2(a)
Assumed License Obligations	1.2(a)
Balance Amount	1.3(a)(ii)
Base Balance Sheet	2.6(b)
Bill of Sale	1.6
Buyer	Preamble
Buyer Disclosure Schedule	Article III Preamble
Buyer Financial Statements	3.4(b)
Buyer Material Adverse Effect	3.3(a)
Buyer Reimbursable Expense	7.3(b)
Buyer SEC Reports	3.4(a)
Buyer’s Indemnified Persons	8.1(a)
Buyer’s Modifications	5A.2
Buyer’s Notice	5A.1(b)
Buyer’s Purchase Period	5A.1(b)
Charter	2.1
Closing	1.4
Closing Date	1.4
Closing Loan Amount	1.3(a)(i)
Confidentiality Agreement	4.3
Consumables	9.3(a)
Customer Information	1.1(iv)
EES	5A.1(a)
EES Agreement	5A.1(a)
EES Distributor Agreement	5A.1(a)
EES Distributorship Agreement	5A.1(a)
EES Purchase Agreement	5A.1(a)
EES Termination Date	5A.1(a)
Encumbrances	2.9
ERISA	2.11
Exchange Act	2.5(b)
Excluded Software	1.1(iii)
GAAP	2.6(b)
Governmental Entity	2.5(b)
Indemnified Person	8.1(a)
Indemnifying Person	8.1(a)

i

Intellectual Property Assignments	1.6
Intellectual Property Authorizations	1.1
Intellectual Property Licenses	1.1(vii)
Interested Acquiror	5.1(a)
IP Contracts	2.10(h)
IP Registration Fees	2.10(l)
Licensed Intellectual Property	5A.1(a)
Loan Agreement	1.7
Losses	8.1(a)
Mammography Employees	2.12(a)
Mammography Business	Recitals
Mammography Intellectual Property	1.1
Mammography Intellectual Property Material Adverse Effect	2.1
Mammography Products	Recitals
Material Investigation or Inquiry	7.1(c)
Offered Business	5A.1(b)
Outside Date	7.1(b)
Parties	Preamble
Pending Action	7.1(c)
Permitted Assets	5.1(d)
Permitted Upgrades	5A.1(a)
Philips	5A.1(a)
Philips Supply Agreement	5A.1(a)
Philips Termination Date	5A.1(a)
Proceeding	6.2(d)
Protection Policies	2.10(f)
Proxy Statement	5.2(a)
Purchase Price	1.3(a)
Registration Statement	5.2(a)
Regulatory Data	1.1(vi)
RE&S Activities	5A.1(a)
RE&S License	5A.1(c)
RE&S Products	5A.1(d)
Retained Liabilities	1.2
SEC	2.5(b)
Securities Act	6.2(l)
Seller	Preamble
Seller Disclosure Schedule	Article II Preamble
Seller Financial Statements	2.6(b)
Seller Indemnified Persons	8.1(a)
Seller Meeting	5.2(a)
Seller Permitted Response Actions	5.1(a)
Seller SEC Filings	2.6(a)
Seller’s Notice	5A.1(b)

ii

Seller Voting Proposal	5.4
SenoScan Upgrade Contracts	2.10(k)
Service and Warranty Obligations	5A.1(a)
Superior Proposal	5.1A(a)(1)
Tax(es)	2.8
Third Party	7.3(f)
Third Party Action	8.1(a)
Transferred Employees	5.11(b)
Upgrade	2.10(j)
Vendor Lists	1.1(v)
WARN	5.11(f)

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 22, 2005 between Fischer Imaging Corporation, a Delaware corporation (“Seller”), and Hologic, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are referred to together herein as the “Parties.”

RECITALS:

WHEREAS, Seller is engaged in the business of researching, designing, developing, manufacturing, distributing, servicing, licensing and selling mammography and breast biopsy systems and other products and technology related to such systems and/or breast health, or breast cancer detection or therapy (including, without limitation, its research, development and clinical testing activities related to ultrasound fusion and brachytherapy), including without limitation, its SenoScan and MammoTest product lines (the SenoScan, MammoTest product lines and such other products and technology are collectively referred to herein as, the “Mammography Products” and the Seller’s business of researching, designing, developing, manufacturing, distributing, servicing, licensing, selling or otherwise transferring or disposing of for value the Mammography Products is referred to herein as the “Mammography Business”);

WHEREAS, Seller owns, or is licensed or otherwise possesses legally enforceable rights to use the Mammography Intellectual Property and the Intellectual Property Authorizations (as each such term is defined in Section 1.1 hereof) used in the Mammography Business;

WHEREAS, Buyer desires to acquire from Seller and Seller desires to sell to the Buyer the Mammography Intellectual Property and a limited right to use the Intellectual Property Authorizations, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, following the consummation of the sale by Seller to Buyer of the Mammography Intellectual Property, Buyer desires to grant to Seller a non-exclusive, limited license to continue to use the Mammography Intellectual Property in order to allow the Seller to fulfill certain continuing obligations relating thereto and as necessary to carry out the RE&S Activities (as defined in Section 5A.1(a) hereof).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale and license, the parties hereto agree as follows:

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ARTICLE I.           PURCHASE AND SALE OF THE MAMMOGRAPHY INTELLECTUAL PROPERTY

Section 1.1             Purchase and Sale.

On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.4), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Mammography Intellectual Property free and clear of all Encumbrances (as defined in Section 2.09 hereof) and, if so requested in writing by notice from the Buyer to the Seller (which may be given at any time prior to or after the Closing Date) in accordance with Section 10.1 hereof, the right to use any Intellectual Property Authorizations in connection with the Buyer’s sale of any Buyer manufactured products after the Closing Date.  “Mammography Intellectual Property” shall mean all of the intellectual property rights used by Seller in conducting the Mammography Business or otherwise related to the conduct of the Mammography Business including, without limitation all of the following assets so used or related to the Mammography Business:

(i)            all United States and foreign patents, trademarks, trade names, domain names, service marks and copyrights and any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights and any renewal, derivation, modification or extensions thereof;

(ii)           all processes, formulae, algorithms, methods, schematics, trade secrets, technology, mask works, know-how, inventions and tangible or intangible proprietary information or material, including without limitation all catalogs, research material, technical information, designs, drawings, formulae, processes, procedures, documentation, diagrams, flow charts, methods and schematics;

(iii)          computer software programs or applications (in object code and source code form) excluding any computer software programs or applications set forth on Schedule 1.1(iii) (the “Excluded Software”);

(iv)          past and present customer lists for the Mammography Products to the extent reasonably available which set forth the name, address and relevant contact person of each such customer, a detailed list of each prospective customer of the Seller that has previously received a sales quote from the Seller within the past 24 months with respect to the Mammography Products including the name, address and relevant contact person of each prospective customer accompanied by all of Seller’s quote reports for the 24-month period prior to the date hereof, and all other data and information relating to the customers of the Mammography Products and sales activities relating thereto (collectively, the “Customer Information”);

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(v)           vendor lists to the extent reasonably available detailing the name, address and relevant contact person for each past and present vendor supplying products or services to the Seller relating to the Mammography Products (collectively, the “Vendor Lists”);

(vi)          all currently existing data relating to any of Seller’s approvals, clearances, licenses, registrations, permits, franchises, product registrations or authorizations issued by any federal, state, municipal or foreign authority, or any third party test house, registrar or certification body, relating to the Mammography Intellectual Property, including, without limitation, all clinical trial data, and filings, engineering and design documentation, manufacturing and test results and procedures (collectively, the “Regulatory Data”);

(vii)         all licenses or sublicenses held by the Seller to any of the foregoing intellectual property rights (the “Intellectual Property Licenses”) to the extent transferable;

(viii)        all rights to sue for past infringement of any of the Mammography Intellectual Property.

“Intellectual Property Authorizations” shall mean Seller’s then-in-force approvals, clearances, licenses, registrations, permits, franchises, product registrations or authorizations issued by any federal, state, municipal or foreign authority, or any third party test house, registrar or certification body, relating to the Mammography Intellectual Property, to the extent then-permissible by law.

Notwithstanding the foregoing, the Mammography Intellectual Property shall not include the trade name Fischer Imaging or any derivative thereof, any registered trademark containing the trade name Fischer Imaging or any derivative thereof, or any domain name containing the name Fischer Imaging or any derivative thereof.

Section 1.2             Assumed Liabilities.

(a) Buyer agrees to assume all of the obligations of the Seller under the Intellectual Property Licenses transferred by Seller to Buyer hereunder; provided, however, that Buyer assumes no liability under any Intellectual Property License arising out of or relating to acts or omission of Seller, the conduct of the business or operations of Seller, or the failure to obtain any consent necessary to transfer any Intellectual Property License (collectively, the “Assumed License Liabilities”).  Buyer agrees to assume all obligations relating exclusively to Buyer’s use of any of the Intellectual Property Authorizations pursuant to the exercise of Buyer’s rights to use such Intellectual Property Authorizations as set forth in Section 1.1. above (collectively, the “Assumed Intellectual Property Authorization Liabilities” and collectively with the Assumed License Liabilities, the “Assumed Liabilities.”  For the avoidance of doubt: (i) except with respect to the Assumed Intellectual Property Authorization Liabilities, Buyer shall

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assume no obligation, responsibility or liability relating to the Intellectual Property Authorizations, and Seller shall retain the right, in its sole discretion, to continue or discontinue all Intellectual Property Authorizations, and shall remain responsible for all obligations, responsibilities or liabilities relating to the Intellectual Property Authorizations whether arising before or after the Closing Date, and (ii) the parties acknowledge that Buyer does not assume any obligation, responsibility or liability relating to the Regulatory Data, including without limitation, any responsibility to update or maintain any Regulatory Data.

(b) Upon the sale and purchase of the Mammography Intellectual Property, except for the Assumed Liabilities, Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller or any affiliate of Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise (all such liabilities of Seller, the “Retained Liabilities”).  Seller shall remain responsible for such Retained Liabilities.

Section 1.3             Purchase Price and Payment.

In consideration of the sale, transfer, conveyance, assignment and delivery of the Mammography Intellectual Property by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller, Buyer will, in full payment therefor, pay to Seller an aggregate purchase price (the “Purchase Price”) of Thirty Two Million Dollars ($32,000,000.00), payable as follows:

(i)            An amount equal to the principal and interest and any other amounts due to Buyer under the Loan Agreement (as defined in Section 1.7) to be evidenced by a termination of the Loan Agreement and forgiveness of Buyer of all such amounts due (the “Closing Loan Amount”); and

(ii)           The remaining portion of the Purchase Price (the amount equal to Thirty Two Million Dollars ($32,000,000) less the Closing Loan Amount, being referred to herein as the “Balance Amount”), shall be paid by wire transfer of immediately available funds to a bank account designated in writing by Seller to Buyer not less than 24 hours prior to Closing.

Section 1.4             Time and Place of Closing.

The closing of the purchase and sale provided for in this Agreement (the “Closing”) will take place at 10:00 a.m., Boston time, on a date to be specified by Buyer and Seller (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at Closing), at the offices of Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Buyer and Seller.

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Section 1.5             Transfer of the Mammography Intellectual Property.

At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Mammography Intellectual Property, including among other things, (a) bills of sale (including, without limitation, a bill of sale in substantially the form attached hereto as Exhibit A hereof (“Bill of Sale”), (b) an intellectual property assignment or assignments in substantially the form attached hereto as Exhibits B-1 and B-2 or any equivalent documents as may be required to accomplish the assignment of intellectual property in foreign jurisdictions (collectively, the “Intellectual Property Assignments”), (c) sublicenses or assignments of the Intellectual Property Licenses to the extent transferrable, and (d) such other instruments of transfer as may be reasonably required.  Such other instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in the form and substance reasonably satisfactory to counsel for Buyer, and (iii) shall effectively vest in Buyer good title to all of the Mammography Intellectual Property, free and clear of all liens, restrictions and encumbrances.

Section 1.6             Delivery of Loan Agreement

Simultaneously with the execution hereof, Seller and Buyer have executed and delivered the Loan Agreement in the form attached hereto as Exhibit C and such other agreements, instruments, certificates and other documents contemplated to be executed by such party in connection therewith, including without limitation the Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and the Note in the forms set forth as Exhibits C-1, C-2, C-3 and C-4 (collectively, the “Loan Agreement”).

Section 1.7             Further Assurances

Seller from time to time after the Closing, at the request of Buyer, and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Sections 1.5) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Mammography Intellectual Property.  To the extent that the assignment of any contract, license, application, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, (a) Seller shall use its commercially reasonable efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such contracts, licenses, applications, commitments or rights, and (b) Seller shall otherwise take all further actions as shall be reasonably necessary to procure for Buyer the economic rights and benefits under such contracts, license, application, commitment or right, including without limitation if appropriate, acquiring the intellectual property subject to such contract, license, application, commitment or right as agent for, or for the benefit of or resale to, Buyer.  Without limiting the foregoing, from and after the Closing Date, Seller will cooperate with Buyer, without further consideration, in order to offer the Buyer reasonable access to the Mammography Employees (as such term is defined in Section 2.12) involved in the design and development of the Mammography Products in order to

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assist the Buyer’s efforts to integrate the Mammography Intellectual Property into the operations of the Buyer.  Nothing herein shall be read to require or otherwise obligate the Seller to continue the employment of any of the Mammography Employees before or after the Closing Date.

Section 1.8             Allocation of Purchase Price.

As soon as practicable after the Closing, the Buyer shall prepare a memorandum setting forth an allocation of the Purchase Price payable by Buyer for the Mammography Intellectual Property acquired pursuant hereto among each item of the Mammography Intellectual Property.  Such allocations shall be subject to Seller’s reasonable approval. The prices reflected in said memorandum shall represent the fair market values of each item of the Mammography Intellectual Property at the Closing, to the best of the knowledge and belief of Buyer, and the parties hereto agree that they will not take a position inconsistent with such allocation for federal income tax purposes.

Section 1.9             Transfer Taxes.

Any transfer or sales Tax, stamp duty or similar costs relating to the consummation of the transactions contemplated hereby shall be borne by the Buyer.

ARTICLE II.          REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct, except as set forth herein or in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the “Seller Disclosure Schedule”).  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and the disclosure in any paragraph shall qualify other paragraphs in this Article II only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

Section 2.1             Organization and Qualification of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties in the manner and in the places where such properties are owned or leased.  The copies of Seller’s Certificate of Incorporation (“Charter”) or equivalent document as amended to date, certified by the Secretary of State of the State of Delaware, and of Seller’s bylaws as amended to date, certified by Seller’s Secretary, previously delivered to Buyer’s counsel, are, and will be at the Closing, complete and correct. Seller is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where it is required to be licensed or qualified to conduct its business or own its property except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect upon (i) the Seller’s ability to transfer the Mammography Intellectual Property to the Buyer at the Closing in accordance with the terms and

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conditions hereof including, without limitation, the ability to transfer the Mammography Intellectual Property free and clear of any Encumbrance (as such term is defined in Section 2.10), (ii) the Buyer’s right to use, practice, license, sell, or otherwise dispose of the Mammography Intellectual Property as contemplated hereby and to exclude any third party from any use, practice, license, or sale of the Mammography Intellectual Property from and after the Closing Date other than as specifically contemplated under the terms of the license agreement contained in Section 5A.1 hereof, or (iii) the Seller’s ability to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof (a “Mammography Intellectual Property Material Adverse Effect”).

Section 2.2             Subsidiaries.

Except as set forth on Schedule 2.2, Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiary, in either case which has any ownership or other right or interest in or to the Mammography Intellectual Property.  Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind, in either case which has any ownership or other right or interest in or to the Mammography Intellectual Property.

Section 2.3             Authorization of Transaction.

Seller has full corporate right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to, or as contemplated by, this Agreement, and to consummate the transactions contemplated hereby and thereby, and the execution and delivery by the Seller of this Agreement and each such other agreement, document and instrument, and the performance by the Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate and other action on the part of the Seller, except for the required approval of Seller’s stockholders.  This Agreement and each agreement, document and instrument executed and delivered by the Seller pursuant to, or as contemplated by, this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 2.4             Compliance with Obligations and Laws.

Neither Seller’s ownership nor use of the Mammography Intellectual Property (a) constitutes a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to Seller or the Mammography Intellectual Property, or (b) has in the past constituted a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to Seller or the Mammography Intellectual Property, that in either case, has or would reasonably be expected to have a Mammography Intellectual Property Material Adverse Effect.

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Section 2.5             No Conflict of Transaction With Obligations and Laws.

Except as set forth in Schedule 2.5;

(a) Neither the execution and delivery of this Agreement, the Loan Agreement or any other agreement, document or instrument to be executed and delivered pursuant to, or as contemplated by, this Agreement (collectively, the “Ancillary Agreements”), by Seller, nor the performance of the transactions contemplated hereby will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Seller is a party or by which it or any of the Mammography Intellectual Property is bound; (iv) result in a material violation of any law, regulation, administrative order or judicial order applicable to it or the Mammography Intellectual Property or to which Seller is subject, or by which the Mammography Intellectual Property may be bound; or (v) result in the creation of any Encumbrance upon any item of the Mammography Intellectual Property.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any person or any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic, state or local (“Governmental Entity”), is required by or with respect to Seller in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement (as defined in Section 5.2) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing of a Current Report on Form 8-K under the Exchange Act and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.  The Seller stockholder vote required for the approval of the Seller Voting Proposal (as defined in Section 5.4) is a majority of the outstanding shares of Seller Common Stock on the record date for the Seller Meeting (as defined in Section 5.2).

Section 2.6             SEC Filings; Financial Statements.

(a) Seller has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits) required to be filed by it under the Securities Act and the Exchange Act from December 31, 2004 through the date of this Agreement.  All reports, schedules, forms, statements and other documents (including exhibits) filed by Seller with the SEC pursuant to the Securities Act and the Exchange Act since December 31, 2004 are referred to herein as the “Seller SEC Filings.”  Except as set forth on Schedule 2.6(a), the Seller SEC Filings (i) were prepared in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be,

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and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated in such Seller SEC Filings or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Seller SEC Filing; provided, however, that Seller is not making any representations pursuant to this Section 2.6(a) with respect to information contained in the Seller SEC Filings that does not relate directly to the Mammography Business or the Mammography Intellectual Property.

(b) Except as set forth in Schedule 2.6(b), each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Filings, (i) complied as to form in all material respects with the then current published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with U.S. GAAP (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii)  present fairly in all material respects the consolidated financial position of Seller and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The consolidated financial statements contained in the Seller SEC Filings are referred to hereinafter as the “Seller Financial Statements.”  The balance sheet dated March 31, 2005 contained in the Seller Financial Statements is referred to hereinafter as the “Base Balance Sheet.”  At the respective dates of the Seller Financial Statements, there were no material liabilities of Seller, which, in accordance with GAAP, should have been reserved for in the Seller Financial Statements and/or disclosed in the notes thereto, which are not reserved for in the Seller Financial Statements and/or disclosed in the notes thereto.

Section 2.7             Absence of Certain Changes.

Except as set forth on Schedule 2.7, since the date of the Base Balance Sheet there has not been:

(a) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any item of the Mammography Intellectual Property other than the sale of inventory and products in the ordinary course of business consistent with past practice;

(b) any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of the Seller, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a Mammography Intellectual Property Material Adverse Effect;

(c) any disposal or lapse of any rights to the use of any item of the Mammography Intellectual Property or disposal of or disclosure to any person other than Buyer of any

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item of the Mammography Intellectual Property not theretofore a matter of public knowledge other than pursuant to confidentiality agreements; or

(d) any agreement, whether in writing or otherwise, to take any action described in this Section 2.7.

Section 2.8             Payment of Taxes.

As used herein, the term “Tax” or “Taxes” shall mean all income, profit, franchise, sales, use, transfer, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profit taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.  Except as set forth on Schedule 2.8, and except for Taxes to be paid by Buyer pursuant to Section 1.9 hereof, Buyer will not have or assume any liability or other obligation for any Taxes due upon the sale of the Mammography Intellectual Property as contemplated by this Agreement.

Section 2.9             Title to the Mammography Intellectual Property

Seller has and will transfer good title to all the Mammography Intellectual Property and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all the Mammography Intellectual Property, free and clear of any mortgage, pledge, deed of trust, lien, conditional sale agreement, security interest, encumbrances, restriction on competition or other adverse claim or interest of any kind (collectively referred to herein as “Encumbrances”).

Section 2.10           Intellectual Property Rights.

(a) A true and complete list of all registered or applied for, as applicable: patents, patent applications, trademarks, domain names, service marks, trademark, domain name and service mark applications, trade names, and copyrights included in the Mammography Intellectual Property and any license of or right related thereto, is set forth on Schedule 2.10(a).  Schedule 2.10(a) also lists any other material trademarks, domain names, service marks, trade names, and copyrights included in the Mammography Intellectual Property and any license of or right related thereto.  Except as set forth on Schedule 2.10(a) there are no other patents, patent applications, trademarks, domain names, service marks, trademark, domain name and service mark applications, trade names, and copyrights used by Seller in conducting the Mammography Business other than those trademarks, domain names, service marks, trade names, and copyrights which are unregistered and unapplied for and which are immaterial to the Mammography Business.

(b) Schedule 2.10(b) contains a true and complete list of all Intellectual Property Authorizations.  Except as set forth on Schedule 2.10(b) there are no other Intellectual Property Authorizations used by Seller in conducting the Mammography Business.  Except as indicated on Schedule 2.10(b), Seller has not received any notification of non-compliance

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or violation from any party responsible for issuing or granting such Intellectual Property Authorizations.

(c) Schedule 2.10(c) contains a true and complete list of all Intellectual Property Licenses.  Except as set forth on Schedule 2.10(c) there are no other Intellectual Property Licenses used by Seller in conducting the Mammography Business.  Except as set forth on Schedule 2.10(c), all of the Intellectual Property Licenses are now valid, binding and enforceable in accordance with their respective terms against Seller subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), and to Seller’s knowledge the other parties thereto, are subsisting and no default by Seller, or to the knowledge of Seller, by any other party thereto exists thereunder.

(d) Except as set forth on Schedule 2.10(d), the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any Intellectual Property License.

(e) All patents, registered trademarks, registered domain names, registered service marks and registered copyrights set forth on Schedule 2.10(a) are valid and subsisting.

(f) Seller’s policies (the “Protection Policies”) are to enter into confidentiality agreements in favor of Seller which protect the proprietary nature of any item of the Mammography Intellectual Property that are proprietary with its employees, consultants and independent contractors who have access to any Seller Intellectual Property and to require such employees, consultants and independent contractors to maintain in confidence all trade secrets and confidential information owned or used by Seller.  Any failure to comply with the Protection Policies, individually or in the aggregate, is not reasonably likely to have a Mammography Intellectual Property Material Adverse Effect.  To the knowledge of Seller, except as disclosed on Schedule 2.10(f), no other person or entity is infringing, violating or misappropriating any of the Seller’s rights to the Mammography Intellectual Property.

(g) To the knowledge of Seller, none of the activities currently conducted by the Seller in connection with the Mammography Business infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity.  Except as set forth in Schedule 2.10(g), Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

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(h) Seller has provided Buyer with a true and complete copy of each contract, agreement or arrangement (or in the case of any oral contracts, agreements or arrangements, provided a written description thereof) which give any third party any right to purchase, license, acquire or otherwise obtain, now or in the future, any right to the Mammography Intellectual Property (other than (i) contracts or agreements relating to the sale of Mammography Products in each case entered into in the ordinary course of the Seller’s business consistent with past practice, and (ii) contracts or agreements relating to the Seller’s Service or Warranty Obligations as specifically contemplated by Section 5A.1(iii) hereof and as defined therein)(collectively, the “IP Contracts”).

(i) Schedule 2.10(i) sets forth the name, address and relevant contact information of any party to an IP Contract along with a detailed summary of such purchase, license or other acquisition right and the circumstances under which such purchase, license or other acquisition right may be exercised.  Except as set forth on Schedule 2.10(i), each of the IP Contracts shall be terminable, without penalty, by the Seller as of the Closing Date.  Except as set forth on Schedule 2.10(i), no IP Contract grants any third party any rights in the Mammography Intellectual Property after the termination of such IP Contract.  Except as set forth on Schedule 2.10(i) no other party has any right to purchase, license, acquire or otherwise obtain any right, now or in the future, to the Mammography Intellectual Property.  Except as set forth on Schedule 2.10(i), each of the IP Contracts is valid, binding and enforceable in accordance with its terms against Seller subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), and to Seller’s knowledge the other parties thereto, is subsisting and no default by Seller, or to the knowledge of Seller, by any other party exists thereunder.

(j) Schedule 2.10(j) identifies each of the IP Contracts which obligate the Seller to provide any alteration, upgrade, improvement, modification, adaptation or feature enhancement (an “Upgrade”) to any Mammography Product after the Closing Date and specifically identifies the Mammography Products to which such obligations relate to (any such IP Contract relating to the SenoScan Products being referred to herein as the “SenoScan Upgrade Contracts”).

(k) Except as set forth on Schedule 2.10(k), Seller is not a party to or subject to, any contract, commitment, plan, agreement, understanding or license, whether written or oral that contains any covenant limiting the freedom of Seller to engage in the Mammography Business or to sell, license, transfer or otherwise dispose of the Mammography Intellectual Property.

(l) Except as set forth on Schedule 2.10(l), the Seller has made all filings and recordations necessary to protect its interest in the Mammography Intellectual Property in the United States Patent and Trademark Office, the United States Copyright Office and in corresponding offices throughout the world, as appropriate, and Seller has taken all reasonable steps and has paid and will continue to pay all required governmental maintenance fees, annuities and taxes to maintain each and every item of the registered or patented Mammography Intellectual Property (or applications therefore) in full force and

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effect (the “IP Registration Fees”) until the Closing Date.  Schedule 2.10(l) sets forth each of the IP Registration Fees payable during the twelve month period commencing as of the date hereof.

(m) Seller has previously delivered to Buyer true, correct and complete copies of the Philips Supply Agreement.  Other than the Philips Supply Agreement there are no other contracts, agreements or arrangements, whether oral or written, between the Seller and Philips.  The Philips Supply Agreement is terminable by the Seller as of the Philips Termination Date and may not be continued beyond such date without the prior approval of the Seller, which has not been granted as of the date hereof.  Pursuant to the terms of the Philips Supply Agreement, if Seller discontinues the production activity contemplated by the Philips Supply Agreement or if notice is served by Philips in accordance with paragraph 19 thereunder, the only continuing rights which Philips will have in the Mammography Intellectual Property are (i) Seller must supply Philips with servicing parts for products delivered under the Philips Supply Agreement for at least ten years after delivery of the product, (ii) Seller has ongoing warranty obligations that expire 12 months from the date of installation or 15 months from the date of replacement, whichever comes first, and additional 18 and 15 month warranty obligations for service and replacement parts, respectively, (iii)  Seller must meet servicing support guidelines specified in Annex S-1 to the Philips Supply Agreement, including the obligation to update and maintain Service Documentation and diagnostic software, (iv) Seller must deposit product specifications, test protocols, calculations and similar documents with an escrow agent, and grant a corresponding license to use such information, to enable Philips to manufacture necessary spare parts if Seller is unable or unwilling to meet its contractual requirement to supply spare parts, and (v) Seller must maintain a device master record that Philips can access and eventually acquire.  As of the date hereof, Philips has not sold 50 or more units of the product to be sold by Philips pursuant to the Philips Supply Agreement. Upon termination of the Philips Supply Agreement, except as set forth in this Section 2.10(m), Philips will have no continuing right to use any of the Mammography Intellectual Property pursuant to the Philips Supply Agreement or otherwise (unless such rights are expressly granted by the Buyer). (All capitalized terms used in this Section 2.10(m) other than Buyer, Seller and Mammography Intellectual Property are defined in Section 5A.)

(n) Seller has previously delivered to Buyer true, correct and complete copies of the EES Agreements.  Other than the EES Agreements there are no other contracts, agreements or arrangements, whether oral or written, between the Seller and EES.  As of the date hereof, the EES Purchase Agreement is no longer of any force or effect and has been terminated in accordance with the terms thereof.  The EES Distributor Agreement and the EES Distributorship Agreement each terminate as of October 10, 2006 without any further action on the part of the Seller and may not be continued beyond such date without the prior written approval of the Seller, which has not been granted as of the date hereof.  Pursuant to the terms of the EES Distributor Agreement, if Seller fails to supply the products it is required to supply to EES there under, and such failure to supply constitutes a “Failure to Supply” as defined thereunder, Seller shall have the obligation to (i) immediately pay EES the amount of $600,000, and (ii) Seller may not make, have made, use or sell the Products or Product Equivalents (as defined therein), or otherwise

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compete with EES with respect to the Products or Product Equivalents, in certain territories for a period of 3 years following such Failure to Supply unless Seller is supplying the Product or Product Equivalents to EES on the same basis as Seller is supplying the same to its customers or distributors in those territories.  The EES Distributor Agreement also provides that if, for whatever reason, whether during or after the term of the Distributor Agreement, Seller cannot provide specified product service to the customers of EES or abandons the market, EES has the option of assuming the right to provide customers of EES with product service for the Products and can force Seller to transfer relevant service records, manuals, licenses, product drawings, component specifications, technical know-how and access to sources of supply.  Additionally, Seller must sell at its standard dealer net cost all spare parts on hand in Europe to EES.  Upon termination of the EES Distributor Agreement, Seller must refund a $40,000 deposit to EES.  Provided that Seller satisfies each of the obligations set forth in the preceding four sentences, Seller shall have no further liability resulting from the termination of the EES Distributor Agreement in accordance with the terms thereof. Upon termination of the EES Distributor Agreement, except as set forth in this Section 2.10(n), EES will have no continuing right to use any of the Mammography Intellectual Property pursuant to the EES Agreements or otherwise (unless such rights are expressly granted by the Buyer). (All capitalized terms used in this Section 2.10(n) other than Buyer, Seller and Mammography Intellectual Property are defined in Section 5A.)

Section 2.11           ERISA and Employee Benefits

The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (i) do not constitute a prohibited transaction within the meaning of Section 406 of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code; and (ii) will not result in any obligation or liability of Buyer to any employee of Seller involved in the Mammography Business (collectively, the “Mammography Employees”) or any other member of a controlled group or affiliated service group (as defined in Internal Revenue Code Sections 414(b), (c), (m) and (o)) which includes Seller or to the Pension Benefit Guaranty Corporation in respect of any employee benefit plan.

Section 2.12           Litigation.

Except for matters described in Schedule 2.12, there are no claims, actions, suits, arbitrations or other proceedings or investigations or inquiries pending (or, to the knowledge of Seller, threatened) against Seller and there are no outstanding orders, decrees, or stipulations of any federal, state, local or foreign Governmental Entity, in either case relating to or affecting the Mammography Intellectual Property to which Seller is a party or by which any item of the Mammography Intellectual Property is bound, which in each of the foregoing cases could reasonably be expected to result in a Mammography Intellectual Property Material Adverse Effect.

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Section 2.13           Finder’s Fee.

Except as set forth on Schedule 2.13, Seller has not incurred or become liable for any broker’s commission, finder’s fee, or investment banking fee relating to or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.

Section 2.14           Opinion of Financial Advisor.

The financial advisor of Seller, St. Charles Capital, LLC, has delivered to Seller an opinion dated on or about the date of this Agreement to the effect, as of such date, that the Purchase Price is fair to Seller from a financial point of view.

Section 2.15           Books and Records.

Seller has made and kept (and given Buyer access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects the activities of Seller pertaining to the Mammography Business and the Mammography Intellectual Property.

Section 2.16           Disclosure of Material Information.

To Seller’s knowledge, neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto, when taken together, and together with all matters disclosed or set forth in the Seller SEC Filings, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the Mammography Intellectual Property and which would have a Mammography Intellectual Property Material Adverse Effect or would materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the “Buyer Disclosure Schedule”).  The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

Section 3.1             Organization of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

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Section 3.2             Authorization of Transaction.

Buyer has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to, or as contemplated by, this Agreement (including without limitation the Ancillary Agreements) and to consummate the transactions contemplated hereby and thereby, and the execution and delivery by the Buyer of this Agreement and each such other agreement, document and instrument, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate and other action on the part of the Buyer.  This Agreement and each agreement, document and instrument executed and delivered by the Buyer pursuant to, or as contemplated by, this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 3.3             No Conflict of Transaction with Obligations and Laws.

Except as set forth in Schedule 3.3:

(a) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Buyer, nor the performance of the transactions contemplated hereby and thereby will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Buyer; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Buyer is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right which could reasonably be expected to have a material adverse affect on the Buyer’s financial condition or results or operations (a “Buyer Material Adverse Effect”); (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Buyer is a party which could reasonably be expected to have a Buyer Material Adverse Effect; or (iv) result in a material violation of any law, regulation, administrative order or judicial order applicable to the Buyer.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any person or any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby, except for (i) the filing of a Current Report on Form 8-K under the Exchange Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

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ARTICLE IV.         CONDUCT OF BUSINESS

Section 4.1             Covenants of Seller.

(a) Except as set forth in Schedule 4.1(a), or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller agrees (except to the extent that Buyer shall otherwise consent in writing): (i) to use its commercially reasonable efforts to keep intact the Mammography Intellectual Property and the business organization of the Mammography Business and preserve the goodwill relating thereto; (ii) continue to perform in all material respects in good faith each of its obligations under any IP Contract; and (iii) to pay its debts and Taxes and perform other obligations when due in the ordinary course in substantially the same manner as previously conducted, subject to good faith disputes over such debts, Taxes or obligations, and, to the extent consistent with such business.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall not, without the written consent of Buyer:

(i)            sell, lease, license or otherwise dispose of any of its properties or assets included in the Mammography Business or the Mammography Intellectual Property, except for sales of inventory or products, in each case, in the ordinary course of business consistent with past practice;

(ii)           enter into, modify, amend, extend, renew or terminate any IP Contract;

(iii)          enter into any new license for any intellectual property rights to or from any third party relating to the Mammography Business; or

(iv)          take, or agree in writing or otherwise to agree to take, any of the actions described in clauses (b)(i) through (iii) above.

Section 4.2             Cooperation.

Subject to compliance with applicable law, from the date hereof until the Closing, Seller shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer at reasonable times and upon reasonable advance notice to report on the general status of Mammography Intellectual Property and to facilitate the transfer of the Mammography Intellectual Property to the Buyer as contemplated hereby and shall promptly provide Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Ancillary Agreements and the transactions.

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Section 4.3             Confidentiality.

The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement, dated as of June 17, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE V.          ADDITIONAL AGREEMENTS

Section 5.1             No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to its terms, Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, tender offer, sale of any item of the Mammography Intellectual Property, sale of 33% or more of its equity securities (excluding sales pursuant to existing Seller stock option plans or warrants outstanding as of the date hereof) or any similar transaction involving Seller, other than the transactions contemplated by this Agreement or any transaction involving the sale of any Permitted Assets (as defined in Section 5.1(d) below) (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal (except that Buyer expressly acknowledges that the Seller will not be in violation of its obligations under this Section 5.1(ii) if (X) the Seller’s financial advisor determines in good faith that the receipt of such supplemental information is absolutely necessary in order for Seller’s Board of Directors to clarify the terms of any ambiguous conditions to the consummation of any unsolicited Acquisition Proposal, Seller’s financial advisor may make one, and only one, written request that the party submitting an unsolicited Acquisition Proposal deliver a further written communication to the Seller for the sole purpose of clarifying ambiguities identified by the Seller’s financial advisor in such Acquisition Proposal, (Y) if Seller responds to an unsolicited Acquisition Proposal by providing copies of this Agreement, any of the Ancillary Agreements and any previously filed and publicly available Seller SEC Filings to the party making such unsolicited Acquisition Proposal (the “Interested Acquiror”), or (Z) if in response to a specific request made by the Interested Acquiror, the Seller’s financial advisor discloses the existence of the Loan Agreement, the amounts outstanding thereunder and the requirement contained in this Section 5.1 regarding the repayment of the amounts outstanding under the Loan Agreement, or engages in discussions with an Interested Acquiror for the sole purpose of clarifying the procedural requirements set forth in this Agreement to be followed by the Interested Acquiror, the Seller’s Board of Directors and the Seller’s stockholders in order to consummate the Acquiror’s Acquisition Proposal, all of the above being referred to as “Seller Permitted Response Actions”), or (iii) agree to or recommend any Acquisition Proposal; provided, however, that if Seller has not breached this Section 5.1, and has paid all amounts then due under the Loan Agreement, nothing contained in this Agreement shall prevent Seller or its Board of Directors, from:

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(A)          furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with a bona fide written Acquisition Proposal by such person or entity or agreeing to (with the terms of any such agreement being subject to termination of this Agreement in accordance with Article VII) or recommending a bona fide written Acquisition Proposal to the stockholders of Seller, if and only to the extent that:

1)             the Board of Directors of Seller believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Seller or its stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”) and Seller’s Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

2)             prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms not materially more favorable to such party than those contained in the Confidentiality Agreement; and

3)             prior to recommending a Superior Proposal, Seller shall provide Buyer with at least five business days’ prior notice of its proposal to do so, during which time Buyer may make, and in such event Seller shall consider, a counterproposal to such Superior Proposal, and, subject to the fiduciary duties of Seller’s Board of Directors, Seller shall itself and shall cause its financial and legal advisors to negotiate on its behalf with Buyer with respect to the terms and

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conditions of such counterproposal for a reasonable period of time (not to exceed 10 business days after the Seller’s receipt of Buyer’s counterproposal) given the terms and conditions of such counterproposal and such Superior Proposal; or

(B)           complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(b) Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 5.1(a) and will use commercially reasonable efforts to obtain the return or destruction of any confidential information furnished to any such parties.

(c) Seller shall notify Buyer promptly, but in any event no more than 24 hours, after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.  Seller shall continue to keep Buyer informed, on a current basis, of all material developments with respect to the status of any such discussions or negotiations and the terms being discussed or negotiated.

(d) Nothing in this Section 5.1 shall (i) permit Seller to terminate this Agreement (except as specifically provided in Section 7.1 hereof), (ii) permit Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Seller shall not enter into any agreement with any person that provides for an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 5.1(a) above)) or (iii) affect any other obligation of Seller under this Agreement.  For purposes of this Section 5.1, the term “Permitted Assets” shall mean any assets used exclusively (i) in connection with the Seller’s RE&S Activities, (ii) in connection with fulfilling the Seller’s Service and Warranty Obligations (as defined in Section 5A.1 below) to the extent expressly permitted to be undertaken by the Seller after the Closing Date pursuant to the license granted under Section 5A.1(a)(iii), or (iii) in connection with providing Upgrades to the extent the provision of such Upgrades is expressly permitted to be undertaken by the Seller after the Closing Date pursuant to the license granted under Section 5A.1(a)(iv).  The parties agree that to the extent the Permitted Assets include any item of Mammography Intellectual Property or any rights to use any item of Mammography Intellectual Property, the Seller will not enter into any such agreement to dispose of any such Permitted Assets prior to the Closing Date without the prior written consent of the Buyer.

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Section 5.2             Proxy Statement.

(a) As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and Seller shall file with the SEC a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Seller in connection with the meeting of Seller’s stockholders to consider this Agreement and the transactions contemplated thereby (the “Seller Meeting”).  Seller will promptly respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Proxy Statement cleared by the SEC as practicable after such filing and Seller will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC.  Each of Buyer and Seller will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for supplements to the Proxy Statement or any filing pursuant to Section 5.2(d) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, or any filing pursuant to Section 5.2(d).  Each of Buyer and Seller will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in a supplement to the Proxy Statement, or any filing pursuant to Section 5.2(d), Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Seller, such supplement.

(b) Seller hereby covenants and agrees that (i) the information to be supplied by Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading; and (ii) if at any time prior to the Closing any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly inform Buyer.

(c) Buyer hereby covenants and agrees that (i) the information (except for information to be supplied by Seller for inclusion in the Proxy Statement, as to which Buyer makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading, and (ii) if at any time prior to the

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Closing any event relating to Buyer or any of its affiliates, officers or directors should be discovered by Buyer which should be set forth in a supplement to the Proxy Statement, Buyer shall promptly inform Seller.

(d) Buyer and Seller shall make all necessary filings with respect to the transaction under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

Section 5.3             Access to Information.

Upon reasonable notice, Seller shall afford to Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records relating to the Mammography Intellectual Property and, during such period, Seller shall furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request.  Unless otherwise required by law, Buyer will and shall cause its officers, employees, accountants, counsel and other representatives or persons who have access to such information to hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

Section 5.4             Seller Meeting.

The Seller, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Charter and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve this Agreement and the sale of substantially all the assets of Seller as contemplated hereby (the “Seller Voting Proposal”).  The Board of Directors of the Seller shall (i) recommend approval of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.  Notwithstanding the foregoing, the Board of Directors of Seller may withdraw or modify its recommendation in order to respond to, or otherwise facilitate the consummation of an Acquisition Proposal, if, and only if, (A) the Board of Directors of Seller has received a Superior Proposal, (B) such Board of Directors determines after consultation with its outside legal counsel that it is necessary to withdraw or modify such recommendation, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of Seller and (C) Seller has complied with the provisions of Section 5.1, in all other instances the Board of Directors of Seller may withdraw or modify such recommendation if, and only if, such Board of Directors determines after

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consultation with its outside legal counsel that it is necessary to withdraw or modify such recommendation, in order to comply with its fiduciary duties under applicable law.

Section 5.5             Legal Conditions to Closing.

(a) Subject to the terms hereof, Seller and Buyer shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions, and to fully carry out the purposes of, this Agreement.  Seller and Buyer shall cooperate with each other in connection with the making of all such filings prior to filing and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith.  Seller and Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made by the other party pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions.

(b) Subject to the terms hereof, Buyer and Seller agree to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”); provided, however, that neither Buyer nor any of its subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Buyer Material Adverse Effect or a material adverse effect on Buyer after the Closing or (ii) take any action under this Section 5.5 if the United States Department of Justice or the United States Federal Trade Commission or any foreign governmental agency responsible for enforcement of applicable Antitrust Laws authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated hereby.

(c) Each of Seller and Buyer shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party consents related to or required in connection with the transactions contemplated hereby that are (i) Intellectual Property Authorizations, (ii) necessary to consummate the transactions contemplated hereby, (iii) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer

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Disclosure Schedule, as the case may be, or (iv) required to prevent a Mammography Intellectual Property Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Closing.

Section 5.6             Public Disclosure.

Buyer and Seller shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.  The initial press release relating to this Agreement shall be in a form agreed by the parties.

Section 5.7             Notification of Certain Matters.

Buyer will give prompt notice to Seller, and Seller will give prompt notice to Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing, or (b) any material failure of Buyer or Seller, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the transactions contemplated hereby.  Seller will promptly provide Buyer with copies of all correspondence with its customers regarding the Mammography Products.

Section 5.8             Employment Arrangements and Employee Benefits.

(a) Buyer will not assume any of Seller’s employee benefit plans or take on any liability relating to any of Seller’s employee benefit plans.

(b) Buyer may offer employment to such Mammography Employees who are sales representatives or otherwise spend substantially all of their business time selling the Mammography Products to the Seller’s customers as Buyer shall elect in its sole discretion.  Buyer shall have the sole discretion to establish the wages, salary, benefits and other employment terms and conditions of any such employees which the Seller elects to offer employment.  Those employees who shall accept said offer of employment with Buyer and who shall actually commence active employment with Buyer shall collectively be referred to as the “Transferred Employees.”

(c) Seller shall retain all responsibility and liability for providing COBRA continuation coverage, in accordance with Code Section 4980B and Sections 601 through 608 of ERISA, to Qualified Beneficiaries (within the meaning of Code Section 4980B(g)(1)) or to M&A Qualified Beneficiaries (within the meaning of Treasury Regulation 54.4980B-9) in connection with, the transactions contemplated herein.

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(d) Seller shall be solely responsible for compliance with any federal, state or local laws and regulations, including, but not limited to, the Worker Adjustment and Retraining Notification Act (“WARN”), relating to a plant closing or a substantial layoff of personnel and for all severance expenses and other costs, at Seller’s facility at 12300 North Grant Street, Denver, Colorado whether prior to, concurrent with, or after the Closing, and Seller shall be solely responsible for all Seller’s employees who are not Transferred Employees.

(e) It is expressly agreed that the provisions of this Section 5.8 are not intended to be for the benefit of or otherwise enforceable by any third person, including, without limitation, any employee of Seller, or any collective bargaining unit or employee organization.  Without limiting the foregoing, nothing contained in this Agreement shall create or imply any obligation on the part of Buyer to provide any continuing employment right to any individual on or after the Closing.  Nothing contained in this Agreement shall be construed to restrict or otherwise limit the Buyer’s ability to hire the employees or former employees of the Seller.

Section 5.9             Post-Closing Contractual Arrangements.  From and after the Closing Date, except as set forth on Schedule 5.9:

(a)  Seller will not take any action to permit any party to an IP Contract to continue to use any of the Mammography Intellectual Property after the termination of such IP Contract without the express prior written consent of Buyer.

(b)  Seller will comply in all material respects with its Obligations under the Philips Supply Agreement and the EES Agreements as such terms are defined in Section 5A.1.  Buyer hereby acknowledges that pursuant to the EES Distributor Agreement, EES has the exclusive right to sell the Products in the Exclusive Territory (as such terms are defined in the EES Distributor Agreement) until the EES Termination Date (as such term is defined in Section 5A.1(a)).  Buyer agrees that during the period from and after the Closing Date until the EES Termination Date it will not sell any Products in the Exclusive Territory in violation of the EES Distributor Agreement.  Notwithstanding the foregoing, nothing contained herein shall limit in any way the sale of the Buyer’s Multi-Care system and related systems and products.

(c)  If requested by Buyer and EES Seller shall take all necessary action to amend, modify or terminate, as so requested, the EES Agreements, provided that any amendment or modification will not result in any additional liability or obligation on the part of the Seller.

(d)  If requested by Buyer and Philips , Seller shall take all necessary action to amend, modify or terminate, as so requested, the Philips Agreements, provided that any amendment or modification will not result in any additional liability or obligation on the part of the Seller.

(e)  Without the express prior written consent of Buyer, Seller will not take any action to amend, modify, waive compliance with any of the agreements or conditions or

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extend the time for the performance of any of the obligations under the Philips Supply Agreement or any of the EES Agreements.

(f)  Seller will comply in all material respects with its Service and Warranty Obligations as contemplated pursuant to Section 5A.1(iii).

Section 5.10           Loan to Seller.

Buyer shall make funds available to Seller in accordance with the terms and conditions set forth in the Loan Agreement, and Seller and Buyer shall comply with their respective agreements, obligations and covenants under the Loan Agreement.

ARTICLE VA.  LICENSE AGREEMENT

Section 5A.1.        License.

(a) Subject to the terms and conditions set forth in this Agreement, Buyer grants to Seller a non-exclusive limited license to use the items of the Mammography Intellectual Property necessary in order to enable Seller to (i) fulfill its obligations to supply Mammography Products to Philips Medical Systems DMC GmbH (together with its parent corporation, its subsidiaries and affiliates and their respective successors and assigns, “Philips”) in accordance with the terms and conditions of that certain Master Purchasing Agreement between the Seller and Philips dated October 14, 2004 (the “Philips Supply Agreement”) during the period following the Closing Date until the earlier to occur of the date such agreement is terminated pursuant to the terms thereof or October 14, 2007 (such date, the “Philips Termination Date”), (ii) fulfill its obligations to supply Mammography Products to Ethicon Endo-Surgery (EES) Europe, a subsidiary of Johnson & Johnson, Inc. (together with its parent corporation, its subsidiaries and affiliates and their respective successors and assigns, “EES”), in accordance with the terms and conditions of that certain Agreement dated October 10, 1997, between the Seller and EES with Addendum dated January 28, 1998, and Addendum dated February 2, 2002 (collectively, the “EES Purchase Agreement”), that certain Distributor Agreement dated December 9, 1998, between the Seller and EES with Addendum dated December 8, 2000 and Addendum dated February 21, 2003 (collectively the “EES Distributor Agreement”), and that certain Non-Exclusive Distributorship Agreement dated October 10, 2002, between the Seller and EES (the “EES Distributorship Agreement” and together with the EES Purchase Agreement and the EES Distributor Agreement, the “EES Agreements”) during the period following the Closing Date until the earlier to occur of the date such agreement is terminated pursuant to the terms thereof or October 10, 2006 (such date, the “EES Termination Date”), ….(iii) fulfill existing agreements or renew, extend or enter into new agreements, relating exclusively to the Seller’s service business with respect to the previously installed Mammography Products (collectively, the “Service and Warranty Obligations”), provided however, that the license granted pursuant to this Section 5A(a)(iii) shall not be construed to permit the Seller to perform any Upgrades to the Mammography Products, and (iv) perform any Permitted Upgrades, and (v) carry out the RE&S Activities.  For purposes of the foregoing, the term “RE&S Activities” means the Seller’s business of researching,

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designing, developing, manufacturing, distributing, servicing, licensing and selling radiology, electrophysiology, and surgery systems and products and technology related to such systems and products, including without limitation, its VersaRAd, EPX/SPX and Bloom product lines or components thereof; provided, that RE&S Activities shall not include any aspects of the Mammography Business, Mammography Products or Mammography Intellectual Property, except as specifically covered by the license set forth in Section 5A(a)(v) and specifically enumerated on Schedule 5A.1.  For purposes of the foregoing, the term Permitted Upgrades Permitted Upgrades shall mean (i) any Upgrade, the provision of which does not result, directly or indirectly, in any remuneration or payment to the Seller or any affiliates of Seller, (ii) any Upgrade which the Seller reasonably determines to be necessary to ensure the safe operation of such products in accordance with applicable health and safety standards, (iii) any Upgrade which is offered or performed by the Seller for the purpose of correcting any identified bugs in the software products underlying the Mammography Products, provided that any such software bug fix merely corrects a problem and does not provide additional functionality or significant feature enhancements, (iv) with respect to the Seller’s MammoTest product line, the sale and installation of replacement cameras (whether or not manufactured by Seller) and other spare parts comprising the Seller’s MammoTest products that are primarily designed to improve the image quality, cost effectiveness and/or reliability of such products which may result from Seller’s sustaining engineering activities after the date hereof but which do not result from any product development activities performed by Seller after the Closing Date , (v) with respect to the Seller’s SenoScan product line, the sale or transfer of any spare parts which may result from Seller’s sustaining engineering activities after the date hereof but which do not result from any product development activities performed by Seller after the Closing Date, (vi) with respect to the Seller’s SenoScan product line, from and after the Closing Date until June 30, 2006, any Upgrades which are required to performed by the Seller pursuant to the SenoScan Upgrade Contract as set forth on Schedule 2.10(j) as such contracts are in effect on the date hereof and (vii) with respect to the Seller’s SenoScan product line, the sale and installation to any of the Seller’s installed customer base existing as of the Closing Date of the Senoview (the Fischer Imaging workstation) or Cedara radiologist review workstations on any SenoScan products sold prior to the Closing Date.  In the event that Seller wishes to perform any Upgrade which does not otherwise fall under the foregoing definition of Permitted Upgrades, Buyer agrees to discuss the scope of such Upgrade and to reasonably consider amending the definition of Permitted Upgrades to allow Seller to perform such Upgrade. The items of the Mammography Intellectual Property necessary to enable the Seller to satisfy the foregoing purposes shall be referred to herein as the “Licensed Intellectual Property”.  Schedule 5A.1 sets forth each of the items of the Mammography Intellectual Property necessary to enable the Seller to satisfy the obligations described in (iii), (iv) and (v) above and no other items of the Mammography Intellectual Property shall be licensed hereunder to the Seller pursuant to (iii), (iv) and (v) above.

(b)  The license granted by Buyer to Seller to carry out the purposes enumerated in subsections (iii) and (iv) in Section 5A.1(a) may be transferred or sublicensed by Seller to no more than 10 third parties with the prior written consent of Buyer, which shall not

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be unreasonably withheld (it being agreed that absent other substantive reasons for withholding its consent, it would be unreasonable for Buyer to withhold its consent solely because the proposed transferee or sublicense is a competitor of Buyer).  In the event Seller proposes to transfer or sublicense such license in connection with the receipt of a written offer to sell or otherwise transfer all or a portion of the Seller’s continuing service and upgrade obligations as contemplated under Section 5A.1(iii) and (iv) above (the portion of the Seller’s continuing service and upgrade obligations being offered for sale by the Seller being referred to herein as the “Offered Business”), Seller shall deliver a written notice to Buyer in accordance with Section 10.1 hereof at least 20 business days prior to the consummation of the proposed sale of the Offered Business which notice shall set forth the price and principal terms and conditions of the proposed sale of the Offered Business and the identity of the proposed transferee or sublicensee (the “Seller’s Notice”).  Upon receipt of the Seller’s Notice, the Buyer shall have 15 business days (the “Buyer’s Purchase Period”) to elect to purchase the Offered Business on the terms and subject to the conditions set forth in the Seller’s Notice.  The Buyer may exercise its right to purchase the Offered Business by delivering a written notice to Seller in accordance with Section 10.1 prior to the expiration of the Buyer’s Purchase Period (the “Buyer’s Notice”).  Upon receipt of the Buyer’s Notice, Seller and Buyer shall use their commercially reasonable efforts to consummate the sale by Seller to Buyer of the Offered Business on terms and conditions at least as favorable to the Seller as those set forth in the Seller’s Notice.  If the Buyer fails to deliver the Buyer’s Notice prior to the expiration of the Buyer’s Purchase Period, the Seller may, during the 45-day period following the expiration of the Buyer’s Purchase Period, offer and sell the Offered Business to the proposed transferee or sublicense identified in the Seller’s Notice on terms and conditions at least as favorable to the Seller as those set forth in the Seller’s Notice. As a condition precedent to any transfer or sublicense of such license rights, Buyer shall be provided with a written agreement in form and substance reasonably acceptable to Buyer and executed by the proposed transferee or sublicensee containing, at a minimum, terms and conditions relating to the use of the Mammography Intellectual Property at least as restrictive as those set forth in this Section 5A and acknowledging Buyer’s right to enforce the obligations of the transferee and sublicense under such agreement.  Notwithstanding the foregoing, Seller shall remain fully liable for the performance of all of the obligations of its transferee or sublicense pursuant to this Section 5A.1(b).

(c)  The license granted by Buyer to Seller to carry out the purpose enumerated in subsection (v) in Section 5A.1(a) (the “RE&S License”) may be transferred by Seller to no more than 10 third parties and may be transferred only in connection with the sale of the Seller’s RE&S business or any portion thereof.  As a condition precedent to any transfer, Buyer shall be provided with a written agreement in form and substance reasonably acceptable to Buyer and executed by the proposed transferee containing, at a minimum, terms and conditions relating to the use of the Mammography Intellectual Property at least as restrictive as those set forth in this Section 5A and acknowledging the Buyer’s right to enforce the obligations of the transferee under such agreement.

(d)  The RE&S License shall include the right to have products used in the Seller’s RE&S business as set forth on Schedule 5A.1.(d) (collectively, the “RE&S Products”) made for Seller by a third party for sale or distribution (directly or indirectly)

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by Seller; only to the extent that in each such case that all of the following conditions are met:

(i)            the designs, specifications, and working drawings for the manufacture of such RE&S Products are furnished by, and originate with, Seller;

(ii)           such designs, specifications and working drawings are in sufficient detail that no material additional design by the manufacturer is required other than adaptation to the production processes and standards normally used by the manufacturer, which in each case do not materially change the characteristics of the RE&S Products; and

(iii)          the production of the RE&S Products is solely for the sale or distribution (directly or indirectly) by Seller.

Upon written request, Seller agrees to inform Buyer whether, and if so to what extent, any manufacturer is operating under the rights authorized under this Section 5A.1(d). Seller shall remain fully liable for any manufacturer’s compliance with the terms and conditions of this Section 5A.

(e) The license granted pursuant to Section 5A.1(a)(i) shall include the right to have the Seller’s SenoScan Products manufactured directly by Philips during the period from the Closing Date to the Philips Termination Date, provided that as a condition precedent to the exercise of any such right, (i) Buyer shall be provided with a written agreement in form and substance reasonably acceptable to Buyer and executed by Philips containing, at a minimum, terms and conditions relating to the use of the Mammography Intellectual Property at least as restrictive as those set forth in this Section 5A, and acknowledging Buyer’s right to enforce the obligations of Philips under such agreement, and (ii) Philips and Buyer shall have entered into an amendment of the Philips Supply Agreement (and shall not have entered into any other agreements relating to the Mammography Intellectual Property except as expressly contemplated by this Section 5A.1(e)) in form and substance reasonably satisfactory to the Buyer that specifically provides that as of the Philips Termination Date the Philips Supply Agreement will be terminated without any further action, payment or penalty on the part of Philips or Seller and that after the Philips Termination Date Philips will have no continuing right whatsoever in the Mammography Intellectual Property.  Notwithstanding the foregoing, Seller shall remain fully liable for the performance of all of the obligations of Philips pursuant to this Section 5A.1(e).

(f)  Buyer does not grant Seller any other rights with regard to the Licensed Intellectual Property and Seller shall only use the Licensed Intellectual Property as necessary to satisfy the foregoing specifically enumerated purposes. Without limiting the generality of the foregoing, except in compliance with the terms and conditions of Sections 5A.1(a)(iii), (iv) and (v), and Sections 5.A.1(b), (c), (d) and (e),Seller shall not sell, market, distribute or otherwise transfer or provide any items of the Licensed

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Intellectual Property to any party except for Philips pursuant to the Philips Supply Agreement, or any successor-in-interest thereto as permitted by the terms of the Philips Supply Agreement, and EES pursuant to the EES Agreements, or any successor-in-interest thereto, as permitted by the terms of the EES Agreements.

Section 5A.2         Additional Limitations and Restrictions.

Except as otherwise specifically provided in this Agreement, Seller shall not, without the express written consent of Buyer: (i) copy all or any portion of the Licensed Intellectual Property licensed hereunder; (ii) disclose, provide, distribute or otherwise make available any item of the Licensed Intellectual Property licensed hereunder to any other person or entity or permit others to use it; (iii) rent, lease, encumber, sublicense, sell, assign or otherwise transfer any item of the Mammography Intellectual Property licensed hereunder or enter into any agreement obligating the Seller to do any of the foregoing with respect to the Mammography Intellectual Property licensed hereunder; (iv) use the Licensed Intellectual Property for any development or analysis purposes whatsoever, or (v) permit any third party to engage in any acts set forth in subsections (i) through (iv), above. Nothing in this Agreement shall be construed as granting Seller, or any customer of Seller, any right or license under any intellectual property right of Buyer by implication, estoppel or otherwise, except as expressly set forth in this Agreement.  Buyer shall retain sole and exclusive ownership of the Licensed Intellectual Property. Seller acknowledges that by virtue of this Article VA it has and shall acquire no rights in the Licensed Intellectual Property, other than the limited rights expressly granted hereunder. Seller understands and agrees that from and after the Closing Date Buyer may alter, modify, improve, adapt, further develop, enhance or create derivative works from, any items of the Mammography Intellectual Property acquired hereunder (collectively, the “Buyer’s Modifications”). Nothing contained in this Agreement gives Seller any rights with respect to any of the Buyer’s Modifications.  The parties agree that a breach by Seller of any of the covenants set forth in this Section 5A.2 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Buyer.  In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of its subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 5A.2 specifically enforced against such person and consents to the entry of injunctive relief against such person enforcing or restraining any breach or threatened breach of this Section 5A.2.  Any alteration, modification, improvement, adaptation, further development, enhancement or derivative works of the Licensed Intellectual Property created by the Seller or any of its transferees or sublicensees in the course of satisfying the purposes set forth in subsections (i)-(v) of Section 5A.1 shall be exclusively owned by the Buyer and Seller shall take all necessary actions and execute all relevant

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documentation (including executing any assignments thereof or granting powers of attorney to the Buyer to do so) in order to transfer ownership thereof to the Buyer as shall be reasonably requested by Buyer.

Section 5A.3         Confidentiality.

The Licensed Intellectual Property is the confidential and proprietary information of Buyer.  Seller agrees that it shall not disclose, provide or otherwise make available any item of the Licensed Intellectual Property, in whole or in part, to any third party and that it shall not make any use whatsoever of the Licensed Intellectual Property, in each case, except as expressly authorized hereunder. Seller shall use all reasonable efforts and exert every reasonable degree of care to protect the Licensed Intellectual Property, and shall secure agreements from all employees, agents and contractors having access to the Licensed Intellectual Property, at least as protective of the Licensed Intellectual Property as the provisions of this Section 5A.3, to maintain the Licensed Intellectual Property in confidence. Buyer shall be permitted to enforce the provisions of such agreements directly against these individuals. Any breach of the provisions set forth in this Section 5A.3 by Seller’s employees, agents, or contractors, shall be deemed to be a breach by Seller itself. Upon termination of this Agreement, Seller’s right to use the Licensed Intellectual Property shall immediately terminate. In addition, upon such termination, or upon demand by Buyer at any time, or upon expiration of this Agreement, Seller shall return promptly to Buyer or destroy, at Buyer’s option, all materials, in written or electronic form, that disclose or embody the Licensed Intellectual Property. The parties agree that a breach by Seller of any of the covenants set forth in this Section 5A.3 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Buyer.  In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of its subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 5A.3 specifically enforced against such person and consents to the entry of injunctive relief against such person enforcing or restraining any breach or threatened breach of this Section 5A.3.

Section 5A.4         Proprietary Notices.

Seller shall not remove, alter or obscure any copyright, trademark or other proprietary notice or marking on or within the Licensed Intellectual Property.

Section 5A.5         Maintenance of Records; Audit

During the term of the license granted pursuant to this Article 5A and for a period of two years thereafter Seller shall maintain accurate records relating to its use of the Licensed Intellectual Property.  Within 15 days of the end of each calendar quarter during the term of the license granted pursuant to this Article 5A, Seller shall provide Buyer with a summary of Seller’s use of the Licensed Intellectual Property. Buyer may from

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time to time, upon reasonable written notification to Seller, perform an audit of Seller’s use of the Licensed Intellectual Property and Seller’s compliance with the provisions of the license to the Licensed Intellectual Property granted pursuant to Article 5A. Any such audit shall be made during Seller’s normal business hours. Buyer shall notify Seller in writing, at least ten business days prior to such audit. Such audit shall not unreasonably interfere with Seller’s business operations.

Section 5A.6         No Warranty.

SELLER RECEIVES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND BUYER SPECIFICALLY DISCLAIMS ANY CONDITION OF QUALITY AND ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE FOR ANY OF THE ITEMS COMPRISING THE LICENSED INTELLECTUAL PROPERTY.

Section 5A.7         Limitation of Liability.

BUYER SHALL UNDER NO CIRCUMSTANCES BE LIABLE TO SELLER FOR ANY LOSS OF DATA, PROFITS, SAVINGS, USE OR BUSINESS; FOR DELAYS, INCONVENIENCE OR BUSINESS INTERRUPTION; OR FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS AND SHALL NOT BE LIABLE TO SELLER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, CONTINGENT, PUNITIVE OR CONSEQUENTIAL DAMAGES IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH THE PROVISIONS OF THIS SECTION VA, REGARDLESS OF WHETHER BUYER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5A.8         Term and Termination.

The license granted by Buyer to Seller pursuant to Section 5A.1(i) shall be in effect from and after the Closing Date until the earlier to occur of the Philips Termination Date or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(ii) shall be in effect from and after the Closing Date until the earlier to occur of the EES Termination Date or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(iii) shall be in effect from and after the Closing Date until the earlier to occur of the first date upon which the Seller has no continuing Service or Warranty Obligations or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(iv) shall be in effect from and after the Closing Date until the earlier to occur of the first date upon which each of the SenoScan Upgrade Contracts has been terminated or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(v) shall be in effect from and after the Closing Date until the earlier to occur of the sale of all or substantially all of the assets of the Seller’s RE&S business as they exist as of the date hereof (unless transferred

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by Seller concurrently with such sale in accordance with the terms of Section 5A.1(c)) or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The licenses granted by Buyer to Seller pursuant to Section 5A.1 are each referred to herein individually as a “License” and collectively as the “Licenses”.  The period of time during which each such License shall remain in effect pursuant to this Section 5A.8 is referred to herein as the “License Term” of such License.  If Seller materially breaches any of its obligations contained in this Agreement, Buyer may terminate any or all of the Licenses upon written notice to Seller and the expiration of a reasonable cure period allowing Seller to correct such breach. Notwithstanding the foregoing upon any material breach by Seller of any of its obligations contained in this Agreement, which is due to Seller’s gross negligence or intentional misconduct, Buyer may immediately terminate any or all of the Licenses upon written notice to Seller. In no event shall Buyer be required to provide a cure period pursuant to this Section 5A.8 in excess of forty-five (45) days.

Section 5A.9         Effect of Termination.

Upon the expiration of the License Term of any License, Seller shall return to Buyer all physical copies of the Licensed Intellectual Property and certify in writing the destruction of any soft copies of any software comprising the Licensed Intellectual Property, unless such copies are still being used by the Seller pursuant to any other License the term of which has not then expired. The provisions of Article VA, other than Section 5A.1(a) shall survive the termination or expiration of the License Term of each License.

ARTICLE VI.         CONDITIONS TO CLOSING

Section 6.1             Conditions to Each Party’s Obligation To Close.

The obligations of each party to this Agreement to complete the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Seller Voting Proposal shall have been approved at the Seller Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Meeting.

(b) Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, shall have been filed, been obtained or occurred.

(c) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

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Section 6.2             Additional Conditions to Obligations of Buyer.

The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a) Representations and Warranties.  Except for the representations and warranties contained in Section 2.3, Section 2.9 and Sections 2.10(m) and (n), each of the other representations and warranties of the Seller contained in this Agreement or in the Seller Disclosure Schedule or any certificate delivered pursuant hereto shall be true and correct as of the Closing Date except with respect to such matters that could not reasonably be expected to have a Mammography Intellectual Property Material Adverse Effect.  The representation set forth in Section 2.9 shall be true and correct in all material respects as of the Closing Date.  The representations set forth in Section 2.3 and Section 2.10(m) and (n) shall be true and correct as of the Closing Date. Buyer shall have received at the Closing a certificate, signed by the president and chief financial officer of Seller to such effect.

(b) Performance of Obligations of Seller.  Seller shall have taken all necessary corporate or other actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement or any Ancillary Agreement to be performed or complied with by it at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of Seller by the president and chief financial officer of Seller to such effect.

(c) Third Party Consents.  The Seller shall have obtained (i) all consents and approvals of third parties referred to in Schedule 6.2(c) and (ii) any other consent or approval of any third party (other than a Governmental Entity), the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Mammography Intellectual Property Material Adverse Effect.

(d) Absence of Certain Litigation.  There shall not be any suit, action or other proceeding, investigation or inquiry brought by any Governmental Entity that could result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect.  There shall not be any suit, action or other proceeding brought by any third party (other than a Governmental Entity) before a Governmental Entity that could reasonably be expected to result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect.

(e) No Bankruptcy.  Seller shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the

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appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it which remains pending seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on any item of the Mammography Intellectual Property.

(f) Instruments of Transfer.  Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all of Mammography Intellectual Property including the Bill of Sale, Intellectual Property Assignment, and such other instruments of transfer as may be required and as contemplated by Section 1.6 hereof.

(g) Delivery of Mammography Intellectual Property.  Seller shall have delivered to Buyer’s reasonable satisfaction all tangible embodiments in whatever form of the Mammography Intellectual Property to the Buyer including, without limitation:

(i)            applications for and registrations of patents, trademarks, trade names, service marks and copyrights;

(ii)           computer disks or hard drives containing computer software programs and applications (in source code and object code) (other than the Excluded Software);

(iii)          Customer Information;

(iv)          Vendor Lists;

(v)           written research materials, technical information, designs, drawings, formulae, processes, and procedures; and

(vi)          all Regulatory Data.

and Seller shall have taken all requisite steps to put Buyer in actual possession and control of the Mammography Intellectual Property.

(h) Release of Liens, Security Interests and Other Encumbrances.  Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Mammography Intellectual Property free and clear of all Encumbrances; including without limitation, if applicable, such Tax lien waivers from the applicable Governmental Entities as may be customary or appropriate for a transaction of this type.

(i) Ancillary Agreements.  The Buyer shall have received the Ancillary Agreements required to be executed and delivered by the Seller or any of its subsidiaries on or before the Closing, including without limitation the Bill of Sale, the Intellectual Property Assignments, and such other instruments of transfer as may be required pursuant to Section 1.6 of this Agreement.

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(j) Notice of Termination.  Prior to the Closing, Seller shall have delivered a notice in proper form and content to Philips setting forth the Seller’s intention to terminate the Philips Supply Agreement as of October 14, 2007.

(k) Opinion of Counsel.  Seller shall have delivered to Buyer opinions of Davis Graham & Stubbs LLP, and Faegre and Benson, legal counsel to Seller, dated as of the Closing Date, which, in the aggregate, will be substantially in the form of Exhibit D.

Section 6.3             Additional Conditions to Obligations of Seller.

The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement or in the Buyer Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct in all material respects as of the Closing Date (except that any such representation or warranty qualified as to materiality or a Buyer’s Material Adverse Effect shall continue to be complete and correct in all respects as of the Closing Date); and Seller shall have received at the Closing a certificate, signed by the president or chief financial officer of Buyer, to such effect.

(b) Performance of Obligations of Buyer.  Buyer shall have taken all necessary corporate actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them at or prior to the Closing; and Seller shall have received at the Closing a certificate, signed by the president or chief financial officer of Buyer, to such effect.

(c) Assumption Document.  Buyer shall have executed and delivered all Ancillary Agreements to be executed and delivered by Buyer on or before the Closing.

(d) Opinion of Counsel.  Buyer shall have delivered to Seller an opinion of Brown Rudnick Berlack Israels LLP, legal counsel to Buyer, dated as of the Closing Date, in substantially the form of Exhibit E.

ARTICLE VII.       TERMINATION AND AMENDMENT

Section 7.1             Termination.

This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the transactions contemplated hereby by the stockholders of Seller:

(a) by mutual written consent of Buyer and Seller; or

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(b) by either Buyer or Seller if the Closing shall not have been consummated by November 15, 2005, or such later date as has been agreed upon in writing by Buyer and Seller (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; or

(c) by Buyer if there shall have been instituted any suit, action, proceeding, brought by any third party (other than a Governmental Entity) against the Seller and/or the Buyer (each a “Pending Action”) that would reasonably be expected to result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect and which has been pending for at least 45 days without being dismissed, settled, terminated, withdrawn or finally adjudicated; or by Buyer if there shall have been instituted any suit, action, proceeding, or other Material Investigation or Inquiry brought by an Governmental Entity that would reasonably be expected to result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect and which has been pending for at least 15 days without being dismissed, settled, terminated, withdrawn or finally adjudicated. For purposes of this Section 7.1(c), a “Material Investigation or Inquiry” shall mean any investigation or inquiry brought or initiated by any Governmental Entity, other than an informal investigation or inquiry that would not reasonably be expected to require significant time or effort to comply with, or which has not previously required Buyer to incur more than $100,000 in expenses to comply with.

(d) by either Buyer or Seller, if at the Seller Meeting (including any adjournment or postponement) the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Seller where the failure to obtain Seller stockholder approval shall have been caused by the action or failure to act of Seller in breach of this Agreement and shall not be available to Buyer where such failure is caused by a breach of this Agreement by Buyer); or

(e) by Buyer, if: (i) the Board of Directors of Seller shall have failed to recommend approval of the Seller Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Seller Voting Proposal; (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the transactions contemplated hereby and the Board of Directors of Seller fails to do so within ten business days after its receipt of Buyer’s request; (iii) the Board of Directors of Seller shall have approved or recommended to the stockholders of Seller an Alternative Transaction (as defined in Section 7.3(e)); or (iv) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or

(f) by either Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement,

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which breach (i) causes the conditions set forth in Section 6.2(a) or (b) (in the case of termination by Buyer) or 6.3(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party;  provided, however, that the terminating party may not then be in breach of its material obligations under this Agreement; or

(g) by Buyer, if Seller shall have breached its obligations set forth in Section 5.1 or Seller shall furnish non-public information to any person or entity in connection with an Acquisition Proposal, or enter into discussions or negotiations with any person or entity in connection with an Acquisition Proposal unless such discussions constitute Seller Permitted Response Actions; or

(h) by Seller at any time prior to the approval of the Seller Voting Proposal, if Seller has received a Superior Proposal and Seller’s Board of Directors shall have withdrawn or modified its recommendation of the Seller Voting Proposal in accordance with Section 5.4, provided, however, that Seller may not terminate this Agreement pursuant to this Section 7.1(h) unless (A) Seller shall have complied with Section 5.1, (B) Seller shall have complied with Section 7.3, including without limitation having repaid all amounts due under the Loan Agreement prior to such termination and (C) Seller is not otherwise then in breach of its material obligations under this Agreement.

Section 7.2             Effects of Termination.

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders or affiliates, except as set forth in Section 7.3 of this Agreement or in the Loan Agreements as provided in the following sentence and except that nothing herein shall relieve any party from liability for any breach of this Agreement.  Notwithstanding anything to the contrary in the foregoing, the parties understand and agree that the terms and conditions of the Loan Agreement and the parties respective rights and obligations thereunder shall be governed by the terms thereof, and shall not be affected by the termination of this Agreement except to the extent expressly provided herein or therein.  Without limiting the foregoing, the parties understand and agree that for purposes of the Loan Agreement the representations and warranties set forth in this Agreement and incorporated by reference in the Loan Agreement shall survive the termination of this Agreement until all amounts due under the Loan Agreement are fully paid or discharged.

Section 7.3             Fees, Expenses, Loan Repayment.

(a)           Except as set forth in this Section 7.3 or otherwise expressly provided in this Agreement or any Ancillary Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transaction is consummated.

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(b) Seller shall pay Buyer up to $800,000 (or $1,280,000 in the case of a termination described in Section 7.3(c) below) as reimbursement for reasonable out-of-pocket expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors; such expenses to be referred to as “Buyer Reimbursable Expenses”), (i) upon termination of this Agreement by Buyer pursuant to Section 7.1(g), (ii) upon the termination of this Agreement by Buyer pursuant to Section 7.1(b) if Seller’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date, or (iii) upon termination of the Agreement by Buyer or Seller pursuant to Section 7.1(d).  Buyer shall promptly provide Seller with invoices or other reasonable evidence of such expenses upon written request by Seller.  Any amount paid by Seller to Buyer in respect of Buyer Reimbursable Expenses shall offset on a dollar-for-dollar basis any fees payable by Seller to Buyer pursuant to Section 7.3(c).

(c) Seller shall pay Buyer a termination fee of $1,280,000 upon the earliest to occur of the following events: (i) the termination of this Agreement by Seller pursuant to Section 7.1(h); (ii) the termination of this Agreement by Buyer or Seller pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced (and not unconditionally withdrawn) an Alternative Transaction relating to Seller; (iii) the termination of this Agreement by Buyer pursuant to Section 7.1(e); (iv) the termination of this Agreement by Buyer pursuant to Section 7.1(f); and (iv) the termination of this Agreement by Buyer pursuant to Section 7.1(g) and within twelve months thereafter, Seller shall have entered into an agreement to engage in an Alternative Transaction or shall have engaged in an Alternative Transaction.

(d) The expenses and fees, if applicable, payable pursuant to Section 7.3(b), and 7.3(c) shall be paid within two business days after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 7.3(b) and 7.3(c); provided, however, that such amount shall be required to be paid prior to the taking of any action to the extent expressly set forth in this Section 7.3 or elsewhere in this Agreement.  If Seller fails to promptly pay to Buyer any expense reimbursement or fee due hereunder, Seller shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America (or successor thereto) plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(e) Seller shall repay all outstanding amounts of principal and interest due under the Loan Agreement upon the earliest to occur of the following events: (i) immediately prior to Seller, or any officer, director, employee, financial advisor, representative or agent of Seller furnishing non-public information to any person or entity in connection with an Acquisition Proposal, or entering into discussions or negotiations with any person or entity in connection with an Acquisition Proposal unless such discussions constitute

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Seller Permitted Response Actions; (ii) the date upon which Buyer terminates this Agreement in accordance with Section 7.1(e), Section 7.1(f) or Section 7.1(g); (iii) the date upon which Seller terminates this Agreement in accordance with Section 7.1(h); (iv) the date upon which Buyer terminates this Agreement pursuant to Section 7.1(b) if Seller’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date, (v) the date upon which Lender or Maker terminates the Asset Purchase Agreement pursuant to Section 7.1(d) of the Asset Purchase Agreement, (vi) 30 days after the date upon which this Agreement is terminated by Buyer or Seller pursuant to Section 7.1(a), or 7.1(b) provided that neither party’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date, (vii) 180 days after the date upon which this Agreement is terminated by Buyer pursuant to Section 7.1(c); or (viii) 180 days after the date upon which this Agreement is terminated by the Seller pursuant to Section 7.1(f) or 7.1(b) if, in the case of the Seller’s termination pursuant to Section 7.1(b), Buyer’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date.

(f)  As used in this Agreement, “Alternative Transaction” means either (i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a “Third Party”), acquires more than 25% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires more than 25% of the outstanding shares of Seller Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of the Mammography Intellectual Property, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, an Alternative Transaction shall not include any transaction which, by its express terms, permits and does not otherwise materially interfere with the transactions to be consummated as contemplated hereby.

Section 7.4             Amendment.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the transactions contemplated hereby by the stockholders of Seller, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5             Extension; Waiver.

At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

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(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII.      INDEMNIFICATION

Section 8.1             Definitions and Rules.

For purposes of this Article 8:

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto.  Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is forthcoming under Section 8.2 or Section 8.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Buyer’s Indemnified Persons” means Buyer, subsidiaries and affiliated corporations, and their respective directors, officers, employees, stockholders and agents.

“Indemnified Person” means any person entitled to be indemnified under this Article 8.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 8.

“Seller Indemnified Persons” means Seller.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

Section 8.2             Indemnification by Seller.

Subject to this Article 8, Seller agrees to defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(a) resulting from or arising out of any breach of the representations or warranties set forth in Section 2.3 (Authorization of Transaction), Section 2.9 (Title to the Mammography Intellectual Property) or Section 2.10(m) or (n);

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(b) resulting from or arising out of any breach of any covenant or agreement made by Seller in or pursuant to this Agreement relating to confidentiality or to be performed by Seller on or after the Closing, including, without limitation, the covenants and agreements of Seller contained in Section 5.09 and Article VA;

(c) resulting from or arising out of any liability, payment or obligation in respect of any Taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date;

(d) resulting from or arising out of any Retained Liabilities;

(e) resulting from or arising out of any Pending Actions;

(f) resulting from or arising out of the fraud of Seller, including without limitation any breach of Seller’s covenants or agreements set forth in Section 5.2(b).

Section 8.3             Indemnification by Buyer.

From and after the Closing Date, Buyer shall indemnify and hold harmless Seller Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(a) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in Section 3.2 (Authorization of Transaction) hereof;

(b) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement to be performed by Buyer on or after the Closing including, without limitation, the covenants and agreements of Buyer contained in Article VA;

(c) resulting from or arising out of any Assumed Liabilities; or

(d) resulting from or arising out of the fraud of Buyer, including without limitation any breach of Buyer’s covenants or agreements set forth in Section 5.2(c).

Section 8.4             Notice.

The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnified Person is likely to give rise to an indemnification claim.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 8.

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Section 8.5             Defense of Third Party Actions.

(a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless, and to the extent, it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 8.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within twenty (20) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all indemnified Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action.  The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

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Section 8.6             Miscellaneous.

(a) Buyer’s Indemnified Persons shall be entitled to indemnification under Section 8.2 and Seller’s Indemnified Persons shall be entitled to indemnification under Section 8.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless disclosed in writing herein on the Schedules hereto unless otherwise indicated to the contrary thereon.  The waiver by any party of a condition to Closing which is based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect that or any other person’s right to indemnification of Losses hereunder or other remedy.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

Section 8.7             Payment of Indemnification.

Claims for indemnification under this Article 8 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person.

ARTICLE IX.        ADDITIONAL POST-CLOSING AGREEMENTS

Section 9.1             Books and Records; Tax Matters.

(a) Books and Records.  Each party agrees that it will fully cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation or dispute, any litigation or investigation, (ii) any financial statements or financial statement audits required to be provided and/or filed by the Buyer pursuant to any federal or state securities laws, or (iii) any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.  All information received pursuant to this Section 9.1(a) shall be subject to the terms of the Confidentiality Agreement.

(b) Cooperation and Records Retention.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each provide the other with any records or other information then in the possession of such party that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination,

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proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information used in the preparation of such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(c) Payment of Liabilities.  Following the Closing Date, Seller shall pay promptly when due all of the debts and Liabilities of Seller, including any liability for Taxes.

Section 9.2             Nonsurvival of Representations, Warranties and Agreements.

Except for the representations and warranties contained in Section 2.3 (Authorization of Transaction), Section 2.9 (Title to the Mammography Intellectual Property), Sections 2.10(m) and (n) and Section 3.2 (Authorization of Transaction) of this Agreement or as otherwise provided in the Loan Agreement (for purposes thereof), none of the representations or warranties in this Agreement, any Ancillary Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, but shall expire with and be terminated and extinguished upon the Closing; provided, however that nothing herein shall relieve any party from any indemnification obligations arising under Article VIII or out of such party’s fraud.

Section 9.3             Covenant Not to Compete.

(a) Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Mammography Intellectual Property and to protect and preserve the same to the maximum extent permitted by law.  Seller also acknowledges that its and its subsidiaries respective contributions to the Mammography Intellectual Property have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Mammography Business.  For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller, on behalf of itself and its subsidiaries, agrees that for a period of five years following the Closing Date neither Seller nor the subsidiaries will, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with Buyer for so long as Buyer or any person entitled to or acquiring ownership of the goodwill of the Mammography Intellectual Property through Buyer carries on a like business therein, but in no event more than the said five-year period; provided however that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, Seller or the subsidiaries from:  (i) continuing anywhere in the world in any type of business conducted by the Seller or the subsidiaries on the date hereof, which is not competitive with the business of the Buyer; (ii) entering into any relationship with a person not owned, managed, operated or controlled by Seller or the subsidiaries for purposes unrelated to the Mammography

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Business; and (iii) making equity investments in publicly owned companies which may compete with the business of the Buyer, provided such investments do not exceed 5% of the voting securities or otherwise confer control of any such competitive business upon the Seller or the subsidiaries.  Notwithstanding the foregoing, nothing herein shall limit the ability of the Seller or its subsidiaries to sell Consumables as defined on Schedule 9.3(a) exclusively for use with any MammoTest Product.

(b) Restrictions on Soliciting Employees.  In addition, to protect Buyer against any efforts by Seller or the subsidiaries to cause the Transferred Employees to terminate their employment, Seller, on behalf of itself and its subsidiaries, agrees that for a period of five years following the Closing Date, such person will not directly or indirectly (i) induce any Transferred Employee to leave Buyer or to accept any other employment or position (including with Seller or any of the subsidiaries), or (ii) assist any other entity in hiring any Transferred Employees.

(c) Special Remedies and Enforcement.  The parties agree that a breach by Seller or any of the subsidiaries of any of the covenants set forth in this Section 9.3 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Buyer.  In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of the subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 9.3 specifically enforced against such person and consents to the entry of injunctive relief against such person enforcing or restraining any breach or threatened breach of this Section 9.3.

(d) Severability.  If this Section 9.3 is more restrictive than permitted by the laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 9.3 shall be limited to the extent required to permit enforcement under such laws.  In particular, the parties intend that the covenants contained in Section 9.3(a) shall be construed as a series of separate covenants, one for each county and city in which the Mammography Business has been carried on and in which Buyer conducts a similar business after the Closing Date.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms.  If, in any proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 9.3 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  If the provisions of this Section 9.3 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable regulations.

(e) Successors and Assigns. The provisions of this Section 9.3 shall be binding upon the successors and assigns of the remaining business of Seller and its subsidiaries.

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Section 9.4             Financial Statements.

Following the Closing, Seller shall fully cooperate with and assist Buyer in obtaining timely the audited and other financial statements to the extent required to be filed by Buyer to report the acquisition of the Mammography Intellectual Property and any necessary accountants consents, including without limitation providing any management letters or other assurances reasonably requested by such accountants in connection therewith.

ARTICLE X.          MISCELLANEOUS

Section 10.1           Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

(a)           if to Buyer, to

Hologic, Inc.

35 Crosby Drive

Bedford, MA  01730-1401

Attn: Jack Cumming

Telecopy: (781) 276-0580

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attn: Philip J. Flink, Esq.

Telecopy: (617) 526-5000

(b)           if to Seller, to

Fischer Imaging Corporation

12300 North Grant Street
Denver, Colorado 80241
Attn:  Harris Ravine

Telecopy: (303) 450-4335

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with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street
Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II, Esq.

Telecopy: (303) 893-1379

Notwithstanding the foregoing, any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including, without limitation, personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail); provided, however, that no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.2           Interpretation.

(a) The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(b) Further, when a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The phrases “the date of this Agreement,”  “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 22, 2005.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be following by the words “without limitation.”

Section 10.3           Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4           Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject

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matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 10.5           Governing Law and Venue.

THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE.  The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts.  The parties hereby consent to and grant any such court’s jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 10.6           Waiver of Jury Trial.

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.7           Assignment.

Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the

52

other party; provided, however, that Buyer may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (a) to one or more banks or other lenders which provide financing to Buyer from time to time, (b) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement and (c) to one or more subsidiaries (including subsidiaries of subsidiaries) of Buyer.  Any assignment in violation of this Agreement shall be deemed a breach hereof for which Buyer shall be entitled to retain all amounts that would otherwise be payable by Buyer hereunder as liquidated damages and not as a penalty.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8           Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.9           Subsidiaries.

To the extent that any of the Mammography Intellectual Property is owned by a subsidiary of Seller, Seller hereby represents and warrants that it has so indicated in the applicable Seller Disclosure Schedule, and that all representations, warranties, covenants and agreements set forth herein (other than Section 2.1 or if the context otherwise requires) shall refer to Seller and such subsidiaries taken as a whole.  Seller further covenants and agrees that all such items of the Mammography Intellectual Property shall be sold to the Buyer hereunder as if owned by Seller and that Seller shall cause each such subsidiary to execute and deliver such bills of sale and other instrument of transfer as Buyer may reasonably request to transfer title to such items of the Mammography Intellectual Property as contemplated by this Agreement.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FISCHER IMAGING CORPORATION

By:	/s/ Harris Ravine

Title:	President and Chief Executive Officer

HOLOGIC, INC.

By:	/s/ Glenn P. Muir

Title:	Executive Vice President

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LIST OF EXHIBITS

Exhibit A-Bill of Sale

Exhibit B-1 Patent Assignment

Exhibit B-2 Trademark Assignment

Exhibit C-Loan Agreement

Exhibit C-1 Security Agreement

Exhibit C-2 Patent Security Agreement

Exhibit C-3 Trademark Security Agreement

Exhibit C-4 Promissory Note

Exhibit D-Opinions to be given by Graham, Davis and Faegre & Benson

Exhibit E-Opinions to be given by Brown Rudnick Berlack Israels LLP

LIST OF SCHEDULES

Schedule 1.1(iii)-Excluded Software

Seller Disclosure Schedules-Schedules 2.02-2.16

Schedule 4.1(a)-Covenants Regarding Maintenance of Mammography Intellectual Property

Schedule 5.9-Post Closing Contractual Arrangements

Schedule 5A.1-Licensed Intellectual Property

Schedule 5A.1(d)-RE&S Products

Schedule 6.2(c)-Third Party Consents

Schedule 9.3(a)-Definition of Consumables

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Annex B

June 22, 2005

PERSONAL AND CONFIDENTIAL

The Board of Directors

Fischer Imaging Corporation

12300 North Grant St.

Denver, CO.  80241

Members of the Board:

You have requested our preliminary opinion as to the fairness, from a financial point of view, as of the date hereof, of the consideration which is to be received by Fisher Imaging Corporation (the “Company”) in connection with a proposed sale of certain assets and technology associated with the Company’s SenoScan and MammoTest lines of business (the “Mammography Business”) pursuant to a proposed form of Asset Purchase Agreement, to be dated as of June 22, 2005 (the “Agreement”), by and between the Company and Hologic, Inc. (“Buyer”) (the “Transaction”).

The consideration to be paid to the Company in the Transaction consists of $32,000,000 plus the Buyer’s assumption of certain obligations relating to Buyer’s use of rights under certain intellectual property licenses transferred by the Company to Buyer under the Agreement (the “Purchase Price”).  The cash portion of the Purchase Price will be paid by (i) forgiveness of all amounts due, principal and interest, under that certain Loan Agreement dated as of June 22, 2005, pursuant to which Buyer shall have loaned the Company $5,000,000 in initial principal amount, and (ii) wire transfer of the balance in immediately available funds.

As discussed in further detail below, the opinion rendered pursuant to this letter is preliminary, based upon the Transaction as described in the form of Asset Purchase Agreement provided to and reviewed by us and upon limited due diligence and analysis conducted by St. Charles, as outlined below.  At the Company’s request, St. Charles will undertake a study to enable it to render a final opinion to the Board of Directors of the Company, to be delivered subsequent to the execution of a definitive form of Asset Purchase Agreement and prior to the mailing of proxy materials relating to the Transaction to the Company’s shareholders.

St. Charles Capital, LLC (“St. Charles”), as part of its investment banking business, is customarily engaged in the valuation of businesses and business interests in connection with mergers and acquisitions, strategic financial advisory services, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this preliminary opinion, we have reviewed and analyzed, among other things, the following:

(i)	The terms of the proposed Transaction, including the Agreement;
(ii)

Certain financial statements and other financial information of the Company, including the Audited Financial Statements of the Company for each of the years in the three year period ended December 31, 2004 as filed by the Company with the Securities and Exchange Commission (the “SEC”) on Form 10-K, and internal unaudited financial statements for the Company for the quarter ended March 31, 2005 as filed by the Company with the SEC on Form 10-Q;

(iii)	Company press releases as provided by the Company and other Company filings with the

SEC during the past 2 years;
(iv)	The reported prices and trading activity of the Company’s Common Stock;
(v)

Certain other internal information, primarily financial in nature, including projections concerning the business and operations of the Company and the Mammography Business furnished to us by the Company for purposes of our analysis;

(vi)	Certain publicly available information with respect to certain other companies that we believe to be comparable to the Company, and the trading markets for such other companies’ securities;
(vii)	Certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;
(viii)

Discussions with the Chief Executive Officer, Chief Financial Officer and interim Controller of the Company regarding, among other things, the business and prospects of the Company and the Mammography Business;

(ix)

Discussions with representatives from Nomura Securities and ComVest Investment Partners regarding, among other things, the business and prospects of the Company and the Mammography Business and discussions with potential acquirers;

(x)	A discounted cash flow analysis of the Mammography Business; and
(xi)	Other matters we believe relevant to our inquiry.

Prior to the issuance of a final opinion, St. Charles intends to conduct additional analysis on the Company and Transaction to supplement the analysis conducted to date, including without limitation:

(i)	Additional analysis on the historical and projected financial statements and other financial information of the Company;
(ii)	A tour of the Company’s facilities and review of its operations;
(iii)	Additional interviews with Company management;
(iv)	Analysis of Company assets, liabilities and business operations not included in the Transaction;
(v)	Further analysis regarding the industry, products and market opportunity of the Company;
(vi)	Review of the work related to marketing of the Company and the Mammography Business conducted by Nomura Securities;
(vii)	Additional research on comparable public companies and precedent transactions; and
(viii)	Other matters we believe relevant to our final opinion.

In our review and analysis and in arriving at our preliminary opinion, we have assumed that the form of Agreement provided to and reviewed by us is identical in all material respects to the form of Agreement that will be executed by the parties.  We have further assumed and relied upon the accuracy and completeness of all of the financial, tax and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Buyer contained in the Agreement.  We have not been engaged to, and have not independently attempted to, verify any of such information.  We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management of the Company.  We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions.  In addition, we have not conducted a physical

2

inspection or appraisal of any of the Company’s assets, properties, liabilities or facilities, nor have we prepared or been furnished with any such evaluation or appraisal.  We have further relied upon assurances of the Company’s management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.  We have also assumed that the conditions of the Transaction as set forth in the Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement.

It should be noted that this preliminary opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date.  In addition, our preliminary opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Purchase Price to be received by the Company pursuant to the Transaction and does not address the Company’s underlying business decision to effect the Transaction or any other terms of the Transaction.  We were not requested to consider, and our preliminary opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company.  It should be noted that although subsequent developments may affect this preliminary opinion, we do not have any obligation to update, revise or reaffirm our preliminary opinion, except in connection with the rendering of a final opinion if requested by the Company.

It is understood that this preliminary opinion was prepared solely for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent.  This preliminary opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting held in connection with the Transaction.

We were engaged by the Board to render this preliminary opinion in connection with the Board’s discharge of its fiduciary obligations.  We have advised the Board that we do not believe that any person (including a stockholder of the Company) other than the directors has the legal right to rely on this preliminary opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense.

We have acted as a financial adviser to the Company in connection with the Transaction and will receive from the Company a fee for our services (a significant portion of which is contingent upon the issuance of a final opinion), as well as the Company’s agreement to indemnify us under certain circumstances.

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Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other matters as we consider relevant, and subject to the qualifications expressed above with respect to this opinion representing a preliminary opinion based upon the limited due diligence and analysis conducted by St. Charles to date, it is our opinion that as of the date hereof, the Purchase Price to be paid to the Company for the Mammography Business is fair, from a financial point of view, to the Company.

Very truly yours,

St. Charles Capital, LLC

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Fischer Imaging Corporation

PROXY

Special Meeting of Stockholders              , 2005

This Proxy is Solicited on Behalf of the Board of Directors of

Fischer Imaging Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held [        ] [  ], 2005 and the Proxy Statement and appoints David Kirwan and Steve L. Durnil, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Fischer Imaging Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at the headquarters of the Company, 12300 North Grant Street, Denver, Colorado 80241, on [           ], [      ] [  ], 2005 at [      ] Mountain Time (the “Special Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein.

☒ Please mark your votes as in this example using dark ink only

1.     TO APPROVE THE ASSET PURCHASE AGREEMENT, DATED AS OF JUNE 22, 2005, BETWEEN THE COMPANY AND HOLOGIC, INC. AND THE SALE OF SUBSTANTIALLY ALL OF THE INTELLECTUAL PROPERTY RIGHTS RELATING TO FISCHER’S MAMMOGRAPHY BUSINESS AND PRODUCTS, INCLUDING THE RIGHTS TO FISCHER’S SENOSCAN DIGITAL MAMMOGRAPHY AND MAMMO TEST STEREOTACTIC BREAST BIOPSY SYSTEMS, WHICH ASSETS REPRESENT SUBSTANTIALLY ALL THE ASSETS OF FISCHER

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

2.     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The Board of Directors recommends a vote IN FAVOR OF the Asset Purchase Agreement and the transaction described above.  This Proxy, when properly executed, will be voted as specified above.  If no specification is made, this Proxy will be voted IN FAVOR OF the Asset Purchase Agreement and the transaction described above.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

Please sign your name:	Date:

(Authorized Signature(s))